As filed with the U.S. Securities and Exchange Commission on April 30, 2014

Registration No. 333-155784

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NeoGenomics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada		74-2897368
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9 Fort Myers, Florida 33913 (239) 768-0600	8731	Douglas M. VanOort 12701 Commonwealth Drive, Suite 9 Fort Myers, Florida 33913 (239) 768-0600
(Address and Telephone Number of Principal Executive Office)	(Primary Standard Industrial Classification Code Number)	(Name, Address and Telephone Number of Agent for Service)

With copies to:

Clayton E. Parker, Esq.

John D. Owens III, Esq.

K&L Gates, LLP

200 S. Biscayne Boulevard, Suite 3900

Miami, Florida 33131

Telephone: (305) 539-3300

Facsimile: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

The Registrant’s Registration Statement on Form S-1 (File No. 333-155784) originally filed with the Securities and Exchange Commission on November 28, 2008 was declared effective on February 5, 2009 and subsequently amended by Post-Effective Amendment No. 5 which was originally filed with the Securities and Exchange Commission on April 30, 2013 and declared effective on May 13, 2013, Post-Effective Amendment No. 4 which was originally filed with the Securities and Exchange Commission on April 27, 2012 and declared effective on May 11, 2012, Post-Effective Amendment No. 3 which was originally filed with the Securities and Exchange Commission on March 31, 2011 and declared effective on April 13, 2011, Post-Effective Amendment No. 2 which was originally filed with the Securities and Exchange Commission on May 7, 2010 and declared effective on May 19, 2010 and Post-Effective Amendment No. 1 which was originally filed with the Securities and Exchange Commission on April 28, 2009 and declared effective on May 8, 2009 (collectively, the “Original Registration Statement”). The Registrant is filing this Post-Effective Amendment No. 6 to the Original Registration Statement in order to update the Original Registration Statement to include, among other things, the Registrant’s audited consolidated financial statements for the fiscal year ended December 31, 2013 and other updated information about the Registrant and the offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

SUBJECT TO COMPLETION, DATED APRIL 30, 2014.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

NEOGENOMICS, INC.

3,009,070 Shares of Common Stock

This prospectus relates to the sale of up to 3,009,070 shares of the common stock, par value $0.001 per share, of NeoGenomics, Inc., a Nevada corporation, by the selling stockholders named in this prospectus in the section “Selling Stockholders”. Unless the context otherwise requires, in this prospectus we refer to NeoGenomics, Inc., a Nevada corporation, individually as the “Parent Company” and collectively with all of its subsidiaries as “Company,” “we,” “us,” “our” and “NeoGenomics”.

The Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by the Company. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is quoted on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NEO”. On April 15, 2014, the last reported sale price of our common stock on the NASDAQ was $3.15 per share.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors ” beginning on page 15 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No underwriters or persons have been engaged to facilitate the sale of shares of our common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The date of this prospectus is April 30, 2014.

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes thereto included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and the notes thereto before making any investment decision. Unless the context otherwise requires, NeoGenomics, Inc. is referred to herein individually as the “Parent Company” or, collectively with all of its subsidiaries, as the “Company”, “NeoGenomics”, or “we”, “us”, or “our”.

Overview

We operate a network of cancer-focused testing laboratories whose mission is to improve patient care through exceptional genetic and molecular testing services. Our vision is to become America’s premier cancer testing laboratory by delivering uncompromising quality, exceptional service and innovative products and services. The Company has laboratory locations in Ft. Myers and Tampa, Florida; Irvine, California; and Nashville, Tennessee, and currently offers the following types of testing services:

a)	Cytogenetics testing—the study of normal and abnormal chromosomes and their relationship to disease. Cytogenetic studies are often utilized to answer diagnostic, prognostic and predictive questions in the treatment of hematological malignancies and solid tumors;

b)	Fluorescence In-Situ Hybridization (“FISH”) testing—a branch of cancer genetics that focuses on detecting and locating the presence or absence of specific DNA sequences and genes on chromosomes. FISH helps bridge abnormality detection between the chromosomal and DNA sequence levels;

c)	Flow cytometry testing—a rapid way to measure the characteristics of cell populations. Cells from peripheral blood, bone marrow aspirate, lymph nodes, and other areas are labeled with selective fluorescent antibodies and quantified according to their surface antigens. These fluorescent antibodies bind to specific cell surface antigens and are used to identify malignant cell populations. Flow cytometry is typically performed in conjunction with morphology testing which looks at smears on glass slides for abnormal cell populations;

d)	Immunohistochemistry (“IHC”) testing—the process of identifying cell proteins in a tissue section utilizing the principle of antibodies binding specifically to antigens. Specific surface cytoplasmic or nuclear markers are characteristic of cellular events such as proliferation or cell death (apoptosis). IHC is also widely used to understand the distribution and localization of differentially expressed proteins; and

e)	Molecular testing—a rapidly emerging cancer diagnostic tool focusing on the analysis of DNA and RNA, as well as the structure and function of genes at the molecular level. Molecular testing employs multiple technologies including bi-directional Sanger sequencing analysis, DNA fragment length analysis, real-time polymerase chain reaction (“RT-PCR”) RNA analysis and Next-Generation sequencing.

All of these testing services are widely utilized to determine the diagnosis and prognosis of various types and subtypes of cancer and to help predict a patient’s potential response to specific therapies. NeoGenomics offers testing services on both a “tech-only” basis, where NeoGenomics performs the technical component of the testing (specimen set-up, staining, imaging, sorting and categorization of cells, chromosomes, genes or DNA) and the client physician performs the related professional interpretation component (analyzing the laboratory data, viewing the cells, developing the diagnosis or prognosis as well as preparing and writing the final report), as well as on a full service or “global” basis where NeoGenomics performs both the technical component and our medical staff provides the professional interpretation component.

Operating Segment

We have one reportable operating segment that delivers testing services to hospitals, pathologists, oncologists, other clinicians and researchers. Also, at December 31, 2013, all of our services were provided within the United States and all of our assets were located in the United States.

Market Opportunity

The medical testing laboratory market can be broken down into three primary segments:

•	Clinical Pathology testing,

•	Anatomic Pathology testing, and

•	Genetic and Molecular testing.

Clinical Pathology testing covers high volume, highly automated, lower complexity tests on easily procured specimens such as blood and urine. Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams.

Anatomic Pathology testing involves evaluation of tissue, as in surgical pathology, or cells as in cytopathology. The most widely performed Anatomic Pathology procedures include the preparation and interpretation of pap smears, skin biopsies, and tissue biopsies.

Genetic and molecular testing typically involves analyzing chromosomes, genes, proteins and/or DNA/RNA sequences for abnormalities. Genetic and molecular testing requires highly specialized equipment and credentialed individuals (typically M.D. or Ph.D. level) to certify results and typically yields the highest reimbursement levels of the three market segments.

The field of cancer genetics is evolving rapidly and new tests are being developed at an accelerated pace. Based on medical and scientific discoveries over the last decade, cancer testing falls into one of three categories: diagnostic testing, prognostic testing and predictive testing. Of the three, the fastest growing area is predictive testing, which is utilized by clinicians to predict a patient’s response to the various treatment options in order to deliver “personalized medicine” that is optimized to that patient’s particular circumstances.

We estimate that the United States market for genetic and molecular testing is divided among approximately 400 laboratories. Approximately two thirds of these laboratories are attached to academic institutions and primarily provide clinical services to their affiliated university hospitals and associated physicians. We believe that the remaining one third of the market is quite fragmented and that less than 20 laboratories market their services nationally. We estimate that the top 20 laboratories account for approximately 50% of market revenues for genetic and molecular testing.

We believe that the key factors influencing the rapid market growth for cancer testing include: (i) every year more and more genes and genomic pathways are implicated in the development and/or clinical course of cancer; (ii) cancer is primarily a disease of the elderly—one in four senior citizens is likely to develop some form of cancer during the rest of their lifetime once they turn sixty, and now that the baby boomer generation has started to reach this age range, the incidence rates of cancer are rising; and (iii) increasingly, new drugs are being targeted to certain cancer subtypes and pathways which require companion diagnostic testing. Laboratory tests are needed to identify the type and subtype of cancer and the proper treatment regimen for each individual patient in order to deliver “personalized medicine” to the patient. These factors have driven explosive growth in the development of new genetic and molecular tests. We estimate a $10-12 billion total market opportunity for cancer testing in the United States, about $5-6 billion of which is derived from genetic and molecular testing with the remaining portion derived from more traditional anatomic pathology testing services that are complementary to and often ordered with the genetic and molecular testing services we offer.

Our Focus: Grow, Innovate, Diversify and Get Lean

Grow

Over the last ten years we have grown revenue and test volume at a compound annual growth rate of approximately 70% per year, by delivery uncompromising quality and exceptional service to our clients. All of this growth was organic growth.

We plan to continue growing organically by providing high complexity, cancer-related laboratory testing services to hospitals, community-based pathology practices, and clinicians throughout the United States. We currently perform analyses for hematopoietic cancers such as leukemia and lymphoma (blood and lymphoid tumors) and solid tumor cancers such as breast, lung, colon, and bladder cancer. For hematopoietic cancers, we typically analyze bone marrow aspirate and peripheral blood specimens. For solid tumor cancers, we typically analyze tissue samples or urine.

The cancer testing services we offer to community-based pathologists are designed to be a natural extension of, and complementary to, the services that they perform within their own practices. We believe our relationship as a non-competitive partner to community-based pathology practices empowers them to expand their breadth of testing and provide a menu of services that matches or exceeds the level of service found in academic centers of excellence around the country. Community-based pathology practices typically order our services on a “tech-only” basis, which allows them to participate in the diagnostic process by performing the professional interpretation services without having to make the investment in laboratory personnel or equipment needed to perform the technical component of the tests.

In areas where we do not provide services to community-based pathology practices, we may directly serve oncology, dermatology, urology and other clinician practices that prefer to have a direct relationship with a laboratory for cancer-related genetic and molecular testing services. We typically service these types of clients with a “global” service offering where we perform both the technical and professional components of the tests ordered. Increasingly, however, larger clinician practices have begun to internalize pathology testing services, and our “tech-only” service offering allows these larger clinician practices to also participate in the diagnostic process by performing the professional interpretation services on testing they do not perform in their own laboratory.

We will also look to grow our business through mergers or acquisitions if the right opportunity becomes available. We are focused on opportunities that would be complementary to our menu of services and would be accretive to our earnings in a short timeframe.

Innovate

We are committed to being an innovative leader in oncology testing, and thus we are also focused on innovation. Our goal is to develop new assays to help physician clients better manage their patients and to enable them to practice evidence-based medicine tailored specifically for each of their patients. During 2013, we introduced approximately 40 new molecular tests and cancer profiles to our molecular testing menu. Our clients have been very receptive to our new molecular offerings and we believe that we have the most comprehensive molecular test menu of any laboratory in the United States. We are also seeing increasing interest in our molecular menu from several Pharmaceutical firms. Molecular testing is a rapidly growing part of oncology testing, which allows us to determine specific subtypes of cancer, as well as predict responses to certain therapeutics by isolating certain genetic mutations in DNA and RNA. We also introduced a number of NeoTYPETM panels that combine multiple molecular tests into panels targeting specific types of cancer to help pathologists and oncologists determine cancer subtypes on difficult cases. We use bi-directional sequencing analysis which we believe is superior to many of the molecular tests being offered by our competitors because we are able to pick up mutations that other methods would not detect. In addition, we are finalizing plans to launch next generation sequencing capabilities for clinical use in March 2014. We believe that we are well-positioned to capitalize on this rapidly growing area.

We are working on developing a proprietary NeoSCORETM Prostate cancer test that is performed on blood plasma and urine rather than on prostate tissue biopsies. There are two goals for this test, to diagnose the presence of cancer in patients with BPH (Benign prostatic hyperplasia) and to distinguish high-grade from low-grade cancer in patients with prostate cancer. We completed a preliminary patient study in June 2013, and the results were recently published in the Genetic Testing and Molecular Biomarkers journal. In addition, we recently completed a follow up study with additional patient samples which confirmed the published preliminary data. We are also expanding our work to include patient samples from outside the United States. While further validation work needs to be completed, we continue to be excited about the potential for this test. We are planning a limited launch of our NeoSCORE test in the second quarter of 2014 and a full launch later in the year.

Our 10 color flow cytometry service offering has been very well received as it provides approximately 60% more data than previous flow cytometry platforms and allows for better operating efficiencies. In addition, over the last year we have vastly improved our immunohistochemistry offering, brought up a new digital imaging platform and launched several new FISH tests including a very promising new test to aid in the diagnosis of Barrett’s Esophagus that we are offering on a semi-exclusive basis. We expect these new tests to drive substantial growth in the future. We also expect to continue to make investments in R&D that will allow us to commercialize a number of new and innovative genetic tests as we move forward.

In January 2012, we entered into a license agreement with Health Discovery Corporation (“HDC”) to license certain Support Vector Machine / Recursive Feature Elimination technology (“SVM-RFE”). We believe SVM-RFE techniques will allow us to combine and analyze data from genomics, proteomics and digital imaging to develop practical, cost-effective and reliable new assays and other proprietary tests. Using this technology, we believe we will be able to offer a whole line of advanced tests that will help physicians better manage the treatment options for cancer patients. We have prioritized the development of better tests for the diagnosis and prediction of clinical behavior in prostate cancer, pancreatic cancer, breast cancer, leukemia/lymphoma and other solid tumors as part of the License Agreement. We intend to launch a test for prostate cancer in 2014. We are also developing a Cytogenetics Interpretation System using the SVM technology that we believe will result in substantial cost savings and open up the opportunity for sub-licensing revenue in future years.

Diversify

Our third focus as we enter 2014 is diversification. In November 2013, we announced an exclusive alliance with Covance Central Laboratories (“Covance”) to provide comprehensive anatomic pathology, histology and specialty laboratory testing services for clinical trials. Covance is the largest contract research organization servicing the needs of the pharmaceutical industry. Through this alliance, Covance’s clients will gain access to fully integrated anatomic pathology and histology (“APH”) services, including immunohistochemistry (“IHC”), fluorescence in-situ hybridization (“FISH”) and molecular testing. Covance will establish a laboratory at NeoGenomics’ Fort Myers, Florida facility and together with NeoGenomics, will provide a full range of APH, tissue based biomarkers and other specialty testing services. The companies will then expand joint capabilities globally at Covance’s central laboratory locations in Shanghai, China; Geneva, Switzerland; and Singapore. As part of the alliance, Covance will have access to NeoGenomics extensive medical and scientific networks, which includes more than 500 pathologists. NeoGenomics gains access to Covance’s broad market reach, established client relationships, and extensive clinical trials experience. We believe this alliance will provide seamless global testing services supporting oncology and companion diagnostics strategies for biopharmaceutical firms around the world. We are currently expanding our facility in Fort Myers, Florida to provide the capacity to grow this partnership with Covance and to provide quality testing for global clinical trials. NeoGenomics has ongoing clinical trials with international pharmaceutical firms and working along with Covance will allow us to work on trials on a global basis.

Get Lean

We are focused on becoming more efficient and reducing our cost per test. Our best practice teams work with our information technology teams to make improvements in efficiencies to our lab processes. We are using information systems and technology to move NeoGenomics further along the path of being a “fully digital lab”, that uses on-line ordering, bar coding, specimen tracking, and other tools to create a streamlined, seamless, and efficient lab. We are also currently undertaking a facility upgrade to our Fort Myers, Florida lab location and we expect this upgrade to increase our efficiencies and reduce our cost per test. As a result of these efforts, our productivity as measured by the number of tests performed per laboratory employee has increased approximately 40% and our average cost of goods sold per test has decreased by 22% since 2010. This has more than offset the 19% reduction in average revenue per test during this period. As a result our gross margin has increased from 45.9% in 2010 to 47.8% in 2013.

The following graph shows our gross margin percentage for each fiscal year from 2010 to 2013, the cumulative change in average revenue per test since the year ended December 31, 2009 for those years and the cumulative change in productivity, as measured by the number of tests performed per laboratory employee, since the year ended December 31, 2009 for those years:

The following chart shows the improvements we have made annually in reducing all of our costs and increasing our Adjusted EBITDA over the last four years:

Competitive Strengths

Turnaround Times

We strive to provide industry leading turnaround times for test results to our clients nationwide. By providing information to physicians in a rapid manner, they can begin treating their patients as soon as possible. We believe our average 4-5 day turnaround time for our cytogenetics testing services, our average 3-4 day turnaround time for FISH testing services, our 5-7 day turnaround time for molecular testing and our average 1 day turnaround time for flow cytometry testing services are industry-leading benchmarks for national laboratories. Our consistent timeliness of results is a competitive strength and a driver of additional testing requests by our referring physicians. Quick turnaround times allow for the performance of other adjunctive tests within an acceptable diagnosis window in order to augment or confirm results and more fully inform treatment options. We believe that our rapid turnaround times are a key differentiator of NeoGenomics versus other national laboratories, and our clients often cite them as a key factor in their relationship with us.

Medical Team

Our team of medical professionals and Ph.Ds. are specialists in the field of genetics and oncology. Our medical team is led by our Chief Medical Officer, Dr. Maher Albitar, a renowned hematopathologist with extensive experience in molecular and genetic testing. Prior to joining NeoGenomics, Dr. Albitar was Medical Director for Hematopathology and Oncology at the Quest Nichols Institute and Chief R&D Director for Hematopathology and Oncology for Quest Diagnostics. He also served as Section Chief for Leukemia at the University of Texas M. D. Anderson Cancer Center. In addition to Dr. Albitar, we employ several other full-time M.D.s and Ph.Ds.

Extensive Tech-Only Service Offerings

We launched the first tech-only FISH testing services in the United States in 2006, and we currently have the most extensive menu of tech-only FISH services in the country. We also offer tech-only flow cytometry and immunohistochemistry testing services. These types of testing services generally allow the professional interpretation component of a test to be billed separately from the technical component. Our NeoFISHTM, NeoFLOWTM and other tech-only service offerings allow properly trained and credentialed community-based pathologists to extend their own practices by performing professional interpretations services, which allows them to better service the needs of their local clientele without the need to invest in the lab equipment and personnel required to perform the technical component of genetic and molecular testing.

Our tech-only services are designed to give pathologists the option to choose, on a case by case basis, whether they want to order just the technical information and images relating to a specific test so they can perform the professional interpretation, or order “global” services and receive a comprehensive test report which includes a NeoGenomics Pathologist’s interpretation of the test results. Our clients appreciate the flexibility to access NeoGenomics’ medical staff for difficult or complex cases or when they are otherwise unavailable to perform professional interpretations. We believe this innovative approach to serving the needs of pathology client’s results in longer term, more committed client relationships that are more akin to strategic partnerships. Our extensive tech-only service offerings have differentiated NeoGenomics and allowed us to compete more effectively against larger, more entrenched competitors in our niche of the industry.

Global Service Offerings

We also offer a full set of global services to meet the needs of those clients who are not credentialed and trained in interpreting genetic tests and who are looking for specialists to interpret the testing results for them. In our global service offerings, our lab performs the technical component of the tests and our M.D.s and Ph.Ds. provide the interpretation services. Our professional staff is also available for post testing consultative services. These clients rely on the expertise of our medical team to give them the answers they need in a timely manner to help inform their diagnoses and treatment decisions. Many of our tech-only clients also rely on our medical team for difficult or challenging cases by ordering our global testing services on a case by case basis or our medical team can serve as a backup to our clients who need overflow or weekend coverage. Our Genetic Pathology Solutions (“GPS”) report summarizes all relevant case data from our global services on one summary report. When providing global services, NeoGenomics performs both the technical and professional component of the test, which results in a higher reimbursement level.

Client Education Programs

We believe we have one of the most extensive client education programs in the genetic and molecular testing industry. We train pathologists how to use and interpret genetic testing services so that they can better interpret technical data and render their diagnosis. Our educational programs include an extensive library of on-demand training modules, online courses, and custom tailored on-site training programs that are designed to prepare clients to utilize our tech-only services. Each year, we also regularly sponsor seminars and webinars on emerging topics of interest in our field. Our medical staff is involved in many aspects of our training programs.

Superior Testing Platforms

We use some of the most advanced testing platforms in the laboratory industry. The use of bi-directional sequencing in our molecular testing allows us to detect multiple mutations which can be missed with single point mutation analysis. Many laboratories rely on more limited kits which only look at single points on a gene. We also expect to launch next generation sequencing in 2014. Our automated FISH and Cytogenetics tools allow us to deliver the highest quality testing to our clients.

Laboratory Information System (LIS)

We believe we have a state-of-the-art Laboratory Information System (“LIS”) that interconnects our locations and provides flexible reporting solutions to clients. This system allows us to standardize testing and deliver uniform test results and images throughout our network, regardless of the location that any specific portion of a test is performed within our network. This allows us to move specimens and image analysis work between locations to better balance our workload. Our LIS also allows us to offer highly specialized and customizable reporting solutions to our tech-only clients. For instance, our tech-only NeoFISHTM and NeoFLOWTM applications allow our community-based pathologist clients to tailor individual reports to their specifications and incorporate only the images they select and then issue and sign-out such reports from our system with their own logos at the top. Our customized reporting solution even allows our clients to incorporate test results performed on ancillary tests not performed at NeoGenomics into summary report templates. This feature has been well-received by clients.

National Direct Sales Force

Our direct sales force has been trained extensively in cancer genetic testing and consultative selling skills to service the needs of clients. Our sales representatives (“Territory Business Managers”) are organized into three regions (Northeast, Central and West). These sales representatives all utilize our custom Customer Relationship Management System to manage their territories, and we have integrated all of the important customer care functionality within our LIS into Salesforce.com so that our Territory Business Managers can stay informed of emerging issues and opportunities within their regions.

Geographic Locations

Many high complexity laboratories within the cancer testing niche have frequently operated a core facility on either the West Coast or the East Coast of the United States to service the needs of their customers around the country. We believe our clients and prospects desire to do business with a laboratory with national breadth and a local presence. We have four facilities, two large laboratory locations in Fort Myers, Florida and Irvine, California and two smaller laboratory locations in Nashville, Tennessee and Tampa, Florida. Our objective is to “operate one lab with four locations” in order to deliver standardized, high quality, test results. We intend to continue to develop and open new laboratories and/or expand our current facilities as market situations dictate and business opportunities arise.

Scientific Pipeline

In the past few years our field has experienced a rapid increase in tests that are tied to specific “genomic pathways”. These predictive tests are typically individualized for a small sub-set of patients with a specific subtype of cancer. The therapeutic target in the genomic pathways is typically a small molecule found at the level of the cell surface, within the cytoplasm and/or within the nucleus. These genomic pathways, known as the “Hallmarks of Cancer”, contain a target-rich environment for small-molecule “anti-therapies”. These anti-therapies target specific mutations in the major cancer pathways such as the Proliferation Pathway, the Apoptotic Pathway, the Angiogenic Pathway, the Metastasis Pathway, and the Signaling Pathways and Anti-Signaling Pathways.

We are working with the technology we licensed from HDC to develop new proprietary cancer tests, streamline our workflow, and reduce our costs.

Sales and Marketing

We continue to grow our testing volumes and revenue due to our investment in sales and marketing. As of March 31, 2014, NeoGenomics’ sales and marketing team totaled 50 individuals, including 21 Territory Business Managers (sales representatives), 3 Business Development Specialists, 1 Product Specialist, 1 Managed Care Specialist, 3 Regional Business Unit Directors (regional managers), 10 marketing and management professionals and 11 customer care specialists.

Our revenue, requisition and test metrics for the years ended December 31, 2013, 2012 and 2011 were as follows:

	FY 2013	FY 2012	FY 2011
Client Requisitions Received (Cases)	88,431	73,773	49,235
Number of Tests Performed	137,317	114,606	76,288
Average Number of Tests/Requisition	1.55	1.55	1.55
Total Testing Revenue	$66,467,000	$59,867,000	$43,484,000
Average Revenue/Requisition	$752	$812	$883
Average Revenue/Test	$484	$522	$570

Our approximate 11% year-over-year revenue growth during 2013 was a result of a broad based increase in the number of new clients and increases related to additional practices for one large client with approximately 50 locations. Testing volumes grew approximately 20% in 2013 while average revenue per test declined approximately 7% primarily as a result of the expiration of the TC Grandfather clause. As a result of this regulatory change, effective July 1, 2012, we were no longer able to bill Medicare directly for the technical component of certain hospital in-patient and out-patient laboratory tests and now must bill our hospital clients directly for such services, and are often reimbursed at a lower rate than what we were previously receiving from Medicare. Average revenue per test and per requisition was also modestly impacted by an increasing proportion of lower average revenue molecular and immunohistochemistry tests in our test mix. Our approximate 38% year-over-year revenue growth during 2012 was a result of a broad based increase in the number of new clients, including one new client with approximately 50 locations, and the further penetration of existing clients in 2012. Our average revenue/test decrease of approximately 8% in 2012 was primarily attributable to the expiration of the TC Grandfather clause as described above.

Seasonality

The majority of our testing volume is dependent on patients being treated by hematology/oncology professionals and other healthcare providers. The volume of our testing services generally declines modestly during the summer vacation season, year-end holiday periods and other major holidays, particularly when those holidays fall during the middle of the week. In addition, the volume of our testing tends to decline due to adverse weather conditions, such as excessively hot or cold spells, heavy snow, hurricanes or tornados in certain regions, consequently reducing revenues and cash flows in any affected period. Therefore, comparison of the results of successive periods may not accurately reflect trends for future periods.

Competition

The genetic and molecular testing niche of the laboratory testing industry is highly competitive and, given the opportunities in this industry, we expect it to become even more competitive. There has been a high pace of consolidation in the industry in recent years and several new large players have entered the market. Competitive factors in genetic and molecular testing generally include the reputation of the laboratory, range of services offered, pricing, convenience of sample collection and pick-up, quality of analysis and reporting, medical staff, timeliness of delivery of completed reports (i.e. turnaround times) and post-reporting follow-up for clients.

Our competitors in the United States are numerous and include major national medical testing laboratories, hospital laboratories and in-house physician laboratories. Many of these competitors have greater financial resources and production capabilities. These companies may succeed in developing service offerings that are more effective than any that we have or may develop, and may also prove to be more successful than we are in marketing such services. In addition, technological advances or different approaches developed by one or more of our competitors may render our service offerings obsolete, less effective or uneconomical.

We intend to continue to gain market share by offering industry-leading turnaround times, a broad service menu, high-quality test reports, new tests including proprietary ones, enhanced post-test consultation services, and the personal attention from our direct sales force. In addition, we believe our flexible reporting solutions, which enable clients to report out customized results in a secure, real-time environment, will allow us to continue to gain market share.

Suppliers

The Company orders its laboratory and research supplies from large national laboratory supply companies such as Abbott Laboratories, Fisher Scientific, Life Technologies, Metasystems, Invitrogen, Cardinal Health, Ventana and Beckman Coulter. Other than as discussed below, we do not believe any disruption from any one of these suppliers would have a material effect on our business. The Company orders the majority of its FISH probes from Abbott Laboratories. If there was a disruption in the supply of these FISH probes, and we did not have inventory available, it could have a material effect on our business. This risk cannot be completely offset due to the fact that Abbott has patent protection which limits other vendors from supplying some of these probes.

Dependence on Major Clients and Geographies

We currently market our services to pathologists, oncologists, urologists, other clinicians, hospitals and other clinical laboratories. During 2013, we maintained our relationship with a large oncology practice with multiple office locations. The revenues from this customer represented as percentage of our total revenue is as follows:

	FY 2013	FY 2012	FY 2011
Largest customer as a % of Total Revenue	15.8%	14.9%	11.3%

This client has provided us with a notice of termination of our contract with them effective May 14, 2014. This client has informed us that it plans to internalize a large portion of the tests we currently process for them.

All other clients were less than 5% of total revenue individually.

Our revenue derived from the state of Florida represented as percentage of our total revenue is as follows:

	FY 2013	FY 2012	FY 2011
State of Florida as a % of Total Revenue	30.6%	33.6%	32.9%

Payer Mix

The following table reflects our estimate of the breakdown of net revenue by type of payer for the fiscal years ended December 31, 2013, 2012, and 2011:

	2013	2012	2011
Medicare and other government	25%	36%	43%
Commercial Insurance	25%	29%	29%
Client	43%	33%	26%
Patient and year-end accrual	7%	2%	2%

Total	100%	100%	100%

The trend of decreasing “Medicare and other government” revenue shown above primarily relates to the expiration of the TC Grandfather clause on July 1, 2012. This resulted in the requirement that NeoGenomics bill clients (Hospitals) for the technical component of inpatient and outpatient testing.

Trademarks

The “NeoGenomics” name and logo has been trademarked with the United States Patent and Trademark Office. We have also trademarked or have applications pending for the brand names NeoFISH, NeoFlow, NeoSITE, NeoArray, NeoType, MelanoSITE, NeoSCORE and NeoLINK. We have also trademarked the marketing slogans, “When time matters and results count” and “Time matters, results count”.

Insurance

We maintain professional liability insurance. We believe that our present insurance is sufficient to cover currently estimated exposures, but we cannot assure that we will not incur liabilities in excess of the policy limits. In addition, although we believe that we will be able to continue to obtain adequate insurance coverage, we cannot assure that we will be able to do so at acceptable cost.

About Us

Our principal executive offices are located at 12701 Commonwealth Drive, Suite 5, Fort Myers, Florida 33913. Our telephone number is (239) 768-0600. Our website can be accessed at www.neogenomics.com.

THE OFFERING

This prospectus relates to the offer and sale of up to 3,009,070 shares of our common stock by the selling stockholders described below.

•	Aspen Select Healthcare, LP (“Aspen”), which intends to sell up to 2,130,364 shares of common stock previously issued and sold by the Company to Aspen on April 15, 2003 (the “2003 Aspen Placement”). Aspen received registration rights with respect to these shares and therefore, such shares are being registered hereunder.

•	Mary S. Dent, the spouse of Dr. Michael Dent, who is our founder, who intends to sell up to 553,488 shares of common stock previously issued and sold by the Company to Dr. Dent as founder shares. Such shares were subsequently transferred to Mary Dent in February 2007. Dr. Dent received registration rights with respect to these shares and therefore, such shares are being registered hereunder.

•	Those shareholders other than Aspen and Mary Dent who are set forth in the section herein entitled “Selling Stockholders” who intend to sell up to an aggregate of 325,218 shares of common stock which they received in a distribution from Aspen in September 2007. All of such shares were originally purchased by Aspen in the 2003 Aspen Placement. Aspen received registration rights with respect to these shares and has assigned such rights to these selling stockholders and therefore, such shares are being registered hereunder.

Please refer to “Selling Stockholders” beginning on page 27.

The Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by the Company. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is quoted on the NASDAQ Capital Market (“NASDAQ”) under the symbol “NEO”. On April 15, 2014, the last reported sale price of our common stock on the NASDAQ was $3.15 per share.

Common Stock Offered	3,009,070 shares by selling stockholders

Offering Price	Market price

Common Stock Currently Outstanding	49,676,041 shares as of April 15, 2014

Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholders. See “Use of Proceeds”.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 15 for a discussion of these risks.

NASDAQ Symbol	NEO

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The Summary Consolidated Financial Information set forth below was excerpted from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC.

Statement of Operations Data (in thousands except per share data)

	For the years ended December 31,
	2013	2012	2011
NET REVENUE	$66,467	$59,867	$43,484
COST OF REVENUE	34,730	33,031	24,056

GROSS MARGIN	31,737	26,836	19,428

OPERATING EXPENSES
General and administrative	17,397	15,843	12,331
Research and development	2,440	2,281	543
Sales and marketing	8,726	7,501	6,963

Total selling, general and administrative expenses	28,563	25,625	19,837
INCOME (LOSS) FROM OPERATIONS	3,174	1,211	(409)
OTHER INCOME (EXPENSE) – NET	(989)	(1,146)	(768)

NET INCOME (LOSS) BEFORE TAXES	2,185	65	(1,177)

INCOME TAXES	152	—	—

NET INCOME (LOSS)	$2,033	$65	$(1,177)

NET INCOME (LOSS) PER SHARE
— Basic	$0.04	$0.00	$(0.03)

— Diluted	$0.04	$0.00	$(0.03)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
— Basic	48,263	45,027	42,758

— Diluted	52,775	48,715	42,758

Balance Sheet Data (in thousands except share data)

	As of
	December 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$4,834	$1,868
Accounts receivable (net of allowance for doubtful accounts of $4,540 and $3,002, respectively)	18,653	14,034
Inventories	2,301	1,859
Deferred income tax asset, net	588	—
Other current assets	1,115	820

Total current assets	27,491	18,581
Property and equipment (net of accumulated depreciation of $14,478 and $10,289, respectively)	9,694	8,607
Intangible assets (net of accumulated amortization of $405 and and $182, respectively	2,577	2,800
Other assets	154	83

Total Assets	$39,916	$30,071

Liabilities & Stockholders’ Equity:
Current Liabilities
Account payable	$4,177	$3,611
Accrued compensation	2,337	2,808
Accrued expenses and other liabilities	741	669
Short-term portion of equipment capital leases	2,786	2,212
Revolving credit line	4,282	8,458

Total current liabilities	14,323	17,758

Long-Term Liabilities
Long-term portion of equipment capital leases	3,294	3,097
Deferred income tax liability, net	588	—

Total long term liabilities	3,882	3,097

Total Liabilities	18,205	20,855

Commitments and contingencies
Stockholders’ Equity:
Common Stock, $0.001 par value, (100,000,000 shares authorized; 49,118,373 and 45,280,280 shares issued and outstanding at December 31, 2013 and 2012, respectively)	49	45
Additional paid-in capital	42,200	31,742
Accumulated deficit	(20,538)	(22,571)

Total stockholders’ equity	21,711	9,216

Total Liabilities and Stockholders’ Equity	$39,916	$30,071

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. An investor should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline or we may be forced to cease operations.

RISKS RELATED TO OUR BUSINESS

We May Not Be Able To Implement Our Business Strategies Which Could Impair Our Ability To Continue Operations

Implementation of our business strategies will depend in large part on our ability to (i) attract and maintain a significant number of clients; (ii) effectively provide acceptable products and services to our clients; (iii) develop and license new products and technologies; (iv) obtain adequate financing on favorable terms to fund our business strategies; (v) maintain appropriate internal procedures, policies, and systems; (vi) hire, train, and retain skilled employees and management; (vii) continue to operate despite increasing competition in the medical laboratory industry; (viii) be paid reasonable fees by government payer’s that will adequately cover our costs; (ix) establish, develop and maintain our name recognition; and (x) establish and maintain beneficial relationships with third-party insurance providers and other third-party payers. Our inability to obtain or maintain any or all these factors could impair our ability to implement our business strategies successfully, which could have material adverse effects on our results of operations and financial condition.

We May Be Unsuccessful In Managing Our Growth Which Could Prevent The Company From Operating Profitably

Our growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage our potential growth, we must continue to implement and improve our operational, financial and billing systems and to expand, train and manage our employee base. We may not be able to effectively manage the expansion of our operations and our systems and our procedures or controls may not be adequate to support our operations. Our management may not be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services. Any inability to manage growth could have a material adverse effect on our business, results of operations, potential profitability and financial condition. Part of our business strategy may be to acquire assets or other companies that will complement our existing business. At this time, we are unable to predict whether or when any material transaction will be completed should negotiations commence. If we proceed with any such transaction, we may not be able to effectively integrate the acquired operations with our own operations. We may also seek to finance any such acquisition by debt financings or issuances of equity securities and such financing may not be available on acceptable terms or at all.

We May Experience Discontinuation Or Recalls Of Existing Testing Products Or Failures To Develop, Or Acquire, Licenses For New Or Improved Testing Technologies Which Could Materially and Adversely Affect Our Revenues

From time to time, manufacturers discontinue or recall reagents, test kits or instruments used by the Company to perform laboratory testing. Such discontinuations or recalls could adversely affect the Company’s costs, testing volume and revenue.

Our industry is subject to changing technology and new product introductions. The Company’s success will depend, in part, on its ability to develop, acquire or license new and improved technologies on favorable terms and to obtain appropriate coverage and reimbursement for these technologies. The Company may not be able to negotiate acceptable licensing arrangements and it cannot be certain that such arrangements will yield commercially successful diagnostic tests. If the Company is unable to license these testing methods at competitive rates, its research and development costs may increase as a result. In addition, if the Company is unable to license new or improved technologies to expand its testing operations, its testing methods may become outdated when compared with the Company’s competition and testing volume and revenue may be materially and adversely affected.

We May Incur Greater Costs Than Anticipated, Which Could Result In Sustained Losses

We use reasonable efforts to assess and predict the expenses necessary to pursue our business strategies. However, implementing our business strategies may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than we estimate, which could result in ongoing and sustained losses.

We Rely On A Limited Number Of Third Parties For The Manufacture And Supply Of Certain Of Our Critical Laboratory Instruments And Materials, And We May Not Be Able To Find Replacement Suppliers Or Manufacturers In A Timely Manner In The Event Of Any Disruption, Which Could Adversely Affect Our Business.

We rely on third parties for the manufacture and supply of some of our critical laboratory instruments, equipment and materials that we need to perform our specialized diagnostic services, and rely on a limited number of suppliers for certain laboratory materials and some of the laboratory equipment with which we perform our diagnostic services. Generally, we do not have long-term contracts with our suppliers and manufacturers that commit them to supply equipment and materials to us. Because we cannot ensure the actual production or manufacture of such critical equipment and materials, or the ability of our suppliers to comply with applicable legal and regulatory requirements, we may be subject to significant delays caused by interruption in production or manufacturing. If any of our third party suppliers or manufacturers were to become unwilling or unable to provide this equipment or these materials in required quantities or on our required timelines, we would need to identify and acquire acceptable replacement sources on a timely basis. While we have developed alternate sourcing strategies for most of the equipment and materials we use, we cannot be certain that these strategies will be effective and even if we were to identify other suppliers and manufacturers for the equipment and materials we need to perform our specialized diagnostic services, there can be no assurance that we will be able to enter into agreements with such suppliers and manufacturers or otherwise obtain such items on a timely basis or on acceptable terms, if at all. In addition, some of the reagents are covered by patents and thus are only available from one supplier. If we encounter delays or difficulties in securing necessary laboratory equipment or materials, including consumables, we would face an interruption in our ability to perform our specialized diagnostic services and experience other disruptions that would adversely affect our business, results of operations and financial condition.

We May Face Fluctuations In Our Results Of Operations And We Are Subject To Seasonality In Our Business Which Could Negatively Affect Our Business Operations

Management expects that our results of operations may fluctuate significantly in the future as a result of a variety of factors, including, but not limited to: (i) the continued rate of growth, usage and acceptance of our products and services; (ii) demand for our products and services; (iii) the introduction and acceptance of new or enhanced products or services by us or by competitors; (iv) our ability to anticipate and effectively adapt to developing markets and to rapidly changing technologies; (v) our ability to attract, retain and motivate qualified personnel; (vi) the initiation, renewal or expiration of significant contracts with our major clients; (vii) pricing changes by us, our suppliers or our competitors; (viii) seasonality; and (ix) general economic conditions and other factors. Accordingly, future sales and operating results are difficult to forecast. Our expenses are based in part on our expectations as to future revenues and to a significant extent are relatively fixed, at least in the short-term. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to our expectations would likely have an immediate adverse impact on our business, results of operations and financial condition. In addition, we may determine from time to time to make certain pricing or marketing decisions or acquisitions that could have a short-term material adverse affect on our business, results of operations and financial condition and may not result in the long-term benefits intended. Furthermore, in Florida, currently our largest referral market for lab testing services, a meaningful percentage of the population, returns to homes in the Northern U.S. to avoid the hot summer months. This combined with the usual summer vacation schedules of our clients usually results in seasonality in our business. Because of all of the foregoing factors, our operating results in future periods could be less than the expectations of investors.

We Depend Substantially Upon Third Parties For Payment Of Services, Which Could Have A Material Adverse Affect On Our Cash Flows And Results Of Operations

The Company’s business consists of a clinical laboratory that provides medical testing services for doctors, hospitals, and other laboratories on patient specimens that are sent to the Company’s laboratory. In the case of some specimen referrals that are received for patients that are not in-patients or out-patients at a hospital or institution or otherwise sent by another reference laboratory, the Company typically bills the patient’s insurance company or a government program for its services. As such it relies on the cooperation of numerous third party payers, including but not limited to Medicare, Medicaid, and various insurance companies, to get paid for performing services on behalf of the Company’s clients and their patients. The amount of such third-party payments is governed by contractual relationships in cases where the Company is a participating provider for a specified insurance company or by established government reimbursement rates in cases where the Company is an approved provider for a government program such as Medicare or Medicaid. However, the Company does not have contractual relationships with some of the insurance companies with whom it deals, nor is it necessarily able to become an approved provider for all government programs. In such cases, the Company is deemed to be a non-participating provider and there is no contractual assurance that the Company will be able to collect the amounts billed to such insurance companies or government programs. Currently, the Company is not a participating provider with some of the insurance companies it bills for its services. Until such time as the Company becomes a participating provider with such insurance companies, there can be no contractual assurance that the Company will be paid for the services it bills to such insurance companies or patients, and such third-parties may change their reimbursement policies for non-participating providers in a manner that may have a material adverse effect on the Company’s cash flow or results of operations. Insurance companies may also try to steer business away from us towards in-network providers by sending letters to physicians and even imposing financial penalties, if they continue to send us business.

Our Business Is Subject To Rapid Scientific Change, Which Could Have A Material Adverse Effect On Our Business, Results Of Operations And Financial Condition

The market for genetic and molecular testing services is characterized by rapid scientific developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. For example, new tests developed by our competitors may prove superior and replace our existing tests. Our future success will depend in significant part on our ability to continually improve our offerings in response to both evolving demands of the marketplace and competitive service offerings, and we may be unsuccessful in doing so which could have a material adverse effect on our business, results of operations and financial condition.

The Market For Our Services Is Highly Competitive, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

The market for genetic and molecular testing services is highly competitive and we expect competition to continue to increase. We compete with other commercial clinical laboratories in addition to the in-house laboratories of many major hospitals and physician practices. Many of our existing competitors have significantly greater financial, human, technical and marketing resources than we do. Some physician groups and hospitals have made the decision to internalize testing rather than using an outsourced laboratory such as NeoGenomics and therefore control the referral of their own specimens. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance than our offerings. We may not be able to compete successfully against current and future sources of competition and in such cases, this may have a material adverse effect on our business, results of operations and financial condition.

We Face The Risk Of Capacity Constraints, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

We compete in the market place primarily on three factors: i) the quality and accuracy of our test results; ii) the speed or turn-around times of our testing services; and iii) our ability to provide after-test support to those physicians requesting consultation. Any unforeseen increase in the volume of clients could strain the capacity of our personnel and systems, which could lead to inaccurate test results, unacceptable turn-around times, or customer service failures. In addition, as the number of our clients and specimens increases, our products, services, and infrastructure may not be able to scale accordingly. We may also not be able to hire additional licensed medical technologists that we need to handle increased volumes. Any failure to handle higher volume of requests for our products and services could lead to the loss of established clients and have a material adverse effect on our business, results of operations and financial condition. If we produce inaccurate test results, our clients may choose not to use us in the future. This could severely harm our business, results of operations and financial condition. In addition, based on the importance of the subject matter of our tests, inaccurate results could result in improper treatment of patients, and potential liability for us.

We May Fail To Protect Our Facilities, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

The Company’s operations are dependent in part upon its ability to protect its laboratory operations against physical damage from explosions, fire, floods, hurricanes, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have an emergency back-up generator in place at its Nashville, Tennessee or Irvine, California laboratory locations that would otherwise mitigate to some extent the effects of a prolonged power outage. The occurrence of any of these events could result in interruptions, delays or cessations in service to clients, which could have a material adverse effect on our business, results of operations and financial condition.

The Steps Taken By The Company To Protect Its Proprietary Rights May Not Be Adequate, Which Could Result In Infringement Or Misappropriation By Third-Parties

We regard our copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, clients, partners and others to protect our proprietary rights. The steps taken by us to protect our proprietary rights may not be adequate or third parties may infringe or misappropriate our copyrights, trademarks, trade secrets and similar proprietary rights. In addition, other parties may assert infringement claims against us.

We Are Dependent On Key Personnel And Need To Hire Additional Qualified Personnel In Order For Our Business To Succeed

Our performance is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of our senior management team, which currently is composed of a small number of individuals. The loss of the services of any of our executive officers, our medical staff, our laboratory directors or other key employees could have a material adverse effect on our business, results of operations and our financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified managerial and technical personnel. Competition for such personnel is intense and we may not be able to retain our key managerial and technical employees or may not be able to attract and retain additional highly qualified managerial and technical personnel in the future. The inability to attract and retain the necessary managerial and technical personnel could have a material adverse effect upon our business, results of operations and financial condition.

The Failure To Obtain Necessary Additional Capital To Finance Growth And Capital Requirements, Could Adversely Affect Our Business, Financial Condition And Results Of Operations

We may seek to exploit business opportunities that require more capital than we have currently available. We may not be able to raise such capital on favorable terms or at all. If we are unable to obtain such additional capital, we may be required to reduce the scope of our anticipated expansion, which could adversely affect our business, financial condition and results of operations.

As of December 31, 2013, we had cash and cash equivalents of approximately $4.8 million and had approximately $5.7 million of availability under our credit facility with CapitalSource.

Even if we are able to access the full amount available under our credit facility with CapitalSource, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, there could be a material adverse effect on our long-term business, rate of growth, operating results, financial condition and prospects.

Proposed Government Regulation Of Laboratory Developed Tests (“LDTs”) May Result In Delays To Launching Certain Laboratory Tests and Increase Our Costs To Implement New Tests

We frequently develop testing procedures to provide diagnostic results to clients that are not available using Food and Drug Administration (“FDA”) approved test kits. The FDA has been considering changes to the way that laboratories are allowed to offer these Laboratory Developed Tests (“LDT”). Currently all LDTs are conducted and offered in accordance with Clinical Laboratory Improvements Amendments (“CLIA”) and individual state licensing procedures. The FDA is considering requiring FDA approval on a portion of those currently offered as non-FDA approved LDTs, as well as a modified approach that may require some additional oversight short of the full FDA approval process. There are currently no formal definitions, procedures or FDA processes on how such approvals would be requested and granted, but there is a risk that such a process could delay the offering of certain tests and result in additional validation costs and fees. There is also an associated risk for NeoGenomics that some tests currently offered might become subject to the prior approval of the FDA. This FDA approval process would be time-consuming and costly, with no guarantee of ultimate approval success.

Healthcare Reform Programs May Impact Our Business And The Pricing We Receive For Our Services

In March of 2010, health care reform legislation known as the “Patient Protection and Affordable Care Act” was passed into law (the “Affordable Care Act”). The Affordable Care Act contains several provisions that seek to limit Medicare spending in the future. One key provision is the establishment of “Accountable Care Organizations” (“ACO”) under which hospitals and physicians will be able to share savings that result from cost control efforts. We cannot predict what the final business models will be, nor can we predict with certainty the future impact on our business. There is the possibility that these organizations will seek to lower reimbursement for the services we provide and some may potentially restrict access to our services. NeoGenomics may not be able to gain access into certain ACO’s. These changes could have an adverse and material impact on our operations. In furtherance of health care reform and the reduction in health care expenditures, the Affordable Care Act contains numerous provisions to be implemented through 2018. There can be no assurance at this time that the implementation of these provisions will not have a material adverse effect on the business of the Company.

Steps Taken By Government Payers, Such As Medicare And Medicaid To Control The Utilization and Reimbursement Of Healthcare Services, Including Esoteric Testing May Diminish Our Net Revenue

We face efforts by government payers to reduce utilization as well as reimbursement for laboratory testing services. Changes in governmental reimbursement may result from statutory and regulatory changes, retroactive rate adjustments, administrative rulings and other policy changes.

From time to time, Congress has legislated formulas intended to curb the growth of health care spending, and has reduced, delayed, or modified updates to the Medicare Physician Fee Schedule and Clinical Laboratory Fee Schedule. The Physician Fee Schedule assigns relative value units to each procedure or service, and a conversion factor is applied to calculate the reimbursement. The Physician Fee Schedule is subject to adjustment on an annual basis. The formula used to calculate the fee schedule conversion factor includes a component known as the Sustainable Growth Rate (“SGR”). The calculation of the SGR would have resulted in significant decreases in payment for most physician services for each year since 2003. However, since that time Congress has intervened repeatedly to prevent these payment reductions, and instead the conversion factor has been increased or frozen for the subsequent year. For example, the American Taxpayer Relief Act of 2012 postponed the SGR reductions through December 31, 2013. On December 26, 2013 the Pathway to SGR Reform Act of 2013 further postponed the payment reductions through March 31, 2014. Decreases in payment will occur in future years unless Congress acts to change the formula used to calculate the fee schedule or continues to legislate modifications to the SGR each year. The payment reduction is currently calculated at 23.7%. In the event that the SGR reductions in the Medicare Physician Fee Schedule are not further modified prospectively, either through continued delays or by modifying the formula to determine the Physician Fee Schedule, the Company could face a material reduction in the Medicare reimbursements it receives for certain of its laboratory tests. Reductions in the Medicare Physician Fee Schedule or the Clinical Laboratory Fee Schedule could have a material adverse effect on our business, operating results, financial condition and prospects.

The Centers for Medicare & Medicaid Services (“CMS”) adopts policies, from time to time, limiting or excluding coverage for certain of the tests that we perform. Likewise, many state governments are under budget pressures and are also considering reductions to their Medicaid fees. Further, Medicare, Medicaid and other third party payers audit for overutilization of billed services. Even though all tests performed by the Company are ordered by our clients, who are responsible for establishing the medical necessity for the tests ordered, the Company may be subject to recoupment of payments, as the recipient of the payments for such tests, in the event that a third party payer such as CMS determines that the tests failed to meet all applicable criteria for payment. When third party payers like CMS revise their coverage policies, our costs generally increase due to the complexity of complying with additional administrative requirements. Furthermore, Medicaid reimbursement and regulations vary by state. Accordingly, we are subject to varying administrative and billing regulations, which also increase the complexity of servicing such programs and our administrative costs. Finally, state budget pressures have encouraged states to consider several courses that may impact our business, such as delaying payments, restricting coverage eligibility, service coverage restrictions and imposing taxes on our services.

CMS has used Palmetto GBA as its contractor in the area of Molecular Diagnostics, or what is more commonly called the MolDx project. Molecular tests must be submitted to Palmetto in order for determination if they will be covered services by the Medicare program. NeoGenomics has received favorable coverage for many of its Molecular tests, however we have also received non-coverage determination for many newer tests. The field of Molecular diagnostics is evolving very rapidly, and clinical studies on many new tests are still underway. NeoGenomics cannot be assured that some of its Molecular tests will ever be covered services by Medicare, nor can we determine when the medical literature will meet the standard for coverage that Palmetto GBA has set.

In recent years, Medicare has encouraged beneficiaries to participate in managed care programs, called “Medicare Advantage” programs, and has encouraged such beneficiaries to switch from the traditional fee-for-service Medicare program to Medicare Advantage programs. This has resulted in rapid growth of health insurance and managed care plans offering Medicare Advantage programs and growth in Medicare beneficiary enrollment in these programs. Also in recent years, many states have increasingly mandated that Medicaid beneficiaries enroll in managed care arrangements. If these efforts continue to be successful, we may experience a further shift of traditional Medicare and Medicaid fee-for-service beneficiaries to managed care programs. As a result, the Company would be required to contract with those private managed care programs in order to be reimbursed for services to their Medicare and Medicaid members. There can be no assurance that the managed care programs and the Company will enter into agreements at rates of payment similar to those the Company realizes from its non-managed care lines of business.

CMS has as part of its regulatory structure the National Correct Coding Initiative (“NCCI”). Recent changes to the language in the NCCI documents appears to contradict earlier guidance. The most recent NCCI document will result in changes in how NeoGenomics will bill both FISH and ImmunoHistochemistry testing. The language relates to what NCCI considers “bundled” services, and will impact the quantity of certain tests that can be billed. NeoGenomics will be forced to reduce the quantity it bills for certain test codes which will lower the overall reimbursement we will receive for that test. While many in the laboratory industry are not in agreement with the determination, there can be no assurance that CMS will make any modifications in the existing language.

We expect the initiatives described above to continue and, if they do, to reduce reimbursements for clinical laboratory services, to impose more stringent cost controls on clinical laboratory services and to reduce utilization of clinical laboratory services. These efforts, including changes in law or regulations that may occur in the future, may each individually or collectively have a material adverse impact on our business, operating results, financial condition and prospects.

Our Net Revenue Will Be Diminished If Payers Do Not Adequately Cover Or Reimburse Our Services

There has been and will continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. In addition, increasing emphasis on managed care in the U.S. may continue to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications or services. Third party payers, including governmental payers such as Medicare and private payers, are scrutinizing new medical products and services and may not cover or may limit coverage and the level of reimbursement for our services. Third party insurance coverage may not be available to patients for any of our existing tests or for tests we discover and develop. In addition, a substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third party payers. Any pricing pressure exerted by these third party payers on our clients may, in turn, be exerted by our clients on us. If government and other third party payers do not provide adequate coverage and reimbursement for our tests, our operating results, cash flows or financial condition may decline.

Third Party Billing Is Extremely Complicated And Results In Significant Additional Costs To Us

Billing for laboratory services is extremely complicated. The customer refers the tests; the payer pays for the tests, and the two may not be the same. Depending on the billing arrangement and applicable law, the Company must bill various payers, such as patients, insurance companies, Medicare, Medicaid, doctors and employer groups, hospitals and other laboratories, all of which have different billing requirements. Additionally, our billing relationships require us to undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Insurance companies also impose routine external audits to evaluate payments made, which adds further complexity to the billing process.

Among others, the primary factors which complicate our billing practices are:

•	pricing differences between our fee schedules and the reimbursement rates of the payers;

•	changes in carrier rules;

•	disputes with payers as to the party who is responsible for payment; and

•	disparity in coverage and information requirements among various carriers.

We incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for clinical laboratory services are subject to considerable and complex federal and state regulations. The additional costs we expect to incur include those related to: (1) complexity added to our billing processes and systems; (2) training and education of our employees and clients; (3) implementing compliance procedures and oversight; (4) collections and legal costs; and (5) costs associated with, among other factors, challenging coverage and payment denials and providing patients with information regarding claims processing and services, such as advance beneficiary notices.

Our Operations Are Subject To Strict Laws Prohibiting Fraudulent Billing And Other Abuse, And Our Failure To Comply With Such Laws Could Result In Substantial Penalties

Of particular importance to our operations are federal and state laws prohibiting fraudulent billing and providing for the recovery of non-fraudulent overpayments. A large number of laboratories have entered into substantial settlements the federal and state governments to enter into substantial settlements under these laws. Private payers have also brought civil actions against laboratories which have resulted in substantial judgments In particular, if an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the federal False Claims Act. Liability arises, when an entity submits, or causes another to submit, a claim for reimbursement to the federal government for a service which was not provided or which did not qualify for reimbursement. Submitting a claim with reckless disregard or deliberate ignorance of its truth or falsity could also result in substantial civil liability. Under the False Claims Act’s “whistleblower” or “qui tam” provisions are being used with more frequency to challenge the reimbursement practices of providers and suppliers. Those provisions allow a private individual to bring an action on behalf of the government alleging that the defendant has submitted false claims for payment to the federal government. The government must decide whether to intervene in the lawsuit and whether to prosecute the case. If it declines to do so, the individual may pursue the case alone, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. The successful qui tam relator who brought the case is entitled to a portion of the proceeds and its attorneys’ fees and costs. In addition, various states have enacted laws modeled after the federal False Claims Act. Government investigations of clinical laboratories have been ongoing for a number of years and are expected to continue in the future.

The Failure To Comply With Significant Government Regulation And Laboratory Operations May Subject The Company To Liability, Penalties Or Limitation Of Operations

As discussed in the Government Regulation section of our business description contained in this report, the Company is subject to extensive state and federal regulatory oversight. Upon periodic inspection, our laboratory locations may be out of compliance with CLIA or with any applicable licensure or certification laws. The sanctions for failure to comply with CLIA or state licensure requirements could include the suspension or revocation of the right to perform clinical laboratory services for compensation or the suspension, revocation or limitation of the laboratory location’s CLIA certificate or state license, as well as civil or criminal penalties or administrative fines. In addition, any new legislation or regulation or the application of existing laws and regulations in ways that the Company has not anticipated could have a material adverse effect on the Company’s business, results of operations and financial condition. Existing federal laws governing Medicare and Medicaid, as well as some other state and federal laws, also regulate certain aspects of the relationship between healthcare providers, including clinical laboratories, and their referral sources, including physicians, hospitals and other laboratories. Certain provisions of these laws, known as the “anti-kickback laws” and the “Stark Law”, contain extremely broad proscriptions. Violation of these laws may result in criminal penalties, exclusion from participation in the Medicare and Medicaid programs, and significant civil monetary penalties. The Company seeks to structure its arrangements with physicians and other clients to be in compliance with the anti-kickback laws, Stark Law and state laws, and to keep up-to-date on developments concerning their application by various means, including consultation with legal counsel. However, we are unable to predict how these laws will be applied in the future and the arrangements into which we enter may become subject to scrutiny thereunder. Furthermore, HIPAA, and similar state privacy laws contain provisions that affect the handling of claims and other patient information that are, or have been, transmitted electronically and regulate the general disclosure of patient records and protected health information (“PHI”). These provisions, which address security and confidentiality of patient information as well as the administrative aspects of claims handling, have very broad applicability and they specifically apply to healthcare providers, which include physicians and clinical laboratories. Although the Company has complied with the Standards, Security and Privacy rules under HIPAA and state privacy laws, an audit of our procedures and systems could find deficiencies. Such deficiencies, if found, could have a material adverse effect on the Company’s business, results of operations and financial condition and subject us to liability. Additionally, the recent amendments to HIPAA provide that the state Attorneys General may bring an action against a covered entity, such as the Company, for a violation of HIPAA.

A Failure To Comply With Governmental Payer Regulations Could Result In Our Being Excluded From Participation In Medicare, Medicaid Or Other Governmental Payer Programs, Which Would Decrease Our Revenues And Adversely Affect Our Results Of Operations And Financial Condition

Tests which are reimbursable from Medicare and other Government payers (State Medicaid programs) accounted for approximately 25%, 36% and 43% of our revenues for the years ended December 31, 2013, 2012 and 2011, respectively. The Medicare program imposes extensive and detailed requirements on diagnostic service providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when the Company submits claims for reimbursement and how we provide specialized diagnostic laboratory services. Our failure to comply with applicable Medicare, Medicaid and other governmental payer rules could result in our inability to participate in a governmental payer program, an obligation to repay funds already paid to us for services performed, civil monetary penalties, criminal penalties and/or limitations on the operational function of our laboratory. If we were unable to receive reimbursement under a governmental payer program, a substantial portion of our revenues would be lost, which would adversely affect our results of operations and financial condition.

Failure To Comply With The HIPAA Security And Privacy Regulations May Increase Our Operational Costs

The HIPAA privacy and security regulations establish comprehensive federal standards with respect to the uses and disclosures of Protected Health Information (“PHI”) by health plans and healthcare providers, in addition to setting standards to protect the confidentiality, integrity and availability of electronic PHI. The regulations establish a complex regulatory framework on a variety of subjects, including, for example, the circumstances under which uses and disclosures of PHI are permitted or required without a specific authorization by the patient, a patient’s right to access, amend and receive an accounting of certain disclosures of PHI; the content of notices of privacy practices for PHI, and administrative, technical and physical safeguards required of entities that use or receive PHI electronically. We have implemented policies and procedures related to compliance with the HIPAA privacy and security laws regulations, as required by law. The privacy regulations establish a uniform federal standard and do not supersede state laws that may be more stringent. Therefore, we are required to comply with both federal privacy regulations and varying state privacy laws and regulations. The federal privacy regulations restrict our ability to use or disclose individually identifiable patient health information, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant civil fines, criminal penalties, and other sanctions for wrongful use or disclosure of PHI. Although the HIPAA statute and regulations do not expressly provide for a private right of action for damages, the Company could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information. Additionally, the recent amendments to HIPAA provide that the state Attorneys General may bring an action against a covered entity, such as the Company, for a violation of HIPAA. We insure some of our risk with respect to HIPAA security breaches although there could be operational costs associated with HIPAA breaches above our insured limits.

Changes In Regulations, Payer Policies Or Contracting Arrangements With Payers Or Changes In Other Laws, Regulations Or Policies May Adversely Affect Coverage Or Reimbursement For Our Specialized Diagnostic Services, Which May Decrease Our Revenues And Adversely Affect Our Results Of Operations And Financial Condition

Governmental payers, as well as private insurers and private payers, have implemented and will continue to implement measures to control the cost, utilization and delivery of healthcare services, including clinical laboratory and pathology services. Congress has considered, from time to time and has implemented changes to laws and regulations governing healthcare service providers, including specialized diagnostic service providers. These changes have adversely affected and may in the future adversely affect coverage for our services. We also believe that healthcare professionals will not use our services if third party payers do not provide adequate coverage and reimbursement for them. These changes in federal, state, local and third party payer regulations or policies may decrease our revenues and adversely affect our results of operations and financial condition. We will continue to be a non-contracting provider until such time as we enter into contracts with third party payers with whom we are not currently contracted. Because a portion of our revenues is from third-party payers with whom we are not currently contracted, it is likely that we will be required to make positive or negative adjustments to accounting estimates with respect to contractual allowances in the future, which may adversely affect our results of operations, our credibility with financial analysts and investors, and our stock price.

We Are Subject To Security Risks Which Could Harm Our Operations

The Health Information Technology for Economic and Clinical Health Act imposed restrictions and penalties on covered entities and their business associates to deter breaches of security. As a result, the remedial actions required, the reporting requirements, and sanctions for a breach are more stringent, especially if the security of the covered entity’s electronic health records system does not conform to certain security standards. The Company’s electronic health records system is periodically modified to meet applicable security standards. Despite the implementation of various security measures by us, our infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by our clients or others. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to our clients. Further, such break-ins, whether electronic or physical could also potentially jeopardize the security of confidential information, including PHI stored in our computer systems as it relates to clients, patients, and other parties connected through us, which may deter potential clients and give rise to uncertain liability to parties whose security or privacy has been infringed. A significant security breach could result in fines, loss of clients, damage to our reputation, direct damages, costs of repair and detection, costs to remedy the breach, and other expenses. We insure some of our risk with respect to security breaches but the occurrence of any of the foregoing events could have a material adverse effect on our business, results of operations and financial condition.

We Must Hire And Retain Qualified Sales Representatives To Grow Our Sales, If Not, Our Existing Business and Our Results Of Operations and Financial Condition Will Likely Suffer

Our ability to retain existing clients for our specialized diagnostic services and attract new clients is dependent upon retaining existing sales representatives and hiring and training new sales representatives, which is an expensive and time-consuming process. We face intense competition for qualified sales personnel and our inability to hire or retain an adequate number of sales representatives could limit our ability to maintain or expand our business and increase sales. Even if we are able to increase our sales force, our new sales personnel may not commit the necessary resources or provide sufficient high quality service and attention to effectively market and sell our services. If we are unable to maintain and expand our marketing and sales networks or if our sales personnel do not perform to our standards, we may be unable to maintain or grow our existing business and our results of operations and financial condition will likely suffer accordingly. If a sales representative ceases employment, we risk the loss of client goodwill based on the impairment of relationships developed between the sales representative and the healthcare professionals for whom the sales representative was responsible. This is particularly a risk if the representative goes to work for a competitor, as the healthcare professionals that are our clients may choose to use a competitor’s services based on their relationship with our former sales representative.

Performance Issues, Service Interruptions Or Price Increases By Our Shipping Carrier Could Adversely Affect Our Business, Results Of Operations And Financial Condition, And Harm Our Reputation And Ability To Provide Our Specialized Diagnostic Services On A Timely Basis

Expedited, reliable shipping is essential to our operations. One of our marketing strategies entails highlighting the reliability of our point-to-point transport of patient samples. We rely heavily on a single provider of transport services (“the Carrier”) for reliable and secure point-to-point transport of patient samples to our laboratory and enhanced tracking of these patient samples. Should the Carrier encounter delivery performance issues such as loss, damage or destruction of a sample, it may be difficult to replace our patient samples in a timely manner and such occurrences may damage our reputation and lead to decreased demand for our services and increased cost and expense to our business. In addition, any significant increase in shipping rates could adversely affect our operating margins and results of operations. Similarly, strikes, severe weather, natural disasters or other service interruptions by delivery services we use would adversely affect our ability to receive and process patient samples on a timely basis. If the Carrier or we were to terminate our relationship, we would be required to find another party to provide expedited, reliable point-to-point transport of our patient samples. There are only a few other providers of such nationwide transport services, and there can be no assurance that we will be able to enter into arrangements with such other providers on acceptable terms, if at all. Finding a new provider of transport services would be time-consuming and costly and result in delays in our ability to provide our specialized diagnostic services. Even if we were to enter into an arrangement with such provider, there can be no assurance that they will provide the same level of quality in transport services currently provided to us by the Carrier. If the new provider does not provide the required quality and reliable transport services, it could adversely affect our business, reputation, results of operations and financial condition.

We Use Biological And Hazardous Materials That Require Considerable Expertise And Expense For Handling, Storage Or Disposal And May Result In Claims Against Us

We work with hazardous materials, including chemicals, biological agents and compounds, blood samples and other human tissue that could be dangerous to human health and safety or the environment. Our operations also produce hazardous and biohazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair business efforts. If we do not comply with applicable regulations, we may be subject to fines and penalties. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Our general liability insurance and/or workers’ compensation insurance policy may not cover damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our operations could be suspended or otherwise adversely affected.

Our Ability To Comply With The Financial Covenants In Our Credit Agreements Depends Primarily On Our Ability To Generate Substantial Operating Cash Flow

Our ability to comply with the financial covenants under our credit agreement with CapitalSource will depend primarily on our success in generating substantial operating cash flow. Our credit agreement contains numerous financial and other restrictive covenants, including restrictions on purchasing and selling assets, paying dividends to our shareholders, and incurring additional indebtedness. Our failure to meet these covenants could result in a default and acceleration of repayment of the indebtedness under our credit facility. If the maturity of our indebtedness were accelerated, we may not have sufficient funds to pay such indebtedness. In such event, our lenders would be entitled to proceed against the collateral securing the indebtedness, which includes all of our entire accounts receivable, to the extent permitted by our credit agreements and applicable law.

We Are Subject To A Shareholders’ Agreement That Governs The Election Of Certain Members Of Our Board Of Directors

The Company and certain stockholders of the Company are parties to a Shareholders’ Agreement that, among other provisions, gives Aspen Select Healthcare, LP (“Aspen”), our largest shareholder, the right to elect three out of the eight directors authorized for our Board of Directors and to nominate one mutually acceptable independent director. In addition, Michael Dent and the executive management of the Company have the right to elect one director to our Board of Directors until the earlier of: (i) Dr. Dent’s resignation as an officer or director of the Company and (ii) the sale by Dr. Dent of 50% or more of the number of shares of our common stock that he held on March 21, 2005. Accordingly, it is anticipated that Aspen and other parties to the Shareholders’ Agreement will continue to have the ability to effectively elect a number of the members of our Board of Directors.

No Foreseeable Dividends

We do not anticipate paying dividends on our common stock in the foreseeable future. Rather, we plan to retain earnings, if any, for the operation and expansion of our business. Also our credit agreement limits our ability to pay dividends.

We May Become Involved In Securities Class Action Litigation That Could Divert Management’s Attention And Harm Our Business

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of diagnostic companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because clinical laboratory service companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

If Any Securities Analyst Downgrades Our Common Stock Or Our Sector, The Price Of Our Common Stock Could Be Negatively Affected

Securities analysts may publish reports about us or our industry containing information about us that may affect the trading price of our common stock. If a securities or industry analyst downgrades the outlook for our common stock or one of our competitors’ stocks or chooses to terminate coverage of our common stock, the trading price of our common stock may be negatively affected.

RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 49,676,041 shares of common stock outstanding as of

April 15, 2014, 47,704,566 shares are freely tradable without restriction, unless held by our “affiliates”. The remaining 1,971,475 shares of our common stock which are held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering.

The price in this offering will fluctuate based on the prevailing market price of our common stock. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

The Price Of Our Common Stock May Fluctuate Significantly

The price of our common stock has been, and is likely to continue to be, volatile, which means that it could decline substantially within a short period of time. For example, the per share price of our common stock traded on the NASDAQ Capital Market ranged from $2.39 to $4.20 for the period from January 1, 2013 to December 31, 2013. The price of our common stock could fluctuate significantly for many reasons, including the following:

•	future announcements concerning us or our competitors;

•	regulatory developments and enforcement actions bearing on advertising, marketing or sales;

•	reports and recommendations of analysts and whether or not we meet the milestones and metrics set forth in such reports;

•	gaining or losing large customers or managed care plans

•	introduction of new products or services;

•	acquisition or loss of significant manufacturers, distributors or suppliers or an inability to obtain sufficient quantities of materials needed to provide our services;

•	quarterly variations in operating results, which we have experienced in the past and expect to experience in the future;

•	business acquisitions or divestitures;

•	changes in governmental or third-party reimbursement practices; and

•	fluctuations in the economy, world political events or general market conditions.

In addition, stock markets in general and the market for shares of health care stocks in particular, have experienced extreme price and volume fluctuations in recent years, fluctuations that frequently have been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price of our common stock could decline below its current price and the market price of our shares may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business”, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding our selling stockholders who intend to sell up to 3,009,070 shares of our common stock.

Selling Stockholders	Shares Beneficially Owned Before Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares To Be Sold In The Offering	Percentage of Outstanding Shares Beneficially Owned After The Offering
Aspen Select Healthcare, LP(2)	8,220,347	16.9%	2,130,364	12.5%
Mary S. Dent(3)	1,962,550	3.4%	553,488	2.3%
Steven C. Jones(4)	9,505,040	19.3%	238,826	14.4%
Jones Network, LP(5)	50,476	*	50,476	* %
Marvin E. Jaffe(6)	65,976	*	6,994	*
Steven C. Jones ROTH IRA(7)	16,422	*	16,422	*
Peter M. Peterson(8)	23,000	* %	12,500	* %

Total(9):	11,053,821	22.3%	3,009,070	16.2%

*	Less than one percent (1%).
(1)	Applicable percentage of ownership is based on 49,676,041 shares of our common stock outstanding as of April 15, 2014 together with securities exercisable or convertible into shares of common stock within sixty (60) days of April 15, 2014, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations—percentage computation is for form purposes only.
(2)	Aspen Select Healthcare, LP (“Aspen”) has direct ownership of 3,500,000 shares. Also includes 4,507,378 shares to which Aspen has received a voting proxy. The general partner of Aspen is Medical Venture Partners, LLC, an entity controlled by Steven C. Jones.
(3)	Michael T. Dent, M.D. is a director of the Company and Mary S. Dent is his spouse. Dr. Dent and Mrs. Dent’s beneficial ownership includes (i) 600,000 shares held in the Mary S. Dent Gifting Trust (of which Dr. Dent and his attorney are the sole trustees), (ii) options exercisable within sixty days of April 15, 2014 to purchase 400,000 shares, (iii) 24,000 shares granted to Dr. Dent for his service on the NeoGenomics Board of Directors, and (iv) 614,550 shares owned directly by Mrs. Dent.
(4)	Steven C. Jones, Executive Vice President—Finance and director of the Company, has direct ownership of 346,615 shares and warrants exercisable within 60 days of April 15, 2014 to purchase an additional 450,000 shares. Totals for Mr. Jones also include (i) 212,745 shares owned by Aspen Opportunity Fund, LP, an investment partnership that Mr. Jones and Mr. Peterson control, (ii) 50,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls, (iii) 190,000 shares owned by the Steven & Carisa Jones Defined Benefit Pension Plan & Trust and (iv) 34,857 shares held in certain individual retirement and custodial accounts. In addition, as a managing member of the general partner of Aspen, he has the right to vote all shares controlled by Aspen, thus all shares owned by Aspen have been added to his total (see Note 2).
(5)	Jones Network, LP is a family limited partnership controlled by Steven C. Jones. The shares to be sold in this offering were received in a distribution from Aspen.
(6)	Dr. Jaffe’s beneficial ownership includes direct ownership of 65,976 shares.
(7)	The shares being sold in this offering were received in a distribution from Aspen.
(8)	Peter M. Peterson has direct ownership of 23,000 shares.
(9)	The total number of shares listed does not double count the shares that may be beneficially attributable to more than one person.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be affected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholders, and any other required information.

We will pay all expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify certain selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, and the Notes thereto included herein. The information contained below includes statements of management’s beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. See “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

We operate a network of cancer-focused testing laboratories whose mission is to improve patient care through exceptional genetic and molecular testing services. Our vision is to become America’s premier cancer testing laboratory by delivering uncompromising quality, exceptional service and innovative products and services. The Company has laboratory locations in Ft. Myers and Tampa, Florida; Irvine, California; and Nashville, Tennessee, and currently offers the following types of testing services:

a) Cytogenetics testing—the study of normal and abnormal chromosomes and their relationship to disease. Cytogenetic studies are often utilized to answer diagnostic, prognostic and predictive questions in the treatment of hematological malignancies and solid tumors;

b) Fluorescence In-Situ Hybridization (“FISH”) testing—a branch of cancer genetics that focuses on detecting and locating the presence or absence of specific DNA sequences and genes on chromosomes. FISH helps bridge abnormality detection between the chromosomal and DNA sequence levels;

c) Flow cytometry testing—a rapid way to measure the characteristics of cell populations. Cells from peripheral blood, bone marrow aspirate, lymph nodes, and other areas are labeled with selective fluorescent antibodies and quantified according to their surface antigens. These fluorescent antibodies bind to specific cell surface antigens and are used to identify malignant cell populations. Flow cytometry is typically performed in conjunction with morphology testing which looks at smears on glass slides for abnormal cell populations;

d) Immunohistochemistry (“IHC”) testing—the process of identifying cell proteins in a tissue section utilizing the principle of antibodies binding specifically to antigens. Specific surface cytoplasmic or nuclear markers are characteristic of cellular events such as proliferation or cell death (apoptosis). IHC is also widely used to understand the distribution and localization of differentially expressed proteins; and

e) Molecular testing—a rapidly emerging cancer diagnostic tool focusing on the analysis of DNA and RNA, as well as the structure and function of genes at the molecular level. Molecular testing employs multiple technologies including bi-directional Sanger sequencing analysis, DNA fragment length analysis, real-time polymerase chain reaction (“RT-PCR”) RNA analysis and Next-Generation sequencing.

All of these testing services are widely utilized to determine the diagnosis and prognosis of various types and subtypes of cancer and to help predict a patient’s potential response to specific therapies. NeoGenomics offers testing services on both a “tech-only” basis, where NeoGenomics performs the technical component of the testing (specimen set-up, staining, imaging, sorting and categorization of cells, chromosomes, genes or DNA) and the client physician performs the related professional interpretation component (analyzing the laboratory data, viewing the cells, developing the diagnosis or prognosis as well as preparing and writing the final report), as well as on a full service or “global” basis where NeoGenomics performs both the technical component and our medical staff provides the professional interpretation component.

Operating Segment

We have one reportable operating segment that delivers testing services to hospitals, pathologists, oncologists, other clinicians and researchers. Also, at December 31, 2013, all of our services were provided within the United States and all of our assets were located in the United States.

Market Opportunity

The medical testing laboratory market can be broken down into three primary segments:

•	Clinical Pathology testing,

•	Anatomic Pathology testing, and

•	Genetic and Molecular testing.

Clinical Pathology testing covers high volume, highly automated, lower complexity tests on easily procured specimens such as blood and urine. Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams.

Anatomic Pathology testing involves evaluation of tissue, as in surgical pathology, or cells as in cytopathology. The most widely performed Anatomic Pathology procedures include the preparation and interpretation of pap smears, skin biopsies, and tissue biopsies.

Genetic and molecular testing typically involves analyzing chromosomes, genes, proteins and/or DNA/RNA sequences for abnormalities. Genetic and molecular testing requires highly specialized equipment and credentialed individuals (typically M.D. or Ph.D. level) to certify results and typically yields the highest reimbursement levels of the three market segments.

The field of cancer genetics is evolving rapidly and new tests are being developed at an accelerated pace. Based on medical and scientific discoveries over the last 10 years, cancer testing falls into one of three categories: diagnostic testing, prognostic testing and predictive testing. Of the three, the fastest growing area is predictive testing, which is utilized by clinicians to predict a patient’s response to the various treatment options in order to deliver “personalized medicine” that is optimized to that patient’s particular circumstances.

We estimate that the United States market for genetic and molecular testing is divided among approximately 400 laboratories. Approximately two thirds of these laboratories are attached to academic institutions and primarily provide clinical services to their affiliated university hospitals and associated physicians. We believe that the remaining one third of the market is quite fragmented and that less than 20 laboratories market their services nationally. We estimate that the top 20 laboratories account for approximately 50% of market revenues for genetic and molecular testing.

We believe that the key factors influencing the rapid market growth for cancer testing include: (i) every year more and more genes and genomic pathways are implicated in the development and/or clinical course of cancer; (ii) cancer is primarily a disease of the elderly—one in four senior citizens is likely to develop some form of cancer during the rest of their lifetime once they turn sixty, and now that the baby boomer generation has started to reach this age range, the incidence rates of cancer are rising; and (iii) increasingly, new drugs are being targeted to certain cancer subtypes and pathways which require companion diagnostic testing. Laboratory tests are needed to identify the type and subtype of cancer and the proper treatment regimen for each individual patient in order to deliver “personalized medicine” to the patient. These factors have driven explosive growth in the development of new genetic and molecular tests. We estimate a $10-12 billion total market opportunity for cancer testing in the United States, about $5-6 billion of which is derived from genetic and molecular testing with the remaining portion derived from more traditional anatomic pathology testing services that are complementary to and often ordered with the genetic and molecular testing services we offer.

Our Focus: Grow, Innovate, Diversify and Get Lean

Grow

Over the last ten years we have grown revenue and test volume at a compound annual growth rate of approximately 70% per year, by delivery uncompromising quality and exceptional service to our clients. All of this growth was organic growth.

We plan to continue growing organically by providing high complexity, cancer-related laboratory testing services to hospitals, community-based pathology practices, and clinicians throughout the United States. We currently perform analyses for hematopoietic cancers such as leukemia and lymphoma (blood and lymphoid tumors) and solid tumor cancers such as breast, lung, colon, and bladder cancer. For hematopoietic cancers, we typically analyze bone marrow aspirate and peripheral blood specimens. For solid tumor cancers, we typically analyze tissue samples or urine.

The cancer testing services we offer to community-based pathologists are designed to be a natural extension of, and complementary to, the services that they perform within their own practices. We believe our relationship as a non-competitive partner to community-based pathology practices empowers them to expand their breadth of testing and provide a menu of services that matches or exceeds the level of service found in academic centers of excellence around the country. Community-based pathology practices typically order our services on a “tech-only” basis, which allows them to participate in the diagnostic process by performing the professional interpretation services without having to make the investment in laboratory personnel or equipment needed to perform the technical component of the tests.

In areas where we do not provide services to community-based pathology practices, we may directly serve oncology, dermatology, urology and other clinician practices that prefer to have a direct relationship with a laboratory for cancer-related genetic and molecular testing services. We typically service these types of clients with a “global” service offering where we perform both the technical and professional components of the tests ordered. Increasingly, however, larger clinician practices have begun to internalize pathology testing services, and our “tech-only” service offering allows these larger clinician practices to also participate in the diagnostic process by performing the professional interpretation services on testing they do not perform in their own laboratory.

We will also look to grow our business through mergers or acquisitions if the right opportunity becomes available. We are focused on opportunities that would be complementary to our menu of services and would be accretive to our earnings in a short timeframe.

Innovate

We are committed to being an innovative leader in oncology testing, and thus we are also focused on innovation. Our goal is to develop new assays to help physician clients better manage their patients and to enable them to practice evidence-based medicine tailored specifically for each of their patients. During 2013, we introduced approximately 40 new molecular tests and cancer profiles to our molecular testing menu. Our clients have been very receptive to our new molecular offerings and we believe that we have the most comprehensive molecular test menu of any laboratory in the United States. We are also seeing increasing interest in our molecular menu from several Pharmaceutical firms. Molecular testing is a rapidly growing part of oncology testing, which allows us to determine specific subtypes of cancer, as well as predict responses to certain therapeutics by isolating certain genetic mutations in DNA and RNA. We also introduced a number of NeoTYPETM panels that combine multiple molecular tests into panels targeting specific types of cancer to help pathologists and oncologists determine cancer subtypes on difficult cases. We use bi-directional sequencing analysis which we believe is superior to many of the molecular tests being offered by our competitors because we are able to pick up mutations that other methods would not detect. In addition, we are finalizing plans to launch next generation sequencing capabilities for clinical use in March 2014. We believe that we are well-positioned to capitalize on this rapidly growing area.

We are working on developing a proprietary NeoSCORETM Prostate cancer test that is performed on blood plasma and urine rather than on prostate tissue biopsies. There are two goals for this test, to diagnose the presence of cancer in patients with BPH (Benign prostatic hyperplasia) and to distinguish high-grade from low-grade cancer in patients with prostate cancer. We completed a preliminary patient study in June 2013, and the results were recently published in the Genetic Testing and Molecular Biomarkers journal. In addition, we recently completed a follow up study with additional patient samples which confirmed the published preliminary data. We are also expanding our work to include patient samples from outside the United States. While further validation work needs to be completed, we continue to be excited about the potential for this test. We are planning a limited launch of our NeoSCORE test in the second quarter of 2014 and a full launch later in the year.

Our 10 color flow cytometry service offering has been very well received as it provides approximately 60% more data than previous flow cytometry platforms and allows for better operating efficiencies. In addition, over the last year we have vastly improved our immunohistochemistry offering, brought up a new digital imaging platform and launched several new FISH tests including a very promising new test to aid in the diagnosis of Barrett’s Esophagus that we are offering on a semi-exclusive basis. We expect these new tests to drive substantial growth in the future. We also expect to continue to make investments in R&D that will allow us to commercialize a number of new and innovative genetic tests as we move forward.

In January 2012, we entered into a license agreement with Health Discovery Corporation (“HDC”) to license certain Support Vector Machine / Recursive Feature Elimination technology (“SVM-RFE”). We believe SVM-RFE techniques will allow us to combine and analyze data from genomics, proteomics and digital imaging to develop practical, cost-effective and reliable new assays and other proprietary tests. Using this technology, we believe we will be able to offer a whole line of advanced tests that will help physicians better manage the treatment options for cancer patients. We have prioritized the development of better tests for the diagnosis and prediction of clinical behavior in prostate cancer, pancreatic cancer, breast cancer, leukemia/lymphoma and other solid tumors as part of the License Agreement. We intend to launch a test for prostate cancer in 2014. We are also developing a Cytogenetics Interpretation System using the SVM technology that we believe will result in substantial cost savings and open up the opportunity for sub-licensing revenue in future years.

Diversify

Our third focus as we enter 2014 is diversification. In November 2013, we announced an exclusive alliance with Covance Central Laboratories (“Covance”) to provide comprehensive anatomic pathology, histology and specialty laboratory testing services for clinical trials. Covance is the largest contract research organization servicing the needs of the pharmaceutical industry. Through this alliance, Covance’s clients will gain access to fully integrated anatomic pathology and histology (“APH”) services, including immunohistochemistry (“IHC”), fluorescence in-situ hybridization (“FISH”) and molecular testing. Covance will establish a laboratory at NeoGenomics’ Fort Myers, Florida facility and together with NeoGenomics, will provide a full range of APH, tissue based biomarkers and other specialty testing services. The companies will then expand joint capabilities globally at Covance’s central laboratory locations in Shanghai, China; Geneva, Switzerland; and Singapore. As part of the alliance, Covance will have access to NeoGenomics extensive medical and scientific networks, which includes more than 500 pathologists. NeoGenomics gains access to Covance’s broad market reach, established client relationships, and extensive clinical trials experience. We believe this alliance will provide seamless global testing services supporting oncology and companion diagnostics strategies for biopharmaceutical firms around the world. We are currently expanding our facility in Fort Myers, Florida to provide the capacity to grow this partnership with Covance and to provide quality testing for global clinical trials. NeoGenomics has ongoing clinical trials with international pharmaceutical firms and working along with Covance will allow us to work on trials on a global basis.

Get Lean

We are focused on becoming more efficient and reducing our cost per test. Our best practice teams work with our information technology teams to make improvements in efficiencies to our lab processes. We are using information systems and technology to move NeoGenomics further along the path of being a “fully digital lab”, that uses on-line ordering, bar coding, specimen tracking, and other tools to create a streamlined, seamless, and efficient lab. We are also currently undertaking a facility upgrade to our Fort Myers, Florida lab location and we expect this upgrade to increase our efficiencies and reduce our cost per test. As a result of these efforts, our productivity as measured by the number of tests performed per laboratory employee has increased approximately 40% and our average cost of goods sold per test has decreased by 22% since 2010. This has more than offset the 19% reduction in average revenue per test during this period. As a result our gross margin has increased from 45.9% in 2010 to 47.8% in 2013.

The following graph shows our gross margin percentage for each fiscal year from 2010 to 2013, the cumulative change in average revenue per test since the year ended December 31, 2009 for those years and the cumulative change in productivity, as measured by the number of tests performed per laboratory employee, since the year ended December 31, 2009 for those years:

The following chart shows the improvements we have made annually in reducing all of our costs and increasing our Adjusted EBITDA over the last four years:

Competitive Strengths

Turnaround Times

We strive to provide industry leading turnaround times for test results to our clients nationwide. By providing information to physicians in a rapid manner, they can begin treating their patients as soon as possible. We believe our average 4-5 day turnaround time for our cytogenetics testing services, our average 3-4 day turnaround time for FISH testing services, our 5-7 day turnaround time for molecular testing and our average 1 day turnaround time for flow cytometry testing services are industry-leading benchmarks for national laboratories. Our consistent timeliness of results is a competitive strength and a driver of additional testing requests by our referring physicians. Quick turnaround times allow for the performance of other adjunctive tests within an acceptable diagnosis window in order to augment or confirm results and more fully inform treatment options. We believe that our rapid turnaround times are a key differentiator of NeoGenomics versus other national laboratories, and our clients often cite them as a key factor in their relationship with us.

Medical Team

Our team of medical professionals and Ph.Ds. are specialists in the field of genetics and oncology. Our medical team is led by our Chief Medical Officer, Dr. Maher Albitar, a renowned hematopathologist with extensive experience in molecular and genetic testing. Prior to joining NeoGenomics, Dr. Albitar was Medical Director for Hematopathology and Oncology at the Quest Nichols Institute and Chief R&D Director for Hematopathology and Oncology for Quest Diagnostics. He also served as Section Chief for Leukemia at the University of Texas M. D. Anderson Cancer Center. In addition to Dr. Albitar, we employ several other full-time M.D.s and Ph.Ds.

Extensive Tech-Only Service Offerings

We launched the first tech-only FISH testing services in the United States in 2006, and we currently have the most extensive menu of tech-only FISH services in the country. We also offer tech-only flow cytometry and immunohistochemistry testing services. These types of testing services generally allow the professional interpretation component of a test to be billed separately from the technical component. Our NeoFISHTM, NeoFLOWTM and other tech-only service offerings allow properly trained and credentialed community-based pathologists to extend their own practices by performing professional interpretations services, which allows them to better service the needs of their local clientele without the need to invest in the lab equipment and personnel required to perform the technical component of genetic and molecular testing.

Our tech-only services are designed to give pathologists the option to choose, on a case by case basis, whether they want to order just the technical information and images relating to a specific test so they can perform the professional interpretation, or order “global” services and receive a comprehensive test report which includes a NeoGenomics Pathologist’s interpretation of the test results. Our clients appreciate the flexibility to access NeoGenomics’ medical staff for difficult or complex cases or when they are otherwise unavailable to perform professional interpretations. We believe this innovative approach to serving the needs of pathology client’s results in longer term, more committed client relationships that are more akin to strategic partnerships. Our extensive tech-only service offerings have differentiated NeoGenomics and allowed us to compete more effectively against larger, more entrenched competitors in our niche of the industry.

Global Service Offerings

We also offer a full set of global services to meet the needs of those clients who are not credentialed and trained in interpreting genetic tests and who are looking for specialists to interpret the testing results for them. In our global service offerings, our lab performs the technical component of the tests and our M.D.s and Ph.Ds. provide the interpretation services. Our professional staff is also available for post testing consultative services. These clients rely on the expertise of our medical team to give them the answers they need in a timely manner to help inform their diagnoses and treatment decisions. Many of our tech-only clients also rely on our medical team for difficult or challenging cases by ordering our global testing services on a case by case basis or our medical team can serve as a backup to our clients who need overflow or weekend coverage. Our Genetic Pathology Solutions (“GPS”) report summarizes all relevant case data from our global services on one summary report. When providing global services, NeoGenomics performs both the technical and professional component of the test, which results in a higher reimbursement level.

Client Education Programs

We believe we have one of the most extensive client education programs in the genetic and molecular testing industry. We train pathologists how to use and interpret genetic testing services so that they can better interpret technical data and render their diagnosis. Our educational programs include an extensive library of on-demand training modules, online courses, and custom tailored on-site training programs that are designed to prepare clients to utilize our tech-only services. Each year, we also regularly sponsor seminars and webinars on emerging topics of interest in our field. Our medical staff is involved in many aspects of our training programs.

Superior Testing Platforms

We use some of the most advanced testing platforms in the laboratory industry. The use of bi-directional sequencing in our molecular testing allows us to detect multiple mutations which can be missed with single point mutation analysis. Many laboratories rely on more limited kits which only look at single points on a gene. We also expect to launch next generation sequencing in 2014. Our automated FISH and Cytogenetics tools allow us to deliver the highest quality testing to our clients.

Laboratory Information System (LIS)

We believe we have a state-of-the-art Laboratory Information System (“LIS”) that interconnects our locations and provides flexible reporting solutions to clients. This system allows us to standardize testing and deliver uniform test results and images throughout our network, regardless of the location that any specific portion of a test is performed within our network. This allows us to move specimens and image analysis work between locations to better balance our workload. Our LIS also allows us to offer highly specialized and customizable reporting solutions to our tech-only clients. For instance, our tech-only NeoFISHTM and NeoFLOWTM applications allow our community-based pathologist clients to tailor individual reports to their specifications and incorporate only the images they select and then issue and sign-out such reports from our system with their own logos at the top. Our customized reporting solution even allows our clients to incorporate test results performed on ancillary tests not performed at NeoGenomics into summary report templates. This feature has been well-received by clients.

National Direct Sales Force

Our direct sales force has been trained extensively in cancer genetic testing and consultative selling skills to service the needs of clients. Our sales representatives (“Territory Business Managers”) are organized into three regions (Northeast, Central and West). These sales representatives all utilize our custom Customer Relationship Management System to manage their territories, and we have integrated all of the important customer care functionality within our LIS into Salesforce.com so that our Territory Business Managers can stay informed of emerging issues and opportunities within their regions.

Geographic Locations

Many high complexity laboratories within the cancer testing niche have frequently operated a core facility on either the West Coast or the East Coast of the United States to service the needs of their customers around the country. We believe our clients and prospects desire to do business with a laboratory with national breadth and a local presence. We have four facilities, two large laboratory locations in Fort Myers, Florida and Irvine, California and two smaller laboratory locations in Nashville, Tennessee and Tampa, Florida. Our objective is to “operate one lab with four locations” in order to deliver standardized, high quality, test results. We intend to continue to develop and open new laboratories and/or expand our current facilities as market situations dictate and business opportunities arise.

Scientific Pipeline

In the past few years our field has experienced a rapid increase in tests that are tied to specific “genomic pathways”. These predictive tests are typically individualized for a small sub-set of patients with a specific subtype of cancer. The therapeutic target in the genomic pathways is typically a small molecule found at the level of the cell surface, within the cytoplasm and/or within the nucleus. These genomic pathways, known as the “Hallmarks of Cancer”, contain a target-rich environment for small-molecule “anti-therapies”. These anti-therapies target specific mutations in the major cancer pathways such as the Proliferation Pathway, the Apoptotic Pathway, the Angiogenic Pathway, the Metastasis Pathway, and the Signaling Pathways and Anti-Signaling Pathways.

We are working with the technology we licensed from HDC to develop new proprietary cancer tests, streamline our workflow, and reduce our costs.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. For a complete description of our significant accounting policies, see Note B to our Consolidated Financial Statements included in this prospectus.

Our critical accounting policies are those where we have made difficult, subjective or complex judgments in making estimates, and/or where these estimates can significantly impact our financial results under different assumptions and conditions. Our critical accounting policies are:

•	Revenue Recognition

•	Accounts Receivable

•	Intangible Assets

•	Stock Based Compensation

•	Deferred taxes

Revenue Recognition

The Company recognizes revenues when (a) the price is fixed or determinable, (b) persuasive evidence of an arrangement exists, (c) the service is performed and (d) collectability of the resulting receivable is reasonably assured.

The Company’s specialized diagnostic services are performed based on a written test requisition form or electronic equivalent and revenues are recognized once the diagnostic services have been performed, and the results have been delivered to the ordering physician. These diagnostic services are billed to various payers, including Medicare, commercial insurance companies, other directly billed healthcare institutions such as hospitals and clinics, and individuals. The Company reports revenues from contracted payers, including Medicare, certain insurance companies and certain healthcare institutions, based on the contractual rate, or in the case of Medicare, published fee schedules. The Company reports revenues from non-contracted payers, including certain insurance companies and individuals, based on the amount expected to be collected. The difference between the amount billed and the amount estimated to be collected from non-contracted payers is recorded as an allowance to arrive at the reported net revenues. The expected revenues from non-contracted payers are based on the historical collection experience of each payer or payer group, as appropriate. The Company records revenues from patient pay tests net of a large discount and as a result recognizes minimal revenue on those tests. The Company regularly reviews its historical collection experience for non-contracted payers and adjusts its expected revenues for current and subsequent periods accordingly. The following table reflects our estimate of the breakdown of net revenue by type of payer for the fiscal years ended December 31, 2013, 2012, and 2011:

	2013	2012	2011
Medicare and other government	25%	36%	43%
Commercial Insurance	25%	29%	29%
Client	43%	33%	26%
Patient and year-end accrual	7%	2%	2%

Total	100%	100%	100%

Trade Accounts Receivable and Allowance For Doubtful Accounts

Accounts receivable are reported, net of an allowance for doubtful accounts, which is estimated based on the aging of accounts receivable with each payer category and the historical data on bad debts in these aging categories. In addition, the allowance is adjusted periodically for other relevant factors, including regularly assessing the state of our billing operations in order to identify issues which may impact the collectability of receivables or allowance estimates. Revisions to the allowance are recorded as an adjustment to bad debt expense within general and administrative expenses. After appropriate collection efforts have been exhausted, specific receivables deemed to be uncollectible are charged against the allowance in the period they are deemed uncollectible. Recoveries of receivables previously written-off are recorded as credits to the allowance.

The following tables present the dollars and percentage of the Company’s gross accounts receivable from customers outstanding by aging category at December 31, 2013 and 2012:

NEOGENOMICS AGING OF RECEIVABLES BY PAYER GROUP

December 31, 2013

Payer Group	0-30%		31-60%		61-90%		91-120%		>120%		Total	%
Client	$2,716,164	11%	$1,728,152	7%	$1,232,594	6%	$581,713	3%	$905,057	4%	$7,163,680	31%
Commercial Insurance	341,364	2%	985,446	4%	740,250	3%	557,269	2%	3,883,242	17%	6,507,571	28%
Medicaid	21,509	0%	75,820	0%	76,713	0%	87,291	0%	285,383	2%	546,716	2%
Medicare	349,224	2%	1,016,452	5%	1,169,982	5%	636,039	3%	3,057,915	13%	6,229,612	28%
Private Pay	8,562	0%	—	—%	11,459	0%	1,661	0%	88,416	0%	110,098	0%
Unbilled Revenue	2,634,940	11%	—	—%	—	—%	—	—%	—	—%	2,634,940	11%

Total	$6,071,763	26%	$3,805,870	16%	$3,230,998	14%	$1,863,973	8%	$8,220,013	36%	$23,192,617	100%

NEOGENOMICS AGING OF RECEIVABLES BY PAYER GROUP

December 31, 2012

Payer Group	0-30%		31-60%		61-90%		91-120%		>120%		Total	%
Client	$2,481,019	15%	$1,903,574	11%	$1,824,849	11%	$660,358	4%	$517,784	3%	$7,387,584	44%
Commercial Insurance	913,997	5%	789,529	5%	714,336	4%	590,288	3%	2,496,344	15%	5,504,494	32%
Medicaid	27,664	0%	33,094	0%	59,349	0%	46,358	0%	326,838	3%	493,303	3%
Medicare	836,619	5%	541,790	3%	451,912	3%	291,509	2%	1,350,217	7%	3,472,047	20%
Private Pay	—	0%	8,194	0%	17,339	0%	—	0%	287	0%	25,820	0%
Unbilled Revenue	152,253	1%	—	0%	—	0%	—	0%	—	0%	152,253	1%

Total	$4,411,552	26%	$3,276,181	19%	$3,067,785	18%	$1,588,513	9%	$4,691,470	28%	$17,035,501	100%

The following table represents our allowance balances at each balance sheet date presented and that allowance as a percentage of gross accounts receivable:

	December 31,
	2013	2012	Change
Allowance for doubtful accounts	$4,540,000	$3,002,000	$1,538,000
As a % of total accounts receivable	19.6%	17.6%

For the year-ended December 31, 2013 our allowance for doubtful accounts increased $1.5 million as compared to the year-ended December 31, 2012. The increase is attributed to the overall increase in our accounts receivable balance and our increases in revenue over the previous year. As a percentage of total accounts receivable the allowance for doubtful accounts increased to 19.6% at December 31, 2013 from 17.6% at December 31, 2012. The increase in the percentage of allowance for doubtful accounts as compared to total accounts receivable is attributed to an increase in our cash collection time. Our time to cash collection cycle increased by several factors including:

•	Client billing as a result of the TC Grandfather Clause expiration— The requirement to submit claims to our clients directly, instead of Medicare, has also had an impact on the time it takes for us to collect on the receivables for the tests in question. Medicare typically pays each claim filed within 3 to 4 weeks of filing, however, clients typically get billed only once a month for all claims, and the collection cycle time from clients is generally 30-90 days or more from the time they receive our bill. While we could bill Medicare on a daily basis, many of our hospital clients want only one cumulative bill at the end of the month.

•	Changes in molecular billing around the country—We have seen an increase in denials for Molecular tests from Commercial Insurances with the onset of the analyte specific CPT codes. These can require appeals in order to collect, which increases our time to collect and our billing costs. Also some commercial payers have stopped paying on molecular tests submitted in certain formats.

•	Blue Cross Blue Shield Association (“BCBSA”) reimbursement practices—We are now required to bill each state BCBSA plan for the specimens tested originating from their state and this has added complexity to billing these claims and has resulted in claims being unpaid which previously were paid under the national Blue Card program.

•	Certain FISH panels have been denied by Medicare with requests to see medical records – These require appeals with submittal of additional information in order to get reimbursed.

•	Finally, CMS denied certain FISH codes in error during the fourth quarter—This error was corrected in early January 2014 but it contributed to higher receivables at December 31, 2013.

Intangible Assets

On January 6, 2012 we acquired approximately $3.0 million of intangible assets related to our Master License Agreement (“the License Agreement”) with HDC pursuant to which we were granted an exclusive worldwide license to utilize 84 issued and pending patents to develop and commercialize laboratory developed tests (“LDTs”) and other products relating to hematopoietic and solid tumor cancers. The licensed intellectual property and know-how relates to support vector machine (“SVM”), recursive feature elimination (“SVM-RFE”), fractal genomic modeling (“FGM”) and other pattern recognition technology as well as certain patents relating to digital image analysis, biomarker discovery, and gene and protein-based diagnostic, prognostic, and predictive testing.

Under the terms of the License Agreement, we may, subject to certain limitations, use, develop, make, have made, modify, sell, and commercially exploit products and services in the fields of laboratory testing, molecular diagnostics, clinical pathology, anatomic pathology and digital image analysis relating to the development, marketing, production or sale of any LDTs or other products used for diagnosing, ruling out, predicting a response to treatment, and/or monitoring treatment of any hematopoietic and solid tumor cancers excluding cancers affecting the retina and breast cancer (collectively, the “Field”).

The License Agreement allows us to develop and sell any gene, gene-product or protein-based LDTs based on HDC’s technology in the Field and provides for sublicensing rights and the assignment of the License Agreement, in whole or in part, in our discretion. The License Agreement further provides us with access to certain HDC personnel and consulting resources in the fields of mathematics and in genetic and molecular test development. The licensed technology also includes, among other things, certain tests, algorithms and computer software which have already been developed by HDC. We intend to focus on developing prostate, pancreatic, and colon cancer LDTs. In addition, we plan to develop interpretation software that will help to automate the analysis of cytogenetics and flow cytometry tests.

The intangible assets were valued at cost of the assets as we acquired the assets in an arms-length transaction. We present intangible assets net of accumulated amortization in our financial statements. We have three classes of intangible assets and each class of intangible assets is amortized over its estimated service period from service date through the weighted average patent expiration date of each class of patents or the period of economic benefit. We continually review the estimated pattern in which the economic benefits will be consumed and adjust the amortization period and our pattern to match our estimate.

These intangible assets had amortization expense of $223,000 and $182,000 during the years ended December 31, 2013 and 2012, respectively and a net book value of approximately $2.6 million and $2.8 million as of December 31, 2013 and December 31, 2012, respectively. The amortization expense is currently included as a research and development expense in the consolidated statement of operations. We will record all amortization of intangibles in that category until the time that we have products, services or cost savings directly attributable to these intangible assets that would require that it be recorded in cost of goods sold.

We review our long-lived assets for recoverability if events or changes in circumstances indicate the assets may be impaired. This circumstance exists when the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. At December 31, 2013, we believe the carrying value of our long-lived assets is recoverable.

Stock Based Compensation

The Company recognizes compensation costs for all share-based payment awards made to employees, non-employee contracted physicians and directors based upon the awards’ grant-date fair value.

For stock options, the Company uses a trinomial lattice option-pricing model to estimate the grant-date fair value of stock option awards, and recognizes compensation cost on a straight-line basis over the awards’ requisite service periods for employees and ratably for non-employees. The Company’s periodic expense is adjusted for actual forfeitures.

See Note B – Summary of Significant Accounting Policies—Stock-Based Compensation and Note G – Stock Options, Stock Purchase Plan and Warrants in the Notes to Consolidated Financial Statements for more information regarding the assumptions used in our valuation of stock-based compensation.

Deferred Taxes

Our accounting for deferred tax consequences represents our best estimate of future events that can be appropriately reflected in accounting estimates. Changes in existing tax laws, regulations, rates and future operating results may impact the amount of deferred tax liabilities and deferred tax assets over time. We allocate our deferred tax asset and liabilities based on the classification of the item creating the deferred or when we believe the deferred will be realized if there is no corresponding item. The valuation allowance is allocated based on the gross deferred tax asset.

The Company recorded a valuation allowance to reduce our deferred tax asset to an amount that we expected to be realized. The Company considers all positive and negative evidence to determine the adequacy of the recorded valuation allowance. The factors included in the analysis are historical and projected future taxable income including expectations of pending contracts and evolving business practices of our industry. If we determine that it is more likely than not that we will be able to use a deferred tax asset in the future in excess of its carrying value, an adjustment to the deferred tax asset valuation allowance would be made to reduce income tax expense.

Results of Operations for the year ended December 31, 2013 as compared with the year ended December 31, 2012

The following table presents the condensed consolidated statements of operations as a percentage of revenue:

	For the years ended December 31.
	2013	2012
NET REVENUE	100.0%	100.0%
COST OF REVENUE	52.2%	55.2%

GROSS PROFIT	47.8%	44.8%
OPERATING EXPENSES:
General and administrative	26.2%	26.5%
Research and development	3.7%	3.8%
Sales and marketing	13.1%	12.5%

TOTAL OPERATING EXPENSES	43.0%	42.8%

INCOME FROM OPERATIONS	4.8%	2.0%
INTEREST AND OTHER INCOME (EXPENSE) – NET	(1.5)%	(1.9)%

NET INCOME BEFORE INCOME TAXES	3.3%	0.1%
INCOME TAXES	0.2%	0.0%
NET INCOME	3.1%	0.1%

Revenue

Our revenue, requisition and test metrics for the years ended December 31, 2013 and 2012 are as follows:

	FY 2013	FY 2012	% Change
Client Requisitions Received (Cases)	88,431	73,773	19.9%
Number of Tests Performed	137,317	114,606	19.8%
Average Number of Tests/Requisition	1.55	1.55	0.0%
Total Testing Revenue	$66,467,000	$59,867,000	11.0%
Average Revenue/Requisition	$752	$812	(7.4)%
Average Revenue/Test	$484	$522	(7.3)%

Our 11% year-over-year revenue growth is a result of a broad based increase in the number of new clients, including new office locations for our one client with approximately 50 locations. This client represented 15.8 and 14.9% of our total revenue for the years ended December 31, 2013 and 2012, respectively. This client has provided us with a notice of termination of our contract with them effective May 14, 2014. This client has informed us that they plan to internalize a large portion of the tests we currently process for them.

Our average revenue per test and per requisition decrease of approximately 7% was primarily attributable to the expiration of the TC Grandfather clause and a modest impact by an increasing proportion of lower average revenue molecular and immunohistochemistry tests in our test mix.

On February 22, 2012, the Middle Class Tax Relief Act (“MCTRA”) was enacted. The MCTRA included a provision that specified that the Centers for Medicare and Medicaid Services (“CMS”) Technical Component Grandfather Clause (“TC Grandfather”) would expire on June 30, 2012. The TC Grandfather clause had allowed independent laboratories like us to bill Medicare directly for the technical component of certain hospital in-patient and out-patient laboratory tests reimbursable off of the Medicare Physician Fee Schedule for hospitals that had a relationship with an independent pathology lab prior to July 22, 1999. As a result of this regulatory change, since becoming effective July 1, 2012, we are now required to bill hospitals directly for these technical component services. Our hospital clients, however, receive no incremental reimbursement for in-patient tests and only limited incremental reimbursement for out-patient tests. Beginning in the third quarter of 2012, the expiration of the TC Grandfather clause created price competition in approximately 18% of our revenue base, where previously there had been none. This caused an impact to revenue and also directly impacted gross margin and net income by approximately $2.6 million when comparing the year ended December 31, 2013 to the year ended December 31, 2012. The requirement to submit claims to our clients directly, instead of Medicare, has also had an impact on the time it takes for us to collect on the receivables for the tests in question. Medicare typically pays each claim filed within 3 to 4 weeks of filing, however, clients typically get billed only once a month for all claims, and the collection cycle time from clients is generally 30-90 days or more from the time they receive our bill. While we could bill Medicare on a daily basis, many of our hospital clients want only one cumulative bill at the end of the month.

Cost of Revenue and Gross Profit

Cost of revenue includes payroll and payroll related costs for performing tests, depreciation of laboratory equipment, rent for laboratory facilities, laboratory reagents, probes and supplies, and delivery and courier costs relating to the transportation of specimens to be tested.

	For the years ended December 31,
	2013	2012	Change	% Change
Cost of Revenue	$34,730,000	$33,031,000	$1,699,000	5.1%
Cost of Revenue as a % of revenue	52.2%	55.2%		(5.4)%
Gross Profit	$31,737,000	$26,836,000	$4,901,000	18.3%
Gross Profit as a % of revenue	47.8%	44.8%		6.7%
Cost of Revenue per Test	$252.92	$288.21	$(35.29)	(12.2)%
Gross Profit per Test	$231.12	$234.16	$(3.04)	(1.3)%

Overall cost of revenue increased in 2013 due to the increases in our testing volumes. The decline in cost of revenue per test for these periods was the result of several factors, including:

•	Improved productivity in our laboratory, as we experienced an increase in the amount of tests processed per laboratory FTE (full time equivalent personnel). This was driven by improved capacity planning and utilization along with several process improvements in the laboratory.

•	We experienced a reduction in test send-outs to other laboratories as a result of our expanded Molecular test services menu and a reduction in our contract labor due to our expanded medical staff.

•	We were able to decrease our logistics cost through internalizing certain courier routes that were previously serviced by contract courier services.

•	Our supplies cost as a percentage of revenue declined based on efforts made to reduce price from certain key vendors and efforts by the best practice teams to reduce any supply waste.

Our best practice teams work closely with our Information Technology team to re-design our systems and processes to improve efficiencies. We continue to focus on improving our laboratory operations in order to continue to drive further improvements in our cost per test. We believe that we will continue to see a reduction in average cost per test in future periods based on the activities of our best practices teams.

Sales and Marketing

Sales and marketing expenses relate primarily to the employee related costs of our sales management, sales representatives, sales and marketing consultants, marketing, and customer service personnel.

	For the years ended December 31.
	2013	2012	Change	% Change
Sales and marketing	$8,726,000	$7,501,000	$1,225,000	16.3%
As a % of revenue	13.1%	12.5%

The approximate 16% increase in sales and marketing for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was primarily the result of increased headcount in our sales organization and all associated costs related to those personnel and commissions increased.

We expect our overall sales and marketing expenses to increase modestly in 2014. We also anticipate adding additional sales representatives in 2014.

General and Administrative Expenses

General and administrative expenses relate to billing, bad debts, finance, human resources, information technology and other administrative functions. They primarily consist of employee related costs (such as salaries, fringe benefits, and stock-based compensation expense), professional services, facilities expense, and depreciation and administrative-related costs allocated to general and administrative expenses.

	For the years ended December 31.
	2013	2012	Change	% Change
General and administrative	$17,397,000	$15,843,000	$1,554,000	9.8%
As a % of revenue	26.3%	26.5%

General and administrative expenses increased approximately 10%, for the year ended December 31, 2013 as compared to the year ended December 31, 2012. This increase is primarily a result of adding information technology and billing personnel to support the increase in our testing volumes as well as health and business insurance costs, depreciation and increases in other professional fees.

Bad debt expense, in dollars, decreased by approximately 8%, or $0.3 million to $2.8 million for the year ended December 31, 2013 as compared to $3.1 million for the year ended December 31, 2012. Bad debt as a percentage of revenue decreased to 4.2% for the year ended December 31, 2013 from 5.1% of revenue for the year ended December 31, 2012. This decline was the result of changes in our payer mix, resulting in more client billing, which historically has less bad debt than patient or insurance billing.

We expect our general and administrative expenses to increase as we add personnel, increase our billing and collections activities; incur additional expenses associated with the expansion of our facilities and backup systems; and continue to build our physical infrastructure to support our anticipated growth. However, we expect general and administrative expenses to continue to decline as a percentage of our revenue as our case volumes increase and as we continue to develop more operating leverage in our business.

Research and Development Expenses

Research and development (R&D) expenses relate to cost of developing new proprietary and non-proprietary genetic tests. R&D expenses consist of payroll for our R&D staff, supplies cost, stock compensation expense, as well as cost related to our licensing agreement with Health Discovery Corporation, including amortization of the licensed technology.

	For the years ended December 31.
	2013	2012	Change	% Change
Research and development	$2,440,000	$2,281,000	$159,000	7.0%
As a % of revenue	3.7%	3.8%

The increase in research and development expenses is primarily a result of increased stock compensation expense. R&D expenses for the year ended December 31, 2013, included $252,000 and $231,000 of stock based compensation expenses for non-employee options and warrants as compared to $151,000 and $135,000 for the comparable period in 2012. We anticipate an ongoing investment in research and development as we develop new genetic tests.

Interest and Other (Income) Expense

Interest and other income and expense primarily represents the interest expense we incur on our borrowing arrangements, primarily comprised of interest payable on advances under our revolving credit facility with Capital Source and interest paid on capital lease obligations offset by the interest income we earn on cash deposits. Interest expense decreased from approximately $1.15 million in 2012 to $1.0 million in 2013, reflecting lower borrowings, particularly related to our revolving credit facility and partially offset by an increase in capital lease obligations as we acquired additional equipment to support our increasing volume of business.

Net Income

The following table provides the net income for each period along with the computation of basic and diluted net income per share for the year ended December 31, 2013 and 2012 (in thousands, except per share amounts):

	Years Ended December 31,
	2013	2012
Net income	$2,033	$65

Basic weighted average shares outstanding	48,263	45,027
Effect of potentially dilutive securities	4,512	3,688

Diluted weighted average shares outstanding	52,775	48,715

Basic net income per share	$0.04	$0.00

Diluted net income per share	$0.04	$0.00

Non-GAAP Measures

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before (i) interest expense, (ii) tax expense and therapeutic discovery tax grants, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense and (v) other extraordinary or non-recurring charges, such as the costs related to moving our California facility. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

The following is a reconciliation of GAAP net income to Non-GAAP EBITDA and Adjusted EBITDA for the years ending December 31, 2013 and 2012:

	For the years ended December 31,
	2013	2012
Net income (Per GAAP)	$2,033,000	$65,000
Adjustments to Net Income:
Interest expense (income), net	989,000	1,146,000
Amortization of intangibles	223,000	182,000
Income taxes	152,000	—
Depreciation of property and equipment	4,189,000	3,637,000

EBITDA (non-GAAP)	7,586,000	5,030,000
Further Adjustments to EBITDA:
Other non-recurring items	—	170,000
Non-cash stock-based compensation	929,000	798,000

Adjusted EBITDA (non-GAAP)	$8,515,000	$5,998,000

Results of Operations for the year ended December 31, 2012 as compared with the year ended December 31, 2011

The following table presents the condensed consolidated statements of operations as a percentage of revenue:

	For the years ended December 31.
	2012	2011
NET REVENUE	100.0%	100.0%
COST OF REVENUE	55.2%	55.3%

GROSS PROFIT	44.8%	44.7%
OPERATING EXPENSES:
General and administrative	26.5%	28.3%
Research and development	3.8%	1.3%
Sales and marketing	12.5%	16.0%

TOTAL OPERATING EXPENSES	42.8%	45.6%

INCOME (LOSS) FROM OPERATIONS	2.0%	(0.9)%
INTEREST AND OTHER INCOME (EXPENSE) – NET	(1.9)%	(1.8)%

NET INCOME (LOSS) BEFORE INCOME TAXES	0.1%	(2.7)%
INCOME TAXES	0.0%	0.0%

NET INCOME (LOSS)	0.1%	(2.7)%

Technical Component Grandfather Clause Expiration

On February 22, 2012, the Middle Class Tax Relief Act (“MCTRA”) was enacted. The MCTRA included a provision that specified that the Centers for Medicare and Medicaid Services (“CMS”) Technical Component Grandfather clause (“TC Grandfather”) would expire on June 30, 2012. The TC Grandfather clause had allowed independent laboratories like us to bill Medicare directly for the technical component of certain hospital in-patient and out-patient laboratory tests reimbursable off of the Medicare Physician Fee Schedule for hospitals that had a relationship with an independent pathology lab prior to July 22, 1999. As a result of this regulatory change, effective July 1, 2012, we are now required to bill hospitals directly for these technical component services. Our hospital clients, however, receive no incremental reimbursement for in-patient tests and only limited incremental reimbursement for out-patient tests. Thus, the expiration of the TC Grandfather clause created price competition in approximately 18% of our revenue base, where previously there had been none. This resulted in a decline of approximately $2.6 million of revenue for the six months ended December 31, 2012 versus the six months ended December 31, 2011. This decline in revenue also directly impacted gross margin and net income. The requirement to submit claims to our clients directly, instead of Medicare, has also had an impact on the time it takes for us to collect on the receivables for the tests in question. Medicare typically pays each claim filed within 3 to 4 weeks of filing, however, clients typically get billed only once a month for all claims, and the collection cycle time from clients is generally 30-60 days or more from the time they receive our bill. While we could bill Medicare on a daily basis, many of our Hospital clients want one bill at the end of the month.

Revenue

Our revenue, requisition and test metrics for the years ended December 31, 2012 and 2011 are as follows:

	FY 2012	FY 2011	% Change
Client Requisitions Received (Cases)	73,773	49,235	49.8%
Number of Tests Performed	114,606	76,288	50.2%
Average Number of Tests/Requisition	1.55	1.55	0.3%
Total Testing Revenue	$59,867,000	$43,484,000	37.7%
Average Revenue/Requisition	$812	$883	(8.1)%
Average Revenue/Test	$522	$570	(8.4)%

Our approximate 38% year-over-year revenue growth is a result of a broad based increase in the number of new clients, including one new client with approximately 50 locations, and the further penetration of existing clients in 2012. Our average revenue/test decrease of approximately 8% was primarily attributable to the expiration of the TC Grandfather clause. As a result of this regulatory change, effective July 1, 2012, we are not able to bill Medicare directly for the technical component of certain hospital in-patient and out-patient laboratory tests and now must bill our hospital clients directly for such services, and are often reimbursed at lower rates than what we received from Medicare. Average revenue per test and per requisition was also modestly impacted by an increasing proportion of lower average revenue molecular and immunohistochemistry tests in our test mix.

Cost of Revenue and Gross Profit

Cost of revenue includes payroll and payroll related costs for performing tests, depreciation of laboratory equipment, rent for laboratory facilities, laboratory reagents, probes and supplies, and delivery and courier costs relating to the transportation of specimens to be tested.

	For the years ended December 31.
	2012	2011	Change	% Change
Cost of Revenue	$33,031,000	$24,056,000	$8,975,000	37.3%
Cost of Revenue as a % of revenue	55.2%	55.3%		(0.2)%
Gross Profit	$26,836,000	$19,428,000	$7,408,000	38.1%
Gross Profit as a % of revenue	44.8%	44.7%		0.2%
Cost of Revenue per Test	$288.21	$315.33	$(27.12)	(8.6)%
Gross Profit per Test	$234.16	$254.67	$(20.51)	(8.1)%

Overall cost of revenue increased in 2012 due to the large increases in our testing volumes. The decline in cost of revenue per test for these periods was the result of improved productivity in our laboratory, as we experienced an increase in the amount of tests processed per laboratory FTE (full time equivalent personnel). This was driven by improved capacity planning and utilization along with several process improvements in the laboratory. We also experienced a reduction in test send-outs to other laboratories as a result of our expanded Molecular test services menu and a reduction in our contract labor due to our expanded medical staff. We also saw rapid growth in lower cost molecular tests.

Sales and Marketing

Sales and marketing expenses relate primarily to the employee related costs of our sales management, sales representatives, sales and marketing consultants, marketing, and customer service personnel.

	For the years ended December 31.
	2012	2011	Change	% Change
Sales and marketing	$7,501,000	$6,963,000	$538,000	7.7%
As a % of revenue	12.5%	16.0%

The approximate 8% increase in sales and marketing for the year ended December 31, 2012 as compared to the year ended December 31, 2011 was primarily the result of increased sales commissions related to the increase in revenue partially offset by decreases in marketing expenses and travel by our sales organization. Our sales and marketing costs as a percentage of revenue declined for the year ended December 31, 2012 as compared to the year ended December 31, 2011 as a result of operating leverage on our increased revenues.

General and Administrative Expenses

General and administrative expenses relate to billing, bad debts, finance, human resources, information technology and other administrative functions. They primarily consist of employee related costs (such as salaries, fringe benefits, and stock-based compensation expense), professional services, facilities expense, and depreciation and administrative-related costs allocated to general and administrative expenses.

	For the years ended December 31.
	2012	2011	Change	% Change
General and administrative	$15,843,000	$12,331,000	$3,512,000	28.5%
As a % of revenue	26.5%	28.3%

General and administrative expenses increased approximately 29%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This increase is primarily a result of adding information technology and billing personnel to support the increase in our testing volumes as well as health insurance costs, recruiting expenses to hire new employees across the organization and an increase in corporate performance based bonuses.

Bad debt expense increased by approximately 19%, or $0.5 million to $3.1 million for the year ended December 31, 2012 as compared to $2.6 million for the year ended December 31, 2011. This increase was primarily a result of the 37.7% increase in revenue partially offset by a decrease in bad debt as a percentage of revenue. Bad debt as a percentage of revenue decreased to 5.10% for the year ended December 31, 2012 from 5.90% of revenue for the year ended December 31, 2011. This decline was the result of managed care contracts we entered into during the year and changes in our payer mix, resulting in more client billing, which historically has less bad debt than patient or insurance billing.

Research and Development Expenses

Research and development (R&D) expenses relate to cost of developing new proprietary and non-proprietary genetic tests. R&D expenses consist of payroll for our R&D staff, supplies cost, stock compensation expense, as well as cost related to our licensing agreement with Health Discovery Corporation, including amortization of the licensed technology.

	For the years ended December 31.
	2012	2011	Change	% Change
Research and development	$2,281,000	$543,000	$1,737,000	319.8%
As a % of revenue	3.8%	1.3%

The increases in research and development expenses are primarily a result of increased personnel costs, stock compensation expense and supply costs to develop and launch new molecular tests as well as to develop proprietary testing products and services including those related to our license with HDC. R&D expenses for the year ended December 31, 2012, also included $151,000 and $135,000 of stock based compensation expenses for non-employee options and warrants.

Interest and Other (Income) Expense

Interest and other income and expense primarily represents the interest expense we incur on our borrowing arrangements, primarily comprised of interest payable on advances under our revolving credit facility with Capital Source and interest paid on capital lease obligations offset by the interest income we earn on cash deposits. Interest expense increased from approximately $0.8 million in 2011 to $1.15 million in 2012, reflecting higher borrowings, particularly related to our revolving credit facility and capital lease obligations as we acquired additional equipment to support our increasing volume of business.

Net Income (Loss)

The following table provides the net income (loss) for each period along with the computation of basic and diluted net income (loss) per share for the year ended December 31, 2012 and 2011(in thousands, except per share amounts):

	Years Ended December 31,
	2012	2011
Net income (loss)	$65	$(1,177)

Basic weighted average shares outstanding	45,027	42,758
Effect of potentially dilutive securities	3,688	—

Diluted weighted average shares outstanding	48,715	42,758

Basic net income (loss) per share	$0.00	$(0.03)

Diluted net income (loss) per share	$0.00	$(0.03)

Non-GAAP Measures

“Adjusted EBITDA” is defined by NeoGenomics as net income (loss) from continuing operations before (i) interest expense, (ii) tax expense and therapeutic discovery tax grants, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense and (v) other extraordinary or non-recurring charges, such as the costs related to moving our California facility. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

The following is a reconciliation of GAAP net income (loss) to Non-GAAP EBITDA and Adjusted EBITDA for the years ending December 31, 2012 and 2011:

	For the years ended December 31,
	2012	2011
Net income (loss) (Per GAAP)	$65,000	$(1,177,000)
Adjustments to Net Loss:
Interest expense (income), net	1,146,000	768,000
Amortization of intangibles	182,000	—
Depreciation and amortization	3,637,000	2,086,000

EBITDA (non-GAAP)	5,030,000	1,677,000
Further Adjustments to EBITDA:
Other non-recurring items	170,000	—
Non-cash stock-based compensation	798,000	457,000

Adjusted EBITDA (non-GAAP)	$5,998,000	$2,134,000

Liquidity and Capital Resources

The following table presents a summary of our cash flows provided by (used in) operating, investing and financing activities for the years ended December 31, 2013 and 2012 as well as the period ending cash and cash equivalents and working capital.

	For the years ended December 31,
	2013	2012
Net cash provided by (used in):
Operating activities	$2,227,000	$(492,000)
Investing activities	(2,011,000)	(3,652,000)
Financing activities	2,750,000	3,384,000

Net increase (decrease) in cash and cash equivalents	2,966,000	(760,000)
Cash and cash equivalents, beginning of period	1,868,000	2,628,000

Cash and cash equivalents, end of period	$4,834,000	$1,868,000

Working Capital (1), end of period	$13,168,000	$823,000

(1)	Defined as current assets less current liabilities.

During the year ended December 31, 2013, our operating activities provided approximately $2.2 million of cash compared with $0.5 million of cash used in the comparable period in 2012. This increase in cash provided from operations was primarily the result of our increased profitability partially offset by increases in our accounts receivable balance. Our accounts receivable balance has increased as a result of our 11% revenue growth during the year ended December 31, 2013. Aside from our growth, four other factors have contributed to the increase in our accounts receivable balance. First, during the fourth quarter we began our transition to a new Billing system. This conversion required a tremendous amount of time and effort by our Billing team in order to do testing and quality control on the new system. The front-end section of our Billing department that sends out initial claims fell behind during the fourth quarter of 2013 and there was an increase in the backlog of unbilled claims. This unbilled backlog is being actively worked and we expect it to decline in the first quarter of 2014. Second, the expiration of the TC Grandfather clause on June 30, 2012 which now requires us to bill clients for the technical component of our certain testing services was a factor, whereas previously we were able to bill Medicare directly for such services. Historically, Medicare is a much faster payer than our hospital clients, and this change has contributed to the increase in our receivables. Third, policy changes made by the BCBSA to the Blue Card program increased our accounts receivable as it made it more complicated to receive payment from each of the various Blue Cross plans in each state and to receive out of network payments from patients. Finally, an increase in denials for Molecular and FISH testing has required our billing team to file more appeals than ever before. While many appeals have been successful to date, it does lengthen the time it takes to collect on these receivables.

Cash used in investing activities in 2013 of $2.0 million arose from the purchase of computer and laboratory equipment, tenant improvements, externally developed software interfaces and internally developed software.

Cash used in investing activities in 2012 arose from the following:

•	On January 6, 2012, we entered into a Master License Agreement (the “License Agreement”) with HDC (See Note E to the Notes to Consolidated Financial Statements). Upon the execution of the License Agreement, we paid HDC $1.0 million in cash and issued to HDC 1,360,000 shares of our common stock which had a market value of $1.95 million using the closing price of $1.43 per share for our common stock as quoted on the OTCQB Market on January 6, 2012. We have recorded this transaction as a purchase of intangible assets.

•	We have also used approximately $2.6 million in cash to purchase or develop property and equipment. Approximately half of this was related to our new laboratory facility in Irvine, California and the remaining amounts were primarily for externally developed software interfaces and to a lesser extent small equipment purchases which could not be leased and internally developed software.

Cash generated by financing activities in 2013 was the result of equity raise completed in March 2013 for $9.2 million partially offset by pay-downs on the revolving credit facility. The cash generated by financing activities in 2012 arose primarily from net borrowings of approximately $4.6 million under our credit facility. Those borrowings were necessary because of growth in our receivables.

On March 26, 2012, the Parent Company, NeoGenomics Laboratories (together with the Parent Company, the “Borrower”), and CapitalSource Finance LLC (“Capital Source”) entered into a First Amendment (the “Amendment”) to the Amended and Restated Revolving Credit and Security Agreement, dated April 26, 2010 (the “Amended and Restated Credit Agreement” or the “Credit Facility”). The Amended and Restated Credit Agreement amended and restated the original Revolving Credit and Security Agreement dated February 1, 2008, as amended, by and among the Parent Company, Borrower and CapitalSource (the “Original Credit Agreement”). The terms of the Amendment and the Amended and Restated Credit Agreement are substantially similar except that the Amendment, among other things:

I.)	Increased the maximum principal amount of the revolving credit facility (the “Facility Cap”) to $8.0 million from $5.0 million; provided, that the Borrower may request to increase the Facility Cap twice during the term of the Amended and Restated Credit Agreement in increments of $1.0 million to a maximum of $10,000,000;

II.)	Extended the term of the Amended and Restated Credit Agreement to March 26, 2015;

III.)	Revised the definition of “Minimum Termination Fee” to be:

a.	2.5% of the Facility Cap if the Revolver Termination (as defined in the Agreement) is at any time before March 26, 2013;

b.	1.5% of the Facility Cap if the Revolver Termination is after March 26, 2013 but before March 26, 2014;

c.	0.5% of the Facility Cap if the Revolver Termination is on or after March 26, 2014; and

d.	That there shall be no Minimum Termination Fee if the Revolver Termination occurs within five (5) days of the end of the term.

IV.)	Modified the definition of “Permitted Indebtedness” and “Fixed Charge Coverage Ratio”; and

V.)	Amended Section 3.1 of the Amended and Restated Credit Agreement by deleting “the LIBOR shall be not less than 2.0%” and replacing it with “the LIBOR shall be not less than 1.0%”.

We paid Capital Source a commitment fee of $80,000 in connection with the Amendment.

On July 27, 2012 the Facility Cap was increased from $8.0 million to $9.0 million.

During 2012, SunTrust Bank agreed to remove the requirement of restricted cash with our equipment leases and $500,000 of our cash became unrestricted.

On January 25, 2013 the Borrower and CapitalSource entered into a Second Amendment (the “Second Amendment”) to the Amended and Restated Credit Agreement. The terms of the Second Amendment:

I.)	Increased the Facility Cap to $10.0 million from $9.0 million; provided, that the Borrower may request to increase the Facility Cap twice during the term of the Amended and Restated Credit Agreement in increments of $1.0 million to a maximum of $12,000,000 on or after January 31, 2013;

II.)	Amended Annex 1 of the Credit Facility as follows:

a) Deleted Section 2 of the Annex 1 in its entirety and replaced it with the following:

2. Minimum Cash Velocity

For each Test Period, measured as of the last day of each calendar month ending on or after December 31, 2012, Collections of Accounts of Borrowers collectively shall not be less than the Cash Velocity Percentage of Borrowers’ net revenue for the Revenue Period less the bad debt expense recognized on the income statement for such Revenue Period.

b) Added the following definition to the definitions set forth in such Annex in the appropriate alphabetic order:

“Cash Velocity Percentage” means (a) 80% for the period beginning December 31, 2012 and ending on March 31, 2013 and (b) 87.5% at all other times.

We paid Capital Source a commitment fee of $10,000 in connection with the Second Amendment.

In March 2013, the Company completed an offering of 3,322,500 shares of registered common stock at a price of $3.00 per share, for gross proceeds of $10.0 million. The Company received approximately $9.2 million in net proceeds after deducting underwriting fees and offering costs of approximately $0.8 million.

On January 24, 2014 the Borrower and CapitalSource entered into a Third Amendment (the “Third Amendment”) to the Amended and Restated Credit Agreement. The terms of the Third Amendment amended the Annex I of the credit agreement to delete the definition of Cash Velocity Percentage in its entirety and to replace it with the following:

Cash Velocity Percentage – shall mean (a) 80% for the period beginning December 31, 2012 and ending on March 31, 2013, (b) 75% for the period beginning December 1, 2013 and ending on March 31, 2014 and (c) 87.5% at all other times.

We believe we are in compliance with all covenants to the Credit Facility.

We had unrestricted cash on hand of $4.8 million as of December 31, 2013, along with the $5.7 million unused portion of our credit line. As such, we believe we have adequate resources to meet our operating commitments.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2013 (in thousands):

	FY 2014 ($)	FY 2015 ($)	FY 2016 ($)	FY 2017 ($)	FY 2018 & Thereafter ($)	Total ($)
Capital Leases	3,162	1,755	1,181	420	204	6,722
Operating Leases	939	754	526	334	—	2,553

Capital Expenditures

We currently forecast capital expenditures in order to execute on our business plan. The amount and timing of such capital expenditures will be determined by the volume of business, but we currently anticipate that we will need to purchase approximately $6.0 million to $7.0 million of additional capital equipment during the next year. We plan to fund these expenditures with capital lease financing arrangements, cash, and through bank loan facilities. If we are unable to obtain such funding, we will need to pay cash for these items or we will be required to curtail our equipment purchases, which may have an impact on our ability to continue to grow our revenues.

Recent Accounting Pronouncements

We have reviewed all recently issued standards and have determined they will not have a material impact on our consolidated financial statements or do not apply to our operations.

DESCRIPTION OF BUSINESS

Overview

We operate a network of cancer-focused testing laboratories whose mission is to improve patient care through exceptional genetic and molecular testing services. Our vision is to become America’s premier cancer testing laboratory by delivering uncompromising quality, exceptional service and innovative products and services. The Company has laboratory locations in Ft. Myers and Tampa, Florida; Irvine, California; and Nashville, Tennessee, and currently offers the following types of testing services:

a)	Cytogenetics testing—the study of normal and abnormal chromosomes and their relationship to disease. Cytogenetic studies are often utilized to answer diagnostic, prognostic and predictive questions in the treatment of hematological malignancies and solid tumors;

b)	Fluorescence In-Situ Hybridization (“FISH”) testing—a branch of cancer genetics that focuses on detecting and locating the presence or absence of specific DNA sequences and genes on chromosomes. FISH helps bridge abnormality detection between the chromosomal and DNA sequence levels;

c)	Flow cytometry testing—a rapid way to measure the characteristics of cell populations. Cells from peripheral blood, bone marrow aspirate, lymph nodes, and other areas are labeled with selective fluorescent antibodies and quantified according to their surface antigens. These fluorescent antibodies bind to specific cell surface antigens and are used to identify malignant cell populations. Flow cytometry is typically performed in conjunction with morphology testing which looks at smears on glass slides for abnormal cell populations;

d)	Immunohistochemistry (“IHC”) testing—the process of identifying cell proteins in a tissue section utilizing the principle of antibodies binding specifically to antigens. Specific surface cytoplasmic or nuclear markers are characteristic of cellular events such as proliferation or cell death (apoptosis). IHC is also widely used to understand the distribution and localization of differentially expressed proteins; and

e)	Molecular testing—a rapidly emerging cancer diagnostic tool focusing on the analysis of DNA and RNA, as well as the structure and function of genes at the molecular level. Molecular testing employs multiple technologies including bi-directional Sanger sequencing analysis, DNA fragment length analysis, real-time polymerase chain reaction (“RT-PCR”) RNA analysis and Next-Generation sequencing.

All of these testing services are widely utilized to determine the diagnosis and prognosis of various types and subtypes of cancer and to help predict a patient’s potential response to specific therapies. NeoGenomics offers testing services on both a “tech-only” basis, where NeoGenomics performs the technical component of the testing (specimen set-up, staining, imaging, sorting and categorization of cells, chromosomes, genes or DNA) and the client physician performs the related professional interpretation component (analyzing the laboratory data, viewing the cells, developing the diagnosis or prognosis as well as preparing and writing the final report), as well as on a full service or “global” basis where NeoGenomics performs both the technical component and our medical staff provides the professional interpretation component.

Operating Segment

We have one reportable operating segment that delivers testing services to hospitals, pathologists, oncologists, other clinicians and researchers. Also, at December 31, 2013, all of our services were provided within the United States and all of our assets were located in the United States.

Market Opportunity

The medical testing laboratory market can be broken down into three primary segments:

•	Clinical Pathology testing,

•	Anatomic Pathology testing, and

•	Genetic and Molecular testing.

Clinical Pathology testing covers high volume, highly automated, lower complexity tests on easily procured specimens such as blood and urine. Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams.

Anatomic Pathology testing involves evaluation of tissue, as in surgical pathology, or cells as in cytopathology. The most widely performed Anatomic Pathology procedures include the preparation and interpretation of pap smears, skin biopsies, and tissue biopsies.

Genetic and molecular testing typically involves analyzing chromosomes, genes, proteins and/or DNA/RNA sequences for abnormalities. Genetic and molecular testing requires highly specialized equipment and credentialed individuals (typically M.D. or Ph.D. level) to certify results and typically yields the highest reimbursement levels of the three market segments.

The field of cancer genetics is evolving rapidly and new tests are being developed at an accelerated pace. Based on medical and scientific discoveries over the last decade, cancer testing falls into one of three categories: diagnostic testing, prognostic testing and predictive testing. Of the three, the fastest growing area is predictive testing, which is utilized by clinicians to predict a patient’s response to the various treatment options in order to deliver “personalized medicine” that is optimized to that patient’s particular circumstances.

We estimate that the United States market for genetic and molecular testing is divided among approximately 400 laboratories. Approximately two thirds of these laboratories are attached to academic institutions and primarily provide clinical services to their affiliated university hospitals and associated physicians. We believe that the remaining one third of the market is quite fragmented and that less than 20 laboratories market their services nationally. We estimate that the top 20 laboratories account for approximately 50% of market revenues for genetic and molecular testing.

We believe that the key factors influencing the rapid market growth for cancer testing include: (i) every year more and more genes and genomic pathways are implicated in the development and/or clinical course of cancer; (ii) cancer is primarily a disease of the elderly—one in four senior citizens is likely to develop some form of cancer during the rest of their lifetime once they turn sixty, and now that the baby boomer generation has started to reach this age range, the incidence rates of cancer are rising; and (iii) increasingly, new drugs are being targeted to certain cancer subtypes and pathways which require companion diagnostic testing. Laboratory tests are needed to identify the type and subtype of cancer and the proper treatment regimen for each individual patient in order to deliver “personalized medicine” to the patient. These factors have driven explosive growth in the development of new genetic and molecular tests. We estimate a $10-12 billion total market opportunity for cancer testing in the United States, about $5-6 billion of which is derived from genetic and molecular testing with the remaining portion derived from more traditional anatomic pathology testing services that are complementary to and often ordered with the genetic and molecular testing services we offer.

Our Focus: Grow, Innovate, Diversify and Get Lean

Grow

Over the last ten years we have grown revenue and test volume at a compound annual growth rate of approximately 70% per year, by delivery uncompromising quality and exceptional service to our clients. All of this growth was organic growth.

We plan to continue growing organically by providing high complexity, cancer-related laboratory testing services to hospitals, community-based pathology practices, and clinicians throughout the United States. We currently perform analyses for hematopoietic cancers such as leukemia and lymphoma (blood and lymphoid tumors) and solid tumor cancers such as breast, lung, colon, and bladder cancer. For hematopoietic cancers, we typically analyze bone marrow aspirate and peripheral blood specimens. For solid tumor cancers, we typically analyze tissue samples or urine.

The cancer testing services we offer to community-based pathologists are designed to be a natural extension of, and complementary to, the services that they perform within their own practices. We believe our relationship as a non-competitive partner to community-based pathology practices empowers them to expand their breadth of testing and provide a menu of services that matches or exceeds the level of service found in academic centers of excellence around the country. Community-based pathology practices typically order our services on a “tech-only” basis, which allows them to participate in the diagnostic process by performing the professional interpretation services without having to make the investment in laboratory personnel or equipment needed to perform the technical component of the tests.

In areas where we do not provide services to community-based pathology practices, we may directly serve oncology, dermatology, urology and other clinician practices that prefer to have a direct relationship with a laboratory for cancer-related genetic and molecular testing services. We typically service these types of clients with a “global” service offering where we perform both the technical and professional components of the tests ordered. Increasingly, however, larger clinician practices have begun to internalize pathology testing services, and our “tech-only” service offering allows these larger clinician practices to also participate in the diagnostic process by performing the professional interpretation services on testing they do not perform in their own laboratory.

We will also look to grow our business through mergers or acquisitions if the right opportunity becomes available. We are focused on opportunities that would be complementary to our menu of services and would be accretive to our earnings in a short timeframe.

Innovate

We are committed to being an innovative leader in oncology testing, and thus we are also focused on innovation. Our goal is to develop new assays to help physician clients better manage their patients and to enable them to practice evidence-based medicine tailored specifically for each of their patients. During 2013, we introduced approximately 40 new molecular tests and cancer profiles to our molecular testing menu. Our clients have been very receptive to our new molecular offerings and we believe that we have the most comprehensive molecular test menu of any laboratory in the United States. We are also seeing increasing interest in our molecular menu from several Pharmaceutical firms. Molecular testing is a rapidly growing part of oncology testing, which allows us to determine specific subtypes of cancer, as well as predict responses to certain therapeutics by isolating certain genetic mutations in DNA and RNA. We also introduced a number of NeoTYPETM panels that combine multiple molecular tests into panels targeting specific types of cancer to help pathologists and oncologists determine cancer subtypes on difficult cases. We use bi-directional sequencing analysis which we believe is superior to many of the molecular tests being offered by our competitors because we are able to pick up mutations that other methods would not detect. In addition, we are finalizing plans to launch next generation sequencing capabilities for clinical use in March 2014. We believe that we are well-positioned to capitalize on this rapidly growing area.

We are working on developing a proprietary NeoSCORETM Prostate cancer test that is performed on blood plasma and urine rather than on prostate tissue biopsies. There are two goals for this test, to diagnose the presence of cancer in patients with BPH (Benign prostatic hyperplasia) and to distinguish high-grade from low-grade cancer in patients with prostate cancer. We completed a preliminary patient study in June 2013, and the results were recently published in the Genetic Testing and Molecular Biomarkers journal. In addition, we recently completed a follow up study with additional patient samples which confirmed the published preliminary data. We are also expanding our work to include patient samples from outside the United States. While further validation work needs to be completed, we continue to be excited about the potential for this test. We are planning a limited launch of our NeoSCORE test in the second quarter of 2014 and a full launch later in the year.

Our 10 color flow cytometry service offering has been very well received as it provides approximately 60% more data than previous flow cytometry platforms and allows for better operating efficiencies. In addition, over the last year we have vastly improved our immunohistochemistry offering, brought up a new digital imaging platform and launched several new FISH tests including a very promising new test to aid in the diagnosis of Barrett’s Esophagus that we are offering on a semi-exclusive basis. We expect these new tests to drive substantial growth in the future. We also expect to continue to make investments in R&D that will allow us to commercialize a number of new and innovative genetic tests as we move forward.

In January 2012, we entered into a license agreement with Health Discovery Corporation (“HDC”) to license certain Support Vector Machine / Recursive Feature Elimination technology (“SVM-RFE”). We believe SVM-RFE techniques will allow us to combine and analyze data from genomics, proteomics and digital imaging to develop practical, cost-effective and reliable new assays and other proprietary tests. Using this technology, we believe we will be able to offer a whole line of advanced tests that will help physicians better manage the treatment options for cancer patients. We have prioritized the development of better tests for the diagnosis and prediction of clinical behavior in prostate cancer, pancreatic cancer, breast cancer, leukemia/lymphoma and other solid tumors as part of the License Agreement. We intend to launch a test for prostate cancer in 2014. We are also developing a Cytogenetics Interpretation System using the SVM technology that we believe will result in substantial cost savings and open up the opportunity for sub-licensing revenue in future years.

Diversify

Our third focus as we enter 2014 is diversification. In November 2013, we announced an exclusive alliance with Covance Central Laboratories (“Covance”) to provide comprehensive anatomic pathology, histology and specialty laboratory testing services for clinical trials. Covance is the largest contract research organization servicing the needs of the pharmaceutical industry. Through this alliance, Covance’s clients will gain access to fully integrated anatomic pathology and histology (“APH”) services, including immunohistochemistry (“IHC”), fluorescence in-situ hybridization (“FISH”) and molecular testing. Covance will establish a laboratory at NeoGenomics’ Fort Myers, Florida facility and together with NeoGenomics, will provide a full range of APH, tissue based biomarkers and other specialty testing services. The companies will then expand joint capabilities globally at Covance’s central laboratory locations in Shanghai, China; Geneva, Switzerland; and Singapore. As part of the alliance, Covance will have access to NeoGenomics extensive medical and scientific networks, which includes more than 500 pathologists. NeoGenomics gains access to Covance’s broad market reach, established client relationships, and extensive clinical trials experience. We believe this alliance will provide seamless global testing services supporting oncology and companion diagnostics strategies for biopharmaceutical firms around the world. We are currently expanding our facility in Fort Myers, Florida to provide the capacity to grow this partnership with Covance and to provide quality testing for global clinical trials. NeoGenomics has ongoing clinical trials with international pharmaceutical firms and working along with Covance will allow us to work on trials on a global basis.

Get Lean

We are focused on becoming more efficient and reducing our cost per test. Our best practice teams work with our information technology teams to make improvements in efficiencies to our lab processes. We are using information systems and technology to move NeoGenomics further along the path of being a “fully digital lab”, that uses on-line ordering, bar coding, specimen tracking, and other tools to create a streamlined, seamless, and efficient lab. We are also currently undertaking a facility upgrade to our Fort Myers, Florida lab location and we expect this upgrade to increase our efficiencies and reduce our cost per test. As a result of these efforts, our productivity as measured by the number of tests performed per laboratory employee has increased approximately 40% and our average cost of goods sold per test has decreased by 22% since 2010. This has more than offset the 19% reduction in average revenue per test during this period. As a result our gross margin has increased from 45.9% in 2010 to 47.8% in 2013.

The following graph shows our gross margin percentage for each fiscal year from 2010 to 2013, the cumulative change in average revenue per test since the year ended December 31, 2009 for those years and the cumulative change in productivity, as measured by the number of tests performed per laboratory employee, since the year ended December 31, 2009 for those years:

The following chart shows the improvements we have made annually in reducing all of our costs and increasing our Adjusted EBITDA over the last four years:

Competitive Strengths

Turnaround Times

We strive to provide industry leading turnaround times for test results to our clients nationwide. By providing information to physicians in a rapid manner, they can begin treating their patients as soon as possible. We believe our average 4-5 day turnaround time for our cytogenetics testing services, our average 3-4 day turnaround time for FISH testing services, our 5-7 day turnaround time for molecular testing and our average 1 day turnaround time for flow cytometry testing services are industry-leading benchmarks for national laboratories. Our consistent timeliness of results is a competitive strength and a driver of additional testing requests by our referring physicians. Quick turnaround times allow for the performance of other adjunctive tests within an acceptable diagnosis window in order to augment or confirm results and more fully inform treatment options. We believe that our rapid turnaround times are a key differentiator of NeoGenomics versus other national laboratories, and our clients often cite them as a key factor in their relationship with us.

Medical Team

Our team of medical professionals and Ph.Ds. are specialists in the field of genetics and oncology. Our medical team is led by our Chief Medical Officer, Dr. Maher Albitar, a renowned hematopathologist with extensive experience in molecular and genetic testing. Prior to joining NeoGenomics, Dr. Albitar was Medical Director for Hematopathology and Oncology at the Quest Nichols Institute and Chief R&D Director for Hematopathology and Oncology for Quest Diagnostics. He also served as Section Chief for Leukemia at the University of Texas M. D. Anderson Cancer Center. In addition to Dr. Albitar, we employ several other full-time M.D.s and Ph.Ds.

Extensive Tech-Only Service Offerings

We launched the first tech-only FISH testing services in the United States in 2006, and we currently have the most extensive menu of tech-only FISH services in the country. We also offer tech-only flow cytometry and immunohistochemistry testing services. These types of testing services generally allow the professional interpretation component of a test to be billed separately from the technical component. Our NeoFISHTM, NeoFLOWTM and other tech-only service offerings allow properly trained and credentialed community-based pathologists to extend their own practices by performing professional interpretations services, which allows them to better service the needs of their local clientele without the need to invest in the lab equipment and personnel required to perform the technical component of genetic and molecular testing.

Our tech-only services are designed to give pathologists the option to choose, on a case by case basis, whether they want to order just the technical information and images relating to a specific test so they can perform the professional interpretation, or order “global” services and receive a comprehensive test report which includes a NeoGenomics Pathologist’s interpretation of the test results. Our clients appreciate the flexibility to access NeoGenomics’ medical staff for difficult or complex cases or when they are otherwise unavailable to perform professional interpretations. We believe this innovative approach to serving the needs of pathology client’s results in longer term, more committed client relationships that are more akin to strategic partnerships. Our extensive tech-only service offerings have differentiated NeoGenomics and allowed us to compete more effectively against larger, more entrenched competitors in our niche of the industry.

Global Service Offerings

We also offer a full set of global services to meet the needs of those clients who are not credentialed and trained in interpreting genetic tests and who are looking for specialists to interpret the testing results for them. In our global service offerings, our lab performs the technical component of the tests and our M.D.s and Ph.Ds. provide the interpretation services. Our professional staff is also available for post testing consultative services. These clients rely on the expertise of our medical team to give them the answers they need in a timely manner to help inform their diagnoses and treatment decisions. Many of our tech-only clients also rely on our medical team for difficult or challenging cases by ordering our global testing services on a case by case basis or our medical team can serve as a backup to our clients who need overflow or weekend coverage. Our Genetic Pathology Solutions (“GPS”) report summarizes all relevant case data from our global services on one summary report. When providing global services, NeoGenomics performs both the technical and professional component of the test, which results in a higher reimbursement level.

Client Education Programs

We believe we have one of the most extensive client education programs in the genetic and molecular testing industry. We train pathologists how to use and interpret genetic testing services so that they can better interpret technical data and render their diagnosis. Our educational programs include an extensive library of on-demand training modules, online courses, and custom tailored on-site training programs that are designed to prepare clients to utilize our tech-only services. Each year, we also regularly sponsor seminars and webinars on emerging topics of interest in our field. Our medical staff is involved in many aspects of our training programs.

Superior Testing Platforms

We use some of the most advanced testing platforms in the laboratory industry. The use of bi-directional sequencing in our molecular testing allows us to detect multiple mutations which can be missed with single point mutation analysis. Many laboratories rely on more limited kits which only look at single points on a gene. We also expect to launch next generation sequencing in 2014. Our automated FISH and Cytogenetics tools allow us to deliver the highest quality testing to our clients.

Laboratory Information System (LIS)

We believe we have a state-of-the-art Laboratory Information System (“LIS”) that interconnects our locations and provides flexible reporting solutions to clients. This system allows us to standardize testing and deliver uniform test results and images throughout our network, regardless of the location that any specific portion of a test is performed within our network. This allows us to move specimens and image analysis work between locations to better balance our workload. Our LIS also allows us to offer highly specialized and customizable reporting solutions to our tech-only clients. For instance, our tech-only NeoFISHTM and NeoFLOWTM applications allow our community-based pathologist clients to tailor individual reports to their specifications and incorporate only the images they select and then issue and sign-out such reports from our system with their own logos at the top. Our customized reporting solution even allows our clients to incorporate test results performed on ancillary tests not performed at NeoGenomics into summary report templates. This feature has been well-received by clients.

National Direct Sales Force

Our direct sales force has been trained extensively in cancer genetic testing and consultative selling skills to service the needs of clients. Our sales representatives (“Territory Business Managers”) are organized into three regions (Northeast, Central and West). These sales representatives all utilize our custom Customer Relationship Management System to manage their territories, and we have integrated all of the important customer care functionality within our LIS into Salesforce.com so that our Territory Business Managers can stay informed of emerging issues and opportunities within their regions.

Geographic Locations

Many high complexity laboratories within the cancer testing niche have frequently operated a core facility on either the West Coast or the East Coast of the United States to service the needs of their customers around the country. We believe our clients and prospects desire to do business with a laboratory with national breadth and a local presence. We have four facilities, two large laboratory locations in Fort Myers, Florida and Irvine, California and two smaller laboratory locations in Nashville, Tennessee and Tampa, Florida. Our objective is to “operate one lab with four locations” in order to deliver standardized, high quality, test results. We intend to continue to develop and open new laboratories and/or expand our current facilities as market situations dictate and business opportunities arise.

Scientific Pipeline

In the past few years our field has experienced a rapid increase in tests that are tied to specific “genomic pathways”. These predictive tests are typically individualized for a small sub-set of patients with a specific subtype of cancer. The therapeutic target in the genomic pathways is typically a small molecule found at the level of the cell surface, within the cytoplasm and/or within the nucleus. These genomic pathways, known as the “Hallmarks of Cancer”, contain a target-rich environment for small-molecule “anti-therapies”. These anti-therapies target specific mutations in the major cancer pathways such as the Proliferation Pathway, the Apoptotic Pathway, the Angiogenic Pathway, the Metastasis Pathway, and the Signaling Pathways and Anti-Signaling Pathways.

We are working with the technology we licensed from HDC to develop new proprietary cancer tests, streamline our workflow, and reduce our costs.

Sales and Marketing

We continue to grow our testing volumes and revenue due to our investment in sales and marketing. As of March 31, 2014, NeoGenomics’ sales and marketing team totaled 50 individuals, including 21 Territory Business Managers (sales representatives), 3 Business Development Specialists, 1 Product Specialist, 1 Managed Care Specialist, 3 Regional Business Unit Directors (regional managers), 10 marketing and management professionals and 11 customer care specialists.

Our revenue, requisition and test metrics for the years ended December 31, 2013, 2012 and 2011 were as follows:

	FY 2013	FY 2012	FY 2011
Client Requisitions Received (Cases)	88,431	73,773	49,235
Number of Tests Performed	137,317	114,606	76,288
Average Number of Tests/Requisition	1.55	1.55	1.55
Total Testing Revenue	$66,467,000	$59,867,000	$43,484,000
Average Revenue/Requisition	$752	$812	$883
Average Revenue/Test	$484	$522	$570

Our approximate 11% year-over-year revenue growth during 2013 was a result of a broad based increase in the number of new clients and increases related to additional practices for one large client with approximately 50 locations. Testing volumes grew approximately 20% in 2013 while average revenue per test declined approximately 7% primarily as a result of the expiration of the TC Grandfather clause. As a result of this regulatory change, effective July 1, 2012, we were no longer able to bill Medicare directly for the technical component of certain hospital in-patient and out-patient laboratory tests and now must bill our hospital clients directly for such services, and are often reimbursed at a lower rate than what we were previously receiving from Medicare. Average revenue per test and per requisition was also modestly impacted by an increasing proportion of lower average revenue molecular and immunohistochemistry tests in our test mix. Our approximate 38% year-over-year revenue growth during 2012 was a result of a broad based increase in the number of new clients, including one new client with approximately 50 locations, and the further penetration of existing clients in 2012. Our average revenue/test decrease of approximately 8% in 2012 was primarily attributable to the expiration of the TC Grandfather clause as described above.

Seasonality

The majority of our testing volume is dependent on patients being treated by hematology/oncology professionals and other healthcare providers. The volume of our testing services generally declines modestly during the summer vacation season, year-end holiday periods and other major holidays, particularly when those holidays fall during the middle of the week. In addition, the volume of our testing tends to decline due to adverse weather conditions, such as excessively hot or cold spells, heavy snow, hurricanes or tornados in certain regions, consequently reducing revenues and cash flows in any affected period. Therefore, comparison of the results of successive periods may not accurately reflect trends for future periods.

Competition

The genetic and molecular testing niche of the laboratory testing industry is highly competitive and, given the opportunities in this industry, we expect it to become even more competitive. There has been a high pace of consolidation in the industry in recent years and several new large players have entered the market. Competitive factors in genetic and molecular testing generally include the reputation of the laboratory, range of services offered, pricing, convenience of sample collection and pick-up, quality of analysis and reporting, medical staff, timeliness of delivery of completed reports (i.e. turnaround times) and post-reporting follow-up for clients.

Our competitors in the United States are numerous and include major national medical testing laboratories, hospital laboratories and in-house physician laboratories. Many of these competitors have greater financial resources and production capabilities. These companies may succeed in developing service offerings that are more effective than any that we have or may develop, and may also prove to be more successful than we are in marketing such services. In addition, technological advances or different approaches developed by one or more of our competitors may render our service offerings obsolete, less effective or uneconomical.

We intend to continue to gain market share by offering industry-leading turnaround times, a broad service menu, high-quality test reports, new tests including proprietary ones, enhanced post-test consultation services, and the personal attention from our direct sales force. In addition, we believe our flexible reporting solutions, which enable clients to report out customized results in a secure, real-time environment, will allow us to continue to gain market share.

Suppliers

The Company orders its laboratory and research supplies from large national laboratory supply companies such as Abbott Laboratories, Fisher Scientific, Life Technologies, Metasystems, Invitrogen, Cardinal Health, Ventana and Beckman Coulter. Other than as discussed below, we do not believe any disruption from any one of these suppliers would have a material effect on our business. The Company orders the majority of its FISH probes from Abbott Laboratories. If there was a disruption in the supply of these FISH probes, and we did not have inventory available, it could have a material effect on our business. This risk cannot be completely offset due to the fact that Abbott has patent protection which limits other vendors from supplying some of these probes.

Dependence on Major Clients and Geographies

We currently market our services to pathologists, oncologists, urologists, other clinicians, hospitals and other clinical laboratories. During 2013, we maintained our relationship with a large oncology practice with multiple office locations. The revenues from this customer represented as percentage of our total revenue is as follows:

	FY 2013	FY 2012	FY 2011
Largest customer as a % of Total Revenue	15.8%	14.9%	11.3%

This client has provided us with a notice of termination of our contract with them effective May 14, 2014. This client has informed us that it plans to internalize a large portion of the tests we currently process for them.

All other clients were less than 5% of total revenue individually.

Our revenue derived from the state of Florida represented as percentage of our total revenue is as follows:

	FY 2013	FY 2012	FY 2011
State of Florida as a % of Total Revenue	30.6%	33.6%	32.9%

Payer Mix

The following table reflects our estimate of the breakdown of net revenue by type of payer for the fiscal years ended December 31, 2013, 2012, and 2011:

	2013	2012	2011
Medicare and other government	25%	36%	43%
Commercial Insurance	25%	29%	29%
Client	43%	33%	26%
Patient and year-end accrual	7%	2%	2%

Total	100%	100%	100%

The trend of decreasing “Medicare and other government” revenue shown above primarily relates to the expiration of the TC Grandfather clause on July 1, 2012. This resulted in the requirement that NeoGenomics bill clients (Hospitals) for the technical component of inpatient and outpatient testing.

Trademarks

The “NeoGenomics” name and logo has been trademarked with the United States Patent and Trademark Office. We have also trademarked or have applications pending for the brand names NeoFISH, NeoFlow, NeoSITE, NeoArray, NeoType, MelanoSITE, NeoSCORE and NeoLINK. We have also trademarked the marketing slogans, “When time matters and results count” and “Time matters, results count”.

Insurance

We maintain professional liability insurance. We believe that our present insurance is sufficient to cover currently estimated exposures, but we cannot assure that we will not incur liabilities in excess of the policy limits. In addition, although we believe that we will be able to continue to obtain adequate insurance coverage, we cannot assure that we will be able to do so at acceptable cost.

Available Information

Our internet website address is www.neogenomics.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website as soon as reasonably practicable after we electronically file with or furnish them to the Securities and Exchange Commission or SEC, and are available in print to any stockholder who requests a copy. Information on our website shall not be deemed incorporated into, or to be part of, this Annual Report on Form 10-K.

Additionally the SEC maintains a website that contains reports, proxy statements, information statements and other information regarding issuers, including us, that file electronically with the SEC at www.sec.gov.

Number of Employees

As of December 31, 2013, we had 315 full-time equivalent employees. In addition, 5 other individuals, including 3 pathologists and our Chief Medical Officer, serve as consultants to the Company on a regular basis. The Company also had approximately 19 temporary contract personnel at December 31, 2013. Our employees are not represented by any union and we believe our employee relations are good.

Government Regulation

The laboratory business is subject to extensive governmental regulation at the federal, state and local levels. The laboratories are required to be licensed by the states, certified by the federal government to participate in the Medicare and Medicaid programs, and are subject to extensive requirements as a condition of participation in various governmental health benefits programs. The failure to comply with any of the applicable federal and state laws, regulations, and reimbursement guidelines could have a material adverse effect on the Company’s business. The applicable laws and regulations, and the interpretations of them, change frequently and there can be no assurance that the Company will not be subject to audit, inquiry, or investigation with respect to some aspect of its operations. Some of the federal and state laws and regulations are described below under “Clinical Laboratory Operations,” “Anti-Fraud and Abuse Laws,” “The False Claims Act,” “Confidentiality of Health Information” and “Food and Drug Administration”.

Clinical Laboratory Operations

Licensure and Accreditation

The Company operates clinical laboratories in Fort Myers and Tampa, Florida, Nashville, Tennessee and Irvine, California. The laboratories are licensed as required by the states in which they are located. In addition, the laboratories in Fort Myers, Florida and Tennessee are licensed by the State of New York as they accept clinical specimens obtained in New York. All of the NeoGenomics laboratories are certified in accordance with the Clinical Laboratory Improvement Amendments, as amended (“CLIA”). Under CLIA, the U.S. Department of Health and Human Services (“HHS”) establishes quality standards for each category of testing performed by the laboratory. The categories of testing include waived, moderate complexity and high complexity. NeoGenomics’ laboratories are categorized as high complexity. Three of the four site locations for NeoGenomics’ laboratories are also accredited by the College of American Pathologists (“CAP”) and actively participate in CAP’s proficiency testing programs for all tests offered by the Company. Our Tampa, Florida facility is a read-only laboratory and therefore, CAP accreditation is not necessary. Proficiency testing programs require the participating laboratories to test specimens that they receive from the testing entity and return the results. The testing entity, conducting an approved program, analyzes the results returned and provides to the Company a quality control report assessing the results. An important component of a quality assurance program is to establish whether the laboratory’s test results are accurate and valid.

The federal and state certification and licensure programs establish standards for the operation of clinical laboratories, including, but not limited to, qualifications of personnel and quality control. Compliance with such standards is verified by periodic inspections by inspectors employed by federal and state regulatory agencies and accrediting organizations. The Company has a Quality Assurance team, which is comprised of representatives of all departments of the Company, conducts routine internal surveys and requires corrective action reports in response to the findings.

Quality of Care

Our mission is to improve patient care through quality cancer genetic diagnostic services. By delivering exceptional service and innovative solutions, we aspire to become America’s premier cancer testing laboratory. The quality of care provided to clients and their patients is of paramount importance to us. We maintain quality control processes, including standard operating procedures, controls, performance measurement and reporting mechanisms. Our employees are committed to providing accurate, reliable and consistent services at all times. Any concerns regarding the quality of testing or services provided by the Company are immediately communicated to NeoGenomics Medical Team, Company management and, if necessary, the Director for Quality Systems, the Compliance Department or Human Resources Department.

Compliance Program

The health care industry is highly regulated and scrutinized with respect to fraud, abusive billing practices and improper financial relationships between health care companies and their referral sources. The Office of the Inspector General of HHS (the “OIG”) has published compliance guidance, including the Compliance Program Guidance for Clinical Laboratories in August of 1998, and advisory opinions. The Company has implemented a Compliance Program which is overseen by our Board of Directors. Its objective is to ensure compliance with the myriad federal and state laws, regulations and governmental guidance applicable to our business. Our program consists of training/education of employees and monitoring and auditing Company practices. The Board of Directors has formed a Compliance Committee of the Board which meets regularly to discuss all compliance-related issues that may affect the Company. The Company continuously reviews its policies and procedures as new regulations and interpretations come to light to comply with applicable regulations. The Director of Compliance reports directly to the Compliance Committee.

Hotline

As part of its Compliance Program, the Company provides a hotline for employees who wish to anonymously or confidentially report suspected violations of our codes of conduct, policies/procedures, or laws and regulations. Employees are strongly encouraged to report any suspected violation if they do not feel the problem can be appropriately addressed through the normal chain of command. The hotline does not replace other resources available to our employees, including supervisors, managers and human resources staff, but is an alternative channel available 24 hours a day, 365 days a year. The hotline forwards all reports to the Director of Compliance who is responsible for investigating, reporting to the Compliance Committee, and documenting the disposition of each report. The hotline forwards any calls pertaining to the financial statements or financial issues to the Chairman of the Audit Committee. The Company does not allow any retaliation against an employee who reports a compliance related issue.

Anti-Fraud and Abuse Laws

The federal laws governing Medicare, Medicaid and other federal health benefits, as well as other state and federal laws, regulate certain aspects of the relationships between health care providers, including clinical laboratories, and their referral sources, including physicians, hospitals, other laboratories and other entities. The federal anti-kickback laws, referred to as the Medicare and Medicaid Anti-Fraud and Abuse Amendments to the Social Security Act (the “Anti-Kickback Statute”), prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration, either directly or indirectly, in return for, or to induce: (i) the referral of an individual for a service for which payment may be made by Medicare and Medicaid or other federal health benefit programs; or (ii) the purchasing, leasing, ordering or arranging for, or recommending the purchase, lease or order of, any service or item for which payment may be made by Medicare, Medicaid or other federal health benefit programs. Violations of federal anti-kickback laws and regulations are punishable as a felony, by civil money penalties, and exclusion from participation in Medicare, Medicaid and other federal health benefit programs. Most states have similar laws with both criminal and civil penalties.

Because of the broad proscriptions of the Anti-Kickback Statute, subsequent federal law required the HHS to publish regulations to guide the health care community in structuring relationships that would not violate the law. The OIG published regulations outlining certain categories of relationships between health care providers and persons or entities that may have a referral relationship that would be deemed not to violate the Anti-Kickback Statute. These regulations are known as the Safe Harbor Regulations (the “Safe Harbor Regulations”) because persons who enter into transactions that comply with all of the criteria for an applicable safe harbor will not be subject to prosecution under the Anti-Kickback Statute. The Safe Harbor Regulations are narrowly drafted to avoid inadvertently immunizing prohibited conduct. A relationship or transaction that does not meet all of the criteria of an applicable Safe Harbor Regulation is not deemed to be illegal. Rather it may be subject to additional scrutiny. The Company endeavors to comply with the Safe Harbor Regulations, but there can be no assurance that the Company would not be subject to investigation and, if investigated, that relationships could be found not to comply with the Safe Harbor Regulations.

Medicare Payment Guidelines

We have various billing arrangements with our clients and with third party payers, including the Medicare program. The Company may perform the entire test and render a professional interpretation in which case the Company would bill globally, for both the technical and professional components, either directly to the payer or to the client. Alternatively, the Company may perform the technical component of the test only and either bill the payer directly or bill the client. Client billing arrangements are priced competitively at fair market value. These client billing arrangements may implicate the prohibition of the Medicare program against charging the Medicare or Medicaid programs fees substantially in excess of the Company’s usual and customary charges. These billing arrangements may also implicate the federal Stark Law and the federal and state anti-kickback statutes.

Federal law authorizes the Secretary of HHS to suspend or exclude providers from participation in the Medicare and Medicaid programs if they charge Medicare or state Medicaid programs fees “substantially in excess” of their “usual charges.” The OIG has stated in commentary to various final and proposed regulations its position that this statute has limited applicability to the current Medicare reimbursement system which either mandates prospective payment or provides for services to be reimbursed based on a fee schedule. The OIG indicated, in the Federal Register of September 2, 1998, that it would expect the statutory authority to exclude providers based on a determination that their fees were substantially in excess of their usual charges would “have declining relevance within the Medicare reimbursement system.” However, in the Federal Register of September 15, 2003, the OIG requested, in a Notice of Proposed Rule-Making, comments as to whether any services reimbursed under the physician fee schedule should be subject to these regulations. The OIG further stated that “we note that ancillary services, such as laboratory tests and drugs, would remain subject to these regulations, even when furnished by physicians” [F.R., Vol. 68, No. 178, September 15, 2003 at 53940].

In several Advisory Opinions, the OIG has provided additional guidance regarding the possible application of this law, as well as the applicability of the anti-kickback laws to pricing arrangements. The OIG concluded in an Advisory Opinion issued in 1999 [OIG Advisory Opinion No. 99-13] that an arrangement under which a laboratory offered substantial discounts to physicians for laboratory tests billed directly to the physicians could potentially trigger the “substantially in excess” provision and might violate the anti-kickback law, because the discounts could be viewed as being provided to the physician in exchange for the physician’s referral to the laboratory of non-discounted Medicare business, unless the discounts could otherwise be justified.

The Centers for Medicare and Medicaid Services promulgated, in 2009, a revision to the regulation that prohibits the mark up of purchased diagnostic services [42 C.F.R. §414.50] (the “Anti-Markup Rule”). The Anti-Markup Rule prohibits a physician or other supplier from marking up the price paid for the technical or professional component of a diagnostic test that was ordered by the billing physician or supplier and which was performed by a physician who does not share a practice with the billing physician or supplier. The billing physician is prohibited from billing the Medicare program an amount greater than the lesser of: (i) the performing supplier’s net charge to the billing physician; (ii) the billing physician’s actual charge; or (iii) the fee schedule amount for the test that would be allowed if the performing supplier billed directly.

In light of the various federal regulations and guidance from the OIG, the Company endeavors to price its products competitively while endeavoring to meet applicable statutes and regulations.

Physician Self-Referral Laws

The federal law referred to as the “Stark Law”, named after Rep. Fortney “Pete” Stark, prohibits physicians who have a financial relationship with an entity from referring Medicare and Medicaid patients to that entity for the provision of designated health services unless the transaction meets an exception to the law. The Company is subject to the Stark law in that laboratory services are classified as a designated health service. The prohibited financial relationships include investment and compensation arrangements.

Some states in which the Company is engaged have enacted similar physician self-referral laws. For example, the Florida Patient Self-Referral Act of 1992, as amended, (the “Act”) is similar to the Stark law, but is narrower in some respects and broader in others. Clinical laboratory services are similarly classified as a designated health service in the Act. But, the Act applies to investment interests, and, unlike the Stark Law, does not address compensation arrangements. The penalties for a violation of the Act include forfeiture of all payments received, civil money penalties, and disciplinary action by the applicable licensing board.

The Stark Law is a per se statute in that intent to violate the statute, unlike the Anti-Kickback Statute, is immaterial. A violation of the Stark Law renders any reimbursements improper and requires the provider to forfeit any funds received in violation of the Stark Law. In addition a violation of the Stark Law exposes the parties to civil and criminal penalties. The Company endeavors to structure its financial relationships in compliance with the Stark Law and with similar state physician self-referral laws.

The False Claims Act

The Federal False Claims Act prohibits any person or entity from knowingly presenting, or causing to be presented, to the U.S. government, or to a Medicare program contractor, a false or fraudulent claim for payment, or knowingly making or using a false record or statement to have a false claim paid by the government, or conspiring to defraud the U.S. government, or knowingly making or using a false statement to conceal an obligation to pay the government. A violation of the Federal False Claims Act is punishable by a civil penalty of $5,500 to $11,000 plus three times the amount of damages. Private parties may bring an action on behalf of the U.S. Government by filing a qui tam case. The private party, called a relator, is entitled to a share of the proceeds from any recovery or settlement. As most qui tam cases are filed by current or former employees, an effective compliance program plays a crucial role in reducing the Company’s exposure to liability. It is also a criminal offense, under Title 18 U.S. Code, Section 287, for a person or entity to make a claim against the United States or any department or agency, knowing the claim to be false, fictitious or fraudulent. The penalty is imprisonment of not more than five years. The Federal False Claims Act has been an effective enforcement tool for the federal government. Many states have enacted similar false claims acts as well.

The Company seeks to structure its arrangements with physicians and other clients to be in compliance with the Anti-Kickback Statute, Stark Law, state laws, and the Federal False Claims Act and to stay abreast of current developments and changes in the law and regulations. However, these laws and regulations are complex and subject to interpretation. Consequently, we are unable to ascertain with certainty that any of our transactions will not be subject to scrutiny and, if scrutinized, will not result in sanctions or penalties. The Company has taken and will continue to take actions to endeavor to ensure compliance with the myriad federal and state laws that govern our business.

Confidentiality and Security of Personal Health Information

The Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) contains provisions that protect individually identifiable health information from unauthorized use or disclosure by covered entities and their business associates. The Office for Civil Rights of HHS, the agency responsible for enforcing HIPAA, has published regulations to address the privacy (the “Privacy Rule”) and security (the “Security Rule”) of protected health information (“PHI”). The Company is a covered entity and has adopted policies and procedures to comply with the Privacy Rule and the Security Rule. The health care facilities and providers that refer specimens to the Company are also bound by HIPAA.

HIPAA also required that all providers who transmit claims for health care goods or services electronically utilize standard transaction and data sets and to standardize national provider identification codes. The Company has taken necessary steps to comply with HIPAA regulations, utilizes standard transaction data sets, and has obtained and implemented national provider identifiers, or NPIs, as the standard unique health identifier in filing and processing health care claims and other transactions.

The American Recovery and Reinvestment Act (“ARRA”) recently enacted the HITECH Act which extends the scope of HIPAA to permit enforcement against business associates for a violation, establishes new requirements to notify the Office for Civil Rights of HHS of a breach of HIPAA, and allows the Attorneys General of the states to bring actions to enforce violations of HIPAA. Rules implementing various aspects of HIPAA are continuing to be developed. With respect to these rules, commencing July 1, 2012, CMS required that all HIPAA-covered entities such as the Company conduct electronic claim submissions and related electronic transactions under a new HIPAA transaction standard called Version 5010. CMS has required this upgrade in connection with another new requirement applicable to the industry, the implementation of new diagnostic code sets to be used in claims submission. The new diagnostic code sets are called the ICD-10-CM, and are to be implemented on October 1, 2014. The Company has been aware of these changes for some time, and believes it is prepared to timely adopt the new standards. However, it is expected that these changes, in particular the adoption of new diagnostic codes — which must be provided to us accurately by referring physicians in order for us to receive payment from payers, such as Medicare — will result in a degree of disruption and confusion, which may adversely affect Company operations, including reimbursement rates.

In addition to the HIPAA Privacy Rule and Security Rule described above, the Company is subject to state laws regarding the handling and disclosure of patient records and patient health information. These laws vary widely. Penalties for violation include sanctions against a laboratory’s licensure as well as civil or criminal penalties. Additionally, private individuals may have a right of action against the Company for a violation of a state’s privacy laws. We believe we are in material compliance with current state laws regarding the confidentiality of health information and will continue to monitor and comply with new or changing state laws.

The Fair and Accurate Credit Transactions Act of 2003, enacted on Dec. 4, 2003, directed the Federal Trade Commission to implement regulations to protect consumers against identity theft. The Federal Trade Commission issued what are referred to as the “Red Flag Rules”, but the effective date for enforcement has been delayed several times. The Red Flag Rules are now subject to enforcement as of January 1, 2012. The Red Flag Program Clarification Act of 2010 (“RFPCA”) gave some relief to health care providers by changing the definition of “creditor”, thereby narrowing the application to health care providers who do not otherwise obtain or use consumer reports or furnish information to consumer reporting agencies in connection with a credit transaction. Health care providers who act as a “creditor” to any of its patients with respect to a “covered account” are required to implement an identity theft protection program to safeguard patient information. A creditor includes any entity that regularly in the course of business obtains or uses consumer reports in connection with credit transactions, furnishes information to a consumer reporting agency in connection with a credit transaction, or advances funds to or on behalf of a person based on the person’s obligation to repay the funds or repayable from specific property pledged by or on behalf of the person. But, a creditor, as defined in the RFPCA, that advances funds on behalf of a person for expenses incidental to a services provided by the creditor to that person is not subject to the Red Flag Rules. The Company has developed a written program designed to identify and detect the relevant warning signs – or “red flags” – of identity theft and establish appropriate responses to prevent and mitigate identity theft in order to comply with the Red Flag Rules. We are also developing a plan to update the program, and the program will be managed by senior management staff under the policy direction of our Board of Directors. The Company intends to take such steps as necessary to determine the extent to which the Red Flag Rules apply to it and to take such steps as necessary to comply.

History

On October 29, 1998, the Parent Company was incorporated in the State of Nevada as American Communications Enterprises, Inc. The Parent Company changed its name to NeoGenomics, Inc. on December 14, 2001.

Properties

We operate a regional network of laboratories. All our laboratory facilities are leased and we believe that they are sufficient to meet our needs at existing volume levels and that, if needed, additional space will be available at a reasonable cost. The following table summarizes our laboratory facilities by location:

Location	Purpose	Square footage
Fort Myers, Florida	Corporate headquarters and laboratory	49,014
Irvine, California	Laboratory	26,105
Tampa, Florida	Laboratory	5,875
Nashville, Tennessee	Laboratory	5,400
Plantation, Florida	Courier office	500

Our rapid growth may require securing additional space in 2014.

Legal Proceedings

From time to time the Company is engaged in legal proceedings in the ordinary course of business. We do not believe any current legal proceedings are material to our business. No material proceedings were terminated in the fourth quarter of 2013.

MANAGEMENT

Officers And Directors

The following table sets forth certain information regarding our members of the Board of Directors and other executives as of April 15, 2014:

Name	Age	Position
Board of Directors:
Douglas M. VanOort	58	Chairman of the Board of Directors and Chief Executive Officer,
Steven C. Jones	50	Executive Vice President of Finance, Chief Compliance Officer, Board Member
Dr. Michael T. Dent	49	Board Member
Kevin C. Johnson	59	Board Member
Raymond R. Hipp	71	Board Member
William J. Robison	78	Board Member
Other Executives:
George A. Cardoza	52	Chief Financial Officer
Dr. Maher Albitar	59	Chief Medical Officer and Director of Research and Development
Robert P. Gasparini	59	Chief Scientific Officer
Steven A. Ross	50	Chief Information Officer
Robert H. Horel	49	Vice President of Sales and Marketing
Edwin F. Weidig III	44	Director of Finance and Principal Accounting Officer

Members of the Company’s Board of Directors are elected at the annual meeting of stockholders and hold office until their successors are elected. The Company’s officers are appointed by the Board of Directors and serve until their resignation or removal by the Board and are subject to employment agreements, if any, approved and ratified by the Board.

The Company, Michael Dent, Aspen Select Healthcare L.P. (“Aspen”), John Elliot, Steven Jones and Larry Kuhnert are parties to the Amended and Restated Shareholders’ Agreement dated March 21, 2005, as amended, that, among other provisions, gives Aspen, our largest stockholder, the right to elect three out of the eight directors authorized for our Board of Directors, and to nominate one mutually acceptable independent director. In addition, Michael Dent and the executive management of the Company has the right to elect one director for our Board of Directors until the earlier of (i) Dr. Dent’s resignation as an officer or director of the Company or (ii) the sale by Dr. Dent of 50% or more of the number of shares of our common stock that he held on March 21, 2005.

Douglas M. VanOort, – Chairman of the Board of Directors and Chief Executive Officer

Mr. VanOort has served as the Chairman of the Board of Directors and Chief Executive Officer of NeoGenomics since October 28, 2009. Prior to that he served as Chairman of the Board of Directors, Executive Chairman and Interim Chief Executive Officer from March 2009 to October 2009. He has been an Operating Partner with Summer Street Capital Partners since 2004 and a Founding Partner of Conundrum Capital Partners since 2000. From 1995 to 1999, he served as the Senior Vice President Operations for Quest Diagnostics, Incorporated. During this period Quest Diagnostics grew to approximately $1.5 billion in annual revenue through both organic growth and mergers and acquisitions. From 1982 to 1995, Mr. VanOort served in various positions at Corning Incorporated and ultimately held the position of Executive Vice President and CFO of Corning Life Sciences, Inc. In 1995, Corning spun off Corning Life Sciences, Inc. into two companies, Quest Diagnostics and Covance, Inc. Mr. VanOort serves as a member of the Board of Directors of several privately held companies. In addition, since 2000, Mr. VanOort is the Co-Owner of Vision Ace Hardware, LLC, a retail hardware chain. Mr. VanOort is a graduate of Bentley University.

Steven C. Jones – Executive Vice President Finance, Chief Compliance Officer, Board Member

Mr. Jones has served as a director since October 2003, as Executive Vice President of Finance since November 30, 2009, and as Chief Compliance Officer since February 7, 2013. Mr. Jones served as Chief Financial Officer for the Company from October 2003 until November 30, 2009. He is a Managing Director in Medical Venture Partners, LLC, a venture capital firm established in 2003 for the purpose of making investments in the healthcare industry. Mr. Jones is also the founder and Chairman of the Aspen Capital Group and has been President and Managing Director of Aspen Capital Advisors since January 2001. Prior to that Mr. Jones was a chief financial officer at various public and private companies and was a Vice

President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA degree from the Wharton School of the University of Pennsylvania in 1991. He also serves as Chairman of the Board of T3 Communications, Inc. and he is a member of the Board of XG Sciences, Inc.

Michael T. Dent M.D. – Board Member

Dr. Dent is our founder and a director. Dr. Dent was our President and Chief Executive Officer from June 2001, when he founded NeoGenomics, to April 2004. From April 2004 until April 2005, Dr. Dent served as our President and Chief Medical Officer. Dr. Dent founded the Naples Women’s Center in 1996 and continues his practice to this day. He received his training in Obstetrics and Gynecology at the University of Texas in Galveston. He received his M.D. degree from the University of South Carolina in Charleston, S.C. in 1992 and a B.S. degree from Davidson College in Davidson, N.C. in 1986. He is a member of the American Association of Cancer Researchers and a Diplomat and Fellow of the American College of Obstetricians and Gynecologists. He sits on the Board of the Florida Life Science Biotech Initiative.

Kevin C. Johnson – Board Member

Mr. Johnson is currently serving on the Board of Directors of United Allergy Services, Inc., a private company and ClearPath Diagnostics, a private company. From May 1996 until January 2003, Mr. Johnson was Chairman, Chief Executive Officer and President of DIANON Systems, Inc., a publicly-traded cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide. During that time, DIANON grew annual revenues from approximately $56 million in 1996 to approximately $200 million in 2002, and DIANON’s market capitalization grew from $45 million to approximately $600 million when it was sold to Laboratory Corporation of America (NYSE: LH) in January of 2003. Prior to joining DIANON in 1996, Mr. Johnson was employed by Quest Diagnostics and Quest’s predecessor, the Life Sciences Division of Corning, Incorporated, for 18 years, and held numerous management and executive level positions.

Raymond R. Hipp – Board Member

Mr. Hipp is a retired senior executive that has been involved in consulting work over the last few years involving mergers and acquisitions as well as being a member of a number of public company boards of directors. From July 1998 until his retirement in June 2002, Mr. Hipp served as Chairman, President and CEO of Alternative Resources Corporation, a provider of information technology outsourcing services. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of marketing services. Prior to that, Mr. Hipp held senior executive positions with several other firms. Mr. Hipp has a B.S. from Southeast Missouri State University. Mr. Hipp served on the Board of Directors and on the Audit Committee of Gardner Denver, Inc. (NYSE: GDI), an industrial manufacturing company, for over 14 years.

William J. Robison – Board Member

Mr. Robison, who is retired, spent his entire 41 year career with Pfizer, Inc. At Pfizer, he rose through the ranks of the sales organization and became Senior Vice President of Pfizer Labs in 1986. In 1990, he became General Manager of Pratt Pharmaceuticals, a then new division of the U.S. Pharmaceuticals Group, and in 1992 he became the President of the Consumer Health Care Group. In 1996 he became a member of Pfizer’s Corporate Management Committee and was promoted to the position of Executive Vice President and head of Worldwide Corporate Employee Resources. Mr. Robison retired from Pfizer in 2001 and currently serves on the Board of Directors of MWI Veterinary Supply Company, Inc. (NASD: MWIV). He is also on the board of trustees of University of Louisiana – Monroe. Mr. Robison was previously a board member and an executive committee member of the USO of Metropolitan New York, Inc., the Human Resources Roundtable Group, the Pharmaceutical Human Resource Council, the Personnel Round Table, and the Employee Relations Steering Committee for The Business Round Table.

George A. Cardoza – Chief Financial Officer

Mr. Cardoza has served as Chief Financial Officer since November 2009. Prior to that from March 2008 to November 2009, Mr. Cardoza served as the Chief Financial Officer of Protocol Global Solutions, Inc., a privately held international marketing company. Mr. Cardoza also served as the Controller of Protocol Global Solutions from March 2006 to March 2008. From April 1991 to March 2006, Mr. Cardoza was employed by Quest Diagnostics Inc., a diagnostic testing, information and services company, in a number of positions, including the position of Controller—Central Region from 2001 to March 2006. At Quest Mr. Cardoza was responsible for overseeing all the financial operations of the Central Region, which had revenue of over $1.2 billion in 2006. Prior to his time with Quest, he worked for Sony Music Entertainment Inc. and the Continental Grain Company in various financial roles. Mr. Cardoza received his B.S. from Syracuse University in finance and accounting and has received his M.B.A. from Michigan State University.

Maher Albitar, M.D. – Chief Medical Officer and Director of Research and Development

Dr. Albitar has served as Chief Medical Officer and Director of Research and Development since January 2012. From 2008 to 2011, Dr. Albitar served as the Medical Director for Hematopathology and Oncology, Nichols Institute of Quest Diagnostics, and Chief R&D Director for Hematopathology and Oncology for Quest Diagnostics, a diagnostic testing, information and services company. From 2003 to 2008, Dr. Albitar served as the Director of Hematopathology for the Nichols Institute of Quest Diagnostics. From 2005 to 2011, Dr. Albitar also served as a Board member of Associated Diagnostics Pathologists, Inc. From 1991 to 2003, Dr. Albitar held various faculty positions at The University of Texas MD Anderson Cancer Center. Dr. Albitar previously served as the Chief Medical Officer of HDC and is currently a member of the Board of Directors of HDC. Dr. Albitar has also served as a consultant to multiple companies. Dr. Albitar received his medical degree in 1979 from Damascus Medical School in Damascus, Syria.

Robert P. Gasparini, M.S. – Chief Scientific Officer

Mr. Gasparini has served as the Chief Scientific Officer of NeoGenomics since January 2005 and served as President and Chief Scientific Officer from January 2005 – May 2011. Prior to assuming the role of Chief Scientific Officer, Mr. Gasparini was a consultant to the Company beginning in May 2004. Prior to NeoGenomics, Mr. Gasparini was the Director of the Genetics Division for US Pathology Labs, Inc. (“US Labs”) from January 2001 to December 2004. During this period, Mr. Gasparini started the Genetics Division for US Labs and grew annual revenues of this division to $30 million over a 30 month period. Prior to US Labs, Mr. Gasparini was the Molecular Marketing Manager for Ventana Medical Systems from 1999 to 2001. Prior to Ventana, Mr. Gasparini was the Assistant Director of the Cytogenetics Laboratory for the Prenatal Diagnostic Center from 1993 to 1998 an affiliate of Massachusetts General Hospital and part of Harvard University. While at the Prenatal Diagnostic Center, Mr. Gasparini was also an Adjunct Professor at Harvard University. Mr. Gasparini is a licensed Clinical Laboratory Director and an accomplished author in the field of Cytogenetics. He received his BS degree from The University of Connecticut in Biological Sciences and his Master of Health Science degree from Quinnipiac University in Laboratory Administration.

Steven A. Ross – Chief Information Officer

Mr. Ross has served as Chief Information Officer since May 2013. Prior to joining the Company, Mr. Ross served as Vice President Technology at Chico’s FAS, Inc. during the period from 2003 to 2013 where he participated in the direction of all information technology resource planning, budgeting, technology associate development coaching and operation initiatives for the $2.5 billion dollar global consumer products company. Mr. Ross has his Bachelor of Science from New Mexico State University.

Robert H. Horel – Vice President of Sales and Marketing

Mr. Horel has served as Vice President of Sales and Marketing since May 2012. Mr. Horel joined NeoGenomics in December 2006 and served as the Regional Sales Director for NeoGenomics’ Southeastern Region up to the time of his appointment as Vice President. Prior to joining NeoGenomics, Mr. Horel held sales and marketing positions of increasing prominence with Ventana Medical Systems (a developer, manufacturer and marketer of certain medical tests and instruments), US Labs (an anatomic pathology and genetic testing laboratory), and Radiometer America (a medical testing and instrumentation company). Mr. Horel graduated from the United States Naval Academy in 1987, earning a Bachelor of Science Degree with Distinction in Mechanical Engineering, and he served as a pilot in the US Navy before beginning his business career in 1998.

Edwin F. Weidig III – Director of Finance, Principal Accounting Officer

Edwin F. Weidig III has served as Director of Finance and Principal Accounting Officer since January 2012. Mr. Weidig served as the Company’s Corporate Controller from October 2007 until January 2012. Prior to that, from May 2005 to October 2007 he was a Division Controller for Meritage Homes Corporation (NYSE:MTH) in Fort Myers, Florida, and prior to that from January 1999 to May 2005 he worked in public accounting for a local firm in Fort Myers, Florida and for the PricewaterhouseCoopers office in Boston, Massachusetts. Mr. Weidig earned his Bachelor of Science degree in Business Administration from Merrimack College. Mr. Weidig holds an active CPA license with the state of Massachusetts.

Nomination Criteria

The following is a summary of certain of the experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that such person should serve as a director at the time each was nominated. This information supplements the biographical information provided above.

•	Douglas M. VanOort, Chairman of the Board of Directors and Chief Executive Officer. Mr. VanOort has significant experience in the laboratory industry including experience obtained as Chairman of the Board of Directors and Chief Executive Officer of the Company and as Senior Vice President Operations for Quest Diagnostics, Incorporated. Mr. VanOort also has significant financial experience having served as Executive Vice President and CFO of Corning Life Sciences, Inc. and as an Operating Partner with Summer Street Capital Partners and a Founding Partner of Conundrum Capital Partners. Mr. VanOort is an experienced executive officer and manager as illustrated by the above described positions and others included in the biographical information provided above.

•	Steven C. Jones, Executive Vice President of Finance, Board Member, and Chairman of the Compliance Committee. Mr. Jones has a background in investment banking and in investing in the healthcare industry. He has also served as Chief Financial Officer and Chief Executive Officer of various companies, including service to NeoGenomics from 2003 to 2009 as its Chief Financial Officer. Mr. Jones provides valuable experience to NeoGenomics with respect to strategic and financial matters.

•	Michael T. Dent M.D., Board Member. Dr. Dent is the founder of the Company and his experience as a physician gives him valuable insight into the physician market. He is the only medical doctor on our Board of Directors. His experience with running a laboratory information system business also provides insight into technology that may be utilized by the Company.

•	William J. Robison, Board Member and Chairman of the Compensation Committee. Mr. Robison spent his entire 41 year career with Pfizer, Inc. which included a position as Executive Vice President and head of Worldwide Corporate Employee Resources and he was a member of the Company’s Corporate Management Committee. This experience makes Mr. Robison highly qualified to be the Chairman of our Compensation Committee. Mr. Robison has extensive health care knowledge and offers valuable insight and recommendations with respect to managing our sales-force, our personnel and compensation policies.

•	Kevin C. Johnson, Board Member. Mr. Johnson spent the majority of his career in the laboratory business and was the CEO for Dianon Systems before it was sold to Laboratory Corporation of America. His experience as a CEO of a rapidly growing laboratory operating in a similar niche of our industry enables him to provide significant and valuable insights as to running a laboratory company and strategies we should pursue.

•	Raymond R. Hipp, Board Member and Chairman of the Audit Committee. Mr. Hipp has experience in mergers and acquisitions, information technology and as CEO of a Company. Mr. Hipp fills an important role with the Company as the Chairman of the Audit Committee and as an audit committee financial expert. Mr. Hipp has valuable experience with the Audit Committee of Gardner Denver, Inc.

Audit Committee

As of the date of this prospectus, the Audit Committee is comprised of Mr. Hipp, Mr. Johnson and Dr. Dent, all of whom we believe are “independent” pursuant to NASDAQ Listing Rule 5605(c)(2). Mr. Hipp is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K. As of the date of this prospectus, Mr. Hipp was the chair of the Audit Committee.

Code of Ethics

The Company adopted a new Code of Ethics for its senior financial officers and its principal executive officer during 2011 which was filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission July 20, 2011. A copy of the Code of Ethics may also be obtained, free of charge, by writing to the Secretary of NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913.

Compensation Committee

As of the date of this prospectus, the Compensation Committee was comprised of Mr. Robison, Mr. Johnson, and Dr. Dent, all of whom we believe are “independent” as that term is defined by NASDAQ Listing Rule 5605(a)(2). As of the date of this prospectus, Mr. Robison was the chair of the Compensation Committee.

Compliance Committee

As of the date of this prospectus, the Compliance Committee was comprised of Mr. Jones, Mr. Johnson, and Dr. Dent. Mr. Jones is not considered “independent” as that term is defined by NASDAQ Listing Rule 5605(a)(2), because Mr. Jones is an officer of the Company. As of the date of this prospectus, Mr. Jones was the chair of the Compliance Committee.

Independent Directors

As of the date of this prospectus, we believe that Dr. Dent, Mr. Johnson, Mr. Hipp and Mr. Robinson are “independent” as that term is defined by NASDAQ Listing Rule 5605(a)(2).

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2013, 2012 and 2011, by our Named Executive Officers (“NEOs”).

Name and Principal Position	Year	Salary		Bonus		Stock Award		Option Award (3)		Non- Equity Incentive Plan Compensation		Non- qualified Deferred Compensation Earnings		All Other Compensation		Total
Douglas M. VanOort(1)	2013		$425,000		$132,000		$—		$155,344		$7,429		$—		$—		$719,773
Chief Executive Officer and Chairman of the Board	2012		$410,000		$203,000		$—		$235,497		$—		$—		$—		$848,497
	2011		$325,000		$175,000		$—		$86,274		$—		$—		$—		$586,274
George A. Cardoza	2013		$245,500		$60,000		$—		$15,716		$4,590		$—		$—		$325,806
Chief Financial Officer	2012		$233,853		$65,000		$—		$34,915		$—		$—		$—		$337,768
	2011		$221,423		$65,000		$—		$56,132		$—		$—		$—		$342,555
Dr. Maher Albitar (2)	2013		$—		$92,500		$—		$482,519		$7,640		$—		$431,570		$1,014,229
Chief Medical Officer	2012 2011	$ $	— —	$ $	98,775 —	$ $	— —	$ $	286,349 —	$ $	— —	$ $	— —	$ $	404,978 —	$ $	790,102 —
Robert P. Gasparini	2013		$286,603		$45,000		$—		$—		$4,864		$—		$—		$336,467
Chief Scientific Officer	2012 2011	$ $	282,417 258,333	$ $	69,500 57,700	$ $	— —	$ $	— 21,692	$ $	— —	$ $	— —	$ $	— —	$ $	351,917 337,725
Steven C. Jones	2013		$—		$72,500		$—		$—		$4,394		$—		$250,000		$326,894
Executive Vice President, Finance	2012 2011	$ $	— —	$ $	80,000 55,000	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	207,500 239,162	$ $	287,500 294,162

(1)	See Item 8, Note G for a description on the valuation methodology of stock option awards and warrants. Mr. VanOort was granted warrants to purchase 625,000 shares of common stock and the stock compensation expense related to these warrants has been included in option awards.
(2)	Dr. Albitar acts as a consultant to the Company in his role as Chief Medical Officer as a result of the California Corporate Practice of Medicine restriction. As a result all payments to him in that role are included in All Other Compensation. See Item 8, Note H for a description on the valuation methodology of stock option awards. Dr. Albitar was granted warrants to purchase 200,000 shares of common stock and the stock compensation expense related to these warrants has been included in option awards.
(3)	See Item 8, Note G for a description on the valuation methodology of stock option and warrant awards.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts with several of its officers that contain commitments as detailed below.

On March 12, 2008, we entered into an employment agreement with Robert Gasparini, our Chief Scientific Officer, to extend his employment with the Company for an additional four year term. This employment agreement was retroactive to January 1, 2008 and provides that it will automatically renew after the initial four year term for one year increments unless either party provides written notice to the other party of their intention to terminate the agreement 90 days before the end of the initial term (or any renewal term). The employment agreement specifies an initial base salary of $225,000/year with specified salary increases tied to achieving revenue goals. Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary if he meets certain targets established by the Board of Directors. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the CEO of the Company and approved by the Board of Directors. In addition, Mr. Gasparini was granted 784,000 stock options at an exercise price of $0.80 and with a seven year term so long as Mr. Gasparini remains an employee of the Company. The vesting period for these options was complete as of December 31, 2013. Mr. Gasparini’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Gasparini is terminated without cause by the Company, the Company has agreed to pay Mr. Gasparini’s base salary and maintain his benefits for a period of a year. This contract renewed automatically on January 1, 2013. Mr. Gasparini’s salary increased to $280,000 on April 1, 2013.

On March 16, 2009, the Company entered into an employment agreement with Douglas M. VanOort to employ Mr. VanOort in the capacity of Executive Chairman and interim Chief Executive Officer. Such employment agreement was amended on October 28, 2009 to appoint Mr. VanOort as Chairman and Chief Executive Officer (the employment agreement, as amended, hereafter, the “Employment Agreement”). The Employment Agreement had an initial term from March 16, 2009 through March 16, 2013, which subsequent to the initial term automatically renews for one year periods. Pursuant to the Employment Agreement, Mr. VanOort receives a base salary of $325,000 per year and is eligible to receive an annual cash bonus for any given fiscal year in an amount equal to 60% of his base salary if he meets certain goals established for him by the Compensation Committee of the Board. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the Compensation Committee. Mr. VanOort is also entitled to participate in all of the Company’s employee benefit plans and any other benefit programs established for officers of the Company. In the event that Mr. VanOort is terminated without cause by the Company, the Company has agreed to pay Mr. VanOort’s base salary and maintain his benefits for a period of a year.

The Employment Agreement also provides that Mr. VanOort was granted an option to purchase 1,000,000 shares of the Company’s common stock under the Company’s Amended and Restated Equity Incentive Plan (the “Amended Plan”). The exercise price of such option is $0.80 per share. 500,000 shares of common stock subject to the option vest according to the following schedule (i) 200,000 shares vested on March 16, 2011; (ii) 12,500 shares vest each month beginning on April 16, 2011 until March 16, 2012; (iii) 8,000 shares vest each month beginning on April 16, 2012 until March 16, 2012 and (iv) 4,500 shares vest each month beginning on April 16, 2012 until March 16, 2013. 500,000 shares of common stock subject to the option vest based on the achievement of certain performance metrics by the Company. Any unvested portion of the option described above shall vest in the event of a change of control of the Company.

Either party may terminate Mr. VanOort’s employment with the Company at any time upon giving sixty days advance written notice to the other party. The Company and Mr. VanOort also entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement in connection with the Employment Agreement.

On March 16, 2009, the Company and the Douglas M. VanOort Living Trust entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which the Douglas M. VanOort Living Trust purchased 625,000 shares of the Company’s common stock at a purchase price of $0.80 per share (the “Subscription Shares”). The Subscription Shares are subject to a two year lock-up that restricts the transfer of the Subscription Shares; provided, however, that such lock-up shall expire in the event that the Company terminates Mr. VanOort’s employment. The Subscription Agreement also provides for certain piggyback registration rights with respect to the Subscription Shares. In addition to the Subscription Agreement, on March 16, 2009, the Company and Mr. VanOort entered into a Warrant Agreement (the “Warrant Agreement”) pursuant to which Mr. VanOort, subject to the vesting schedule described below, may purchase up to 625,000 shares of the Company’s common stock at an exercise price of $1.05 per share (the “Warrant Shares”). The Warrant Shares vest based on the following vesting schedule:

(i)	20% of the Warrant Shares vested immediately,

(ii)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $3.00 per share for 20 consecutive trading days,

(iii)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $4.00 per share for 20 consecutive trading days,

(iv)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $5.00 per share for 20 consecutive trading days and

(v)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $6.00 per share for 20 consecutive trading days.

On February 14, 2012, Mr. VanOort had his annual salary raised to $425,000 per year and was granted a supplemental non-qualified stock option to purchase 800,000 shares of common stock at an exercise price of $1.71 per share, which option has a five year term (the “Supplemental Options”). These Supplemental Options are scheduled to vest according to the passage of time with 200,000 shares vesting each year on the anniversary of the grant date for the first four years after the grant.

In the event of a change of control of the Company in which the consideration payable to common stockholders of the Company in connection with such change of control has a deemed value of at least $4.00 per share, the Warrant Shares and the Supplemental Options shall immediately vest in full. In the event that Mr. VanOort resigns his employment with the Company or the Company terminates Mr. VanOort’s employment for “cause” at any time prior to the time when all Warrant Shares and Supplemental Options have vested, then the rights under the Warrant Agreement and the Supplemental Options with respect to the unvested portion of each will immediately terminate as of the date of termination.

On November 30, 2009, we entered into an employment agreement with George Cardoza, our Chief Financial Officer. The Employment Agreement has an initial term from November 30, 2009 through November 29, 2013, which initial term automatically renews for one year periods. The employment agreement specifies an initial base salary of $190,000/year, which was subsequently increased to $250,000 per year in April 2013. Mr. Cardoza is also entitled beginning with the year ended December 31, 2010 to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary if he meets certain goals established by the CEO and approved by the Board of Directors. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the CEO of the Company and approved by the Board of Directors. In addition, Mr. Cardoza was granted 150,000 stock options at an exercise price of $1.55 and with a five year term so long as Mr. Cardoza remains an employee of the Company. These options are scheduled to vest according to the passage of time. Mr. Cardoza’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Cardoza is terminated without cause by the Company, the Company has agreed to pay Mr. Cardoza’s base salary and maintain his benefits for a period of six months. On April 14, 2011 Mr. Cardoza was granted an additional option to purchase 100,000 shares of common stock at an exercise price of $1.46 per share. Such option has a five year term and vests 25,000 shares per year on the anniversary of the grant date for the first four years after the grant. On March 5, 2014 Mr. Cardoza was granted an additional option to purchase 30,000 shares of common stock at an exercise price of $3.45 per share. Such option has a five year term and vests 10,000 shares per year on the anniversary of the grant date for the first three years after the grant. In the event of a change of control of the Company, all of Mr. Cardoza’s unvested options shall immediately vest.

Option Grants to NEOs

There were no option grants awarded to NEOs during the fiscal year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year End

The Compensation Committee has been given the authority to set all performance metrics for the vesting of performance-based equity awards, and has the authority to adjust any target financial metrics used for such vesting if it deems it appropriate to do so. The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2013:

	Outstanding Equity Awards at Fiscal Year End
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un- exercisable		Equity Incentive Plan Awards- Number of Securities Underlying Unexercised & Unearned Options	Option Exercise Price	Option Expiration Date
Douglas M. VanOort	200,000	600,000	(1)	—	$1.71	2/13/2017
Chief Executive Officer and Chairman of the Board of Directors	1,000,000	—		—	$0.80	3/15/2016
George A. Cardoza	130,000	—		—	$1.55	11/30/2014
Chief Financial Officer	75,000	25,000		—	$1.46	04/14/2016
Robert P. Gasparini	425,000	—		175,000	0.25	1/3/2015
Chief Scientific Officer	100,000	—		50,000	1.47	2/12/2017
	584,000	—		200,000	0.80	3/12/2015
	150,000	—		50,000	0.62	2/2/2016
Dr. Maher Albitar	62,500	187,500	(1)	—	1.55	1/8/2017
Chief Medical Officer

(1)	Please see Note G of the consolidated financial statements for a vesting detail.

Options Exercised

The options exercised by our NEOs during the fiscal year ended December 31, 2013 were as follows:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $
George A. Cardoza	20,000	$42,000
Chief Financial Officer
Robert P. Gasparini	150,000	$518,500
Chief Scientific Officer

Director Compensation

Each of our non-employee directors is entitled to receive cash compensation. As of December 31, 2013 the reimbursement was as follows:

•	$8,750 for each calendar quarter served as director

•	$20,000 for each year for a Committee Chairman

•	$5,000 for each year for a Committee Member

We also reimburse our directors for travel expenses incurred in connection with attendance at Board and Board committee meetings. The following table provides information concerning the compensation of our non-employee directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards	Warrant/ Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Michael T. Dent (2)	$40,000	$11,241	$—	$—	$—	$—	$51,241
Steven C. Jones (1)	—	—	—	—	—	326,894	326,894
Kevin C. Johnson (2)	43,250	11,241	—	—	—	—	54,491
William J. Robison (2)	46,750	11,241	—	—	—	—	57,991
Raymond R. Hipp (2)	45,750	11,241	—	—	—	—	56,991

(1)	Other compensation for Mr. Jones reflects his consulting compensation for serving as our Executive Vice President of Finance.

(2)	On April 27, 2011, the Company granted 24,000 shares of restricted stock to each of the five non-officer directors of the Company for a total of 120,000 restricted shares. These directors were elected by the shareholders and the stock award is for service on the Board of Directors only. Such restricted shares vest a rate of 2,000 shares per quarter on the last day of each calendar quarter beginning on June 30, 2011 and ending on March 31, 2014 so long as each director remains a member of the Board of Directors. The fair market value of each grant of restricted stock on award date was deemed to be $34,560 or $1.44 per share, which was the closing price of the Company’s common stock on the day before the grant as approved by the board of directors.

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Advisory Vote on Executive Compensation

The Company provides its stockholders with the opportunity to cast an annual vote on executive compensation. At the 2013 Annual Meeting of Stockholders held in June 6, 2013, 64.9% of the votes cast on the advisory vote on executive compensation proposal were in favor of our NEO compensation as described in the proxy statement for the 2013 Annual Meeting of Stockholders. The Compensation Committee reviewed these final vote results and took them into account when considering its compensation decisions for fiscal 2013. The Compensation Committee determined that given the leadership role of the NEOs in the Company’s continued steady performance the Company’s executive compensation program remains appropriate and no changes were necessary. However, the Compensation Committee continues to review our executive compensation program consistent with the compensation goals set forth herein and will continue to consider the outcome of the stockholder votes on the annual executive compensation proposal when making future decisions regarding our executive officers.

Process for Determining Executive Compensation

Our Compensation Committee reviews and approves the annual base compensation and other compensation of our NEOs. Our Compensation Committee also establishes and reviews the achievement of performance goals and other matters relating to the Annual Bonus Plans.

Base Compensation

Our base compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of base compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

The base compensation of our NEOs is reviewed annually and changes to base salary are made pursuant to a review process and salary increase recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Any changes to the Chief Executive Officer base salary are discussed and approved by the Compensation Committee.

Benefits

Our policy is to provide health benefits as well as access to our 401(k) Plan to which we contribute a match of 50% on the dollar up to a 4% employee contribution (2% Company match), to all of our employees including our NEOs.

Annual Bonus Plan and Goal Sharing Plan

The Compensation Committee adopts an Annual Bonus Plans for each year which it believes incentivizes senior management to push to achieve operating results that the Compensation Committee believes will inure to the benefit of stockholders as well as management. Each Annual Bonus Plan provides goals which the Compensation Committee believes could only be achieved through extraordinary team efforts by senior management and that are designed to incentivize senior management to operate the Company in the most efficient manner possible. In developing the Annual Bonus Plan for each year, the Compensation Committee takes into consideration the economy in general and the goals of the Company that it wishes to reward, achieving our revenue and Adjusted EBITDA budgets and successful completion of Company determined critical success factors. There are also some individual goals that are provided to each of our NEOs.

The NEOs also participate in a goal sharing plan which is available to all employees on a quarterly basis which has up to a 4.0% pay-out for achieving certain common goals defined for the business such as meeting our revenue budget, turnaround time metrics, cost per test goals, employee satisfaction and customer satisfaction goals.

Tax Compliance Policy

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and to the three other most highly compensated executive officers in office as of the end of the fiscal year, other than the chief financial officer. The statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. However, shareholder interests may at times be best served by not restricting the Compensation Committee’s discretion and flexibility in developing compensation programs, even though the programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible.

Compensation Committee Interlocks

During the fiscal year ended December 31, 2013, the members of the Company’s Compensation Committee were:

William J. Robison — Chairman

Dr. Michael T. Dent

Kevin C. Johnson

No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended December 31, 2013. Dr. Michael T. Dent was formerly an officer of the Company but he has not served as an officer of the Company since 2005.

Compensation Committee Report

The members of the Company’s Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this prospectus with the Company’s management, and

Based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this prospectus.

Compensation Committee

By:	William J. Robison, Chairman
Kevin C. Johnson
Michael T. Dent

Securities Authorized for Issuance Under Equity Compensation Plans (a)

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”)	4,575,798	$1.18	662,065	(g)
Employee Stock Purchase Plan (“ESPP”)	—	N/A	504,080
Equity compensation plans not approved by security holders (b), (c), (d), (e), (f)	2,425,000	$1.34	—

Total	7,000,798	$1.23	1,166,145

(a)	As of December 31, 2013.
(b)	Includes an outstanding option to purchase 350,000 shares of common stock granted to Robert P. Gasparini, our Chief Scientific Officer, outside the Company’s Equity Incentive Plan on March 12, 2008. The options have an exercise price of $0.80 per share and vests based on the achievement of certain performance milestones. On February 2, 2009, 150,000 of these options were cancelled and a new grant for 150,000 options at an exercise price of $0.62 per share was issued. In the event of a change of control of the Company, all unvested portions of the option will vest in full. Unless sooner terminated pursuant to the terms of the stock option agreement, the option will terminate on March 12, 2015.
(c)	Includes outstanding warrants to purchase 625,000 shares of common stock at an exercise price of $1.05 per share granted to Douglas M. VanOort on March 16, 2009. The warrants vest based on the achievement of certain performance milestones. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on March 15, 2014.
(d)	Includes outstanding options to purchase 800,000 shares of common stock at an exercise price of $1.71 per share granted to Douglas M. VanOort on February 14, 2012. These options vest based on the passage of time. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested options will vest immediately. Unless sooner terminated pursuant to the terms of the stock option agreement, the options will terminate on February 14, 2017.
(e)	Includes outstanding warrants to purchase 450,000 shares of common stock at an exercise price of $1.50 per share granted to Steven C. Jones on May 3, 2010. These warrants vest based on the passage of time and based on the achievement of certain milestones. In the event of a change of control of the Company all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on May 3, 2017.

(f)	Includes outstanding warrants to purchase 200,000 shares of common stock at an exercise price of $1.43 per share granted to Maher Albitar on January 9, 2012. These warrants vest based on the achievement of certain milestones. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on January 9, 2017.
(g)	The Company’s Equity Incentive Plan was amended and restated on April 16, 2013, and subsequently approved by shareholders holding a majority of the shares outstanding, to allow for the issuance of an aggregate of up to 7,000,000 shares under the plan.

Currently, the Company’s Equity Incentive Plan, as amended and restated on October 31, 2006 and again amended and restated on April 16, 2013 and the Company’s ESPP as Amended and Restated, dated April 16, 2013 are the only equity compensation plans in effect.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of April 15, 2014, with respect to each person known by the Company to own beneficially more than five percent (5%) of the Company’s outstanding common stock, each director and officer of the Company and all directors and executive officers of the Company as a group. The Company has no other class of equity securities outstanding other than common stock.

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class(1)
Common	Aspen Select Healthcare, LP (2) 1740 Persimmon Drive, Suite 100 Naples, Florida 34109	6,774,699	13.6%
Common	Steven C. Jones (3) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	7,600,345	16.1%
Common	Michael T. Dent, M.D. (4) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	1,962,550	3.9%
Common	Douglas M. VanOort (5) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	2,587,556	5.1%
Common	Raymond R. Hipp c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	259,714	*
Common	Kevin C. Johnson c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	90,667	*
Common	William J. Robison (6) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	168,713	*
Common	Robert P. Gasparini (7) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	1,277,439	2.5%
Common	George A. Cardoza (8) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	301,089	*
Common	Maher Albitar, M.D. (9) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	188,492	*

Common	Robert Horel (10) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	115,250	*
Common	Steven Ross (11) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	42,000	*
Common	Edwin Weidig III (12) c/o NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 5 Fort Myers, FL 33913	10,833	*
Common	Directors and Officers as a Group (13)	14,841,903	27.6%
Common	1837 Partners, LP., 1837 Partners, QP, LP., and 1837 Partner Ltd. (1837 RMB Managers, LLC and affiliates) 115 South LaSalle St., 34th Floor Chicago, IL 60603 (14)	4,532,620	9.1%
Common	Grow Partners, LLC (15) 600 West Broadway Suite 930 San Diego, CA 92101	3,790,000	7.6%
Common	Cortina Asset Management, LLC 825 N. Jefferson Street, Suite 400 Milwaukee, WI 53202	2,806,720	5.7%
Common	SKL Family Limited Partnership, A. Scott Logan Revocable Living Trust, and affiliates (16) 984 Oyster Court Sanibel, FL 33957	2,532,356	5.1%

*	Less than one percent (1%)
(1)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within sixty (60) days of April 15, 2014, through the exercise of any stock option or other right. As of April 15, 2014 49,676,041 shares of the Company’s common stock were outstanding.
(2)	Aspen Select Healthcare, LP (Aspen) has direct ownership of 3,500,000 shares. Also includes 3,274,699 shares to which Aspen has received a voting proxy. The general partner of Aspen is Medical Venture Partners, LLC, an entity controlled by Steven C. Jones.
(3)	Steven C. Jones, Executive Vice President – Finance and director of the Company, has direct ownership of 331,251 shares and warrants exercisable within sixty (60) days of April 15, 2014 to purchase an additional 450,000 shares. Totals for Mr. Jones also include (i) 212,745 shares owned by Aspen Opportunity Fund, LP, an investment partnership that Mr. Jones controls, (ii) 50,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls, (iii) 190,000 shares owned by the Steven & Carisa Jones Defined Benefit Pension Plan & Trust and (iv) 32,157 shares held in certain individual retirement and custodial accounts. In addition, as the Managing Member of the general partner of Aspen, he has the right to vote all shares controlled by Aspen, thus all Aspen shares have been added to his total (see Note 2).

(4)	Michael T. Dent, M.D. is a director of the Company. Dr. Dent’s beneficial ownership includes 1,528,050 shares held in trusts for the benefit of Dr. Dent’s children (of which Dr. Dent and his attorney are the sole trustees) and options exercisable within sixty (60) days of April 15, 2014 to purchase 400,000 shares. Dr. Dent’s beneficial ownership also includes 34,500 shares owned directly by Dr. Dent or jointly with his spouse.
(5)	Douglas M. VanOort, the Chairman and CEO of the Company, has direct ownership of 1,000,056 shares and options exercisable within sixty days of April 15, 2014 to purchase 1,400,000 shares. Totals for Mr. VanOort include 187,500 shares owned by Conundrum Capital L.P. a partnership for which Mr. VanOort is a managing member.
(6)	William J. Robison, a director of the Company, has direct ownership of 168,713 shares.
(7)	Robert P. Gasparini, Chief Scientific Officer of the Company, has direct ownership of 18,439 shares and options exercisable within sixty (60) days of April 15, 2014 to purchase 1,259,000 shares.
(8)	George A. Cardoza, Chief Financial Officer, has direct ownership of 71,089 shares and options exercisable within sixty (60) days of April 15, 2014 to purchase 230,000 shares.
(9)	Dr. Maher Albitar, Chief Medical Officer, has direct ownership of 63,492 shares, and 125,000 options are exercisable within sixty (60) days of April 15, 2014.
(10)	Robert Horel, Vice President of Sales and Marketing, has options exercisable within 60 days of April 15, 2014 to purchase 115,250 shares.
(11)	Steven Ross, Chief Information Officer, has direct ownership of 4,500 shares and options exercisable within 60 days of April 15, 2014 to purchase 37,500 shares.
(12)	Edwin F. Weidig, III, Principal Accounting Officer, has options exercisable within 60 days of April 15, 2014 to purchase 10,833 shares.
(13)	The total number of shares listed eliminates double counting of shares that may be beneficially attributable to more than one person.
(14)	1837 RMB Managers, LLC and its affiliates have direct ownership of 4,532,620 shares. 1837 RMB Managers, LLC acts as the general partner and makes all the investment decisions for 1837 Partners LP., 1837 Partners QP, LP and 1837 Partners LTD who own the shares listed. Shares listed also include amounts owned personally by affiliates of RMB Managers, LLC.
(15)	Grow Partners, LLC Shares from Schedule 13G filed with the SEC on 2/4/14.
(16)	SKL Family Limited Partnership has direct ownership of 1,888,606 shares, and the A. Scott Logan Revocable Living Trust has direct ownership of 633,750. The general partners of the SKL Family Limited Partnership are the Kent Logan Irrevocable Trust u/t/d 2/6/2009 and the Lance Logan Irrevocable Trust u/t/d 2/6/2009, with Kent Logan and Lance Logan as co-trustees of each trust. Kent Logan and Lance Logan also serve as Trustees for the A. Scott Logan Revocable Living Trust. Figures include 10,000 shares directly owned by Lance M. Logan.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is listed on the NASDAQ Capital Market under the symbol “NEO”. Set forth below is a table summarizing the high and low sale prices for our common stock during the last two fiscal years.

QUARTER	HIGH SALES PRICE	LOW SALES PRICE
4th Quarter 2013	$4.15	$2.70
3rd Quarter 2013	$4.05	$2.05
2nd Quarter 2013	$4.20	$3.45
1st Quarter 2013	$4.02	$2.40
4th Quarter 2012	$3.10	$2.31
3rd Quarter 2012	$3.20	$1.55
2nd Quarter 2012	$1.78	$1.50
1st Quarter 2012	$1.84	$1.40

The above table is based on a report provided by the NASDAQ Capital Markets and the OTC Markets Group, Inc. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not necessarily represent actual transactions. All historical data was obtained from the www.nasdaq.com web site.

As of April 15, 2014, the last reported price of our common was $3.15 per share.

As of April 15, 2014, there were 607 stockholders of record of our common stock, excluding stockholders who hold their shares in brokerage accounts in “street name”. Of the 49,676,041 shares of common stock outstanding as of April 15, 2014, 47,704,566 shares are freely tradable without restriction, unless held by our “affiliates”. The remaining 1,971,475 shares of our common stock which are held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We intend to retain all future earnings to finance future growth and therefore we do not anticipate paying any cash dividends in the foreseeable future. In addition, certain financing agreements entered into by the Company may limit our ability to pay dividends in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement

During 2013, 2012 and 2011, Steven Jones, a director of the Company, earned $254,394, $207,500 and $198,334, respectively, for various consulting work performed in connection with his duties as Executive Vice President of Finance. Mr. Jones is Chairman of the Compliance Committee. Mr. Jones also earned $72,500, $80,000 and $55,000 in corporate bonuses related to his consulting work in 2013, 2012 and 2011.

On May 3, 2010, the Company entered into a consulting agreement (the “Consulting Agreement”) with Steven Jones (the “Consultant” or “Mr. Jones”) whereby Mr. Jones would continue to provide consulting services to the Company in the capacity of Executive Vice President of Finance. The Consulting Agreement has an initial term from May 3, 2010 through April 30, 2013, which initial term automatically renews for additional one year periods unless either party provides notice of termination at least three months prior to the expiration of the initial term or any renewal term. In addition, the Company has the right to terminate the Consulting Agreement by giving written notice to the Consultant the year prior to the effective date of termination. The Consultant has the right to terminate the Consulting Agreement by giving written notice to the Company three months prior to the proposed termination date, provided, however, the Consultant is required to provide an additional three months of transition services to the Company upon reasonable request by the Company. The Consulting Agreement specifies an annual base retainer compensation of $180,000 per year, which was subsequently increased to $210,000 per year in April 2012. Mr. Jones annual compensation was increased to $250,000 on January 1, 2013. Mr. Jones is also eligible to receive an annual cash bonus based on the achievement of certain performance metrics with a target of 30% of his base retainer. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the CEO of the Company and approved by the Board of Directors. The Company also agreed that it would issue to the Consultant a warrant to purchase 450,000 shares of the Company’s common stock, which have all vested as of December 31, 2013.

Sale of Securities

Between January 10, 2011 and January 12, 2011, the Parent Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”) pursuant to which the Parent Company has sold to the Investors an aggregate of 2,001,667 shares of the Parent Company’s common stock, at a price of $1.50 per share (the “Common Stock Financing”). In connection with the Common Stock Financing, the Parent Company also entered into registration rights agreements with the Investors.

The Investors included, among others, (i) the Douglas M. VanOort Living Trust (of which Douglas VanOort, Chief Executive Officer and Chairman of the Company’s Board of Directors, is affiliated), (ii) the Steven and Carisa Jones Defined Benefit Pension Plan & Trust (of which Steven Jones, Executive Vice President – Finance and a director of the Company, is affiliated), (iii) The George A. Cardoza Family Trust (of which George Cardoza, the Company’s Chief Financial Officer, is affiliated), (iv) Mark W. Smits (who was previously the Company’s Vice President of Sales and Marketing) and (v) Kevin C. Johnson (who is a director of the Company).

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, of which 49,676,041 shares were issued and outstanding as of April 15, 2014.

The securities being offered hereby are common stock. The outstanding shares of our common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so. Our common stock does not have preemptive rights, meaning that the common stockholders’ ownership interest in the Company would be diluted if additional shares of common stock are subsequently issued and the existing stockholders are not granted the right, at the discretion of the Board of Directors, to maintain their ownership interest in our Company.

Upon liquidation, dissolution or winding-up of the Company, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of our common stock. The holders of our common stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The holders of common stock are entitled to share equally in dividends, if, as and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding and which the Company may be obligated to issue under options, warrants or other contractual commitments. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. As of April 15, 2014, no such shares had been designated.

Warrants

As of April 15, 2014, warrants to purchase 650,000 shares of our common stock were outstanding. The exercise prices of these warrants range from $1.43 to $1.50 per share.

Options

As of April 15, 2014, options to purchase 5,952,460 shares of our common stock were outstanding. The exercise prices of these options range from $0.25 to $4.30 per share.

Transfer Agent

The Company’s transfer agent is Standard Registrar & Transfer Company located at 12528 South 1840 East Draper, Utah, 84020. The transfer agent’s telephone number is (801) 571-8844.

Reports To Stockholders

We file an annual report on Form 10-K with the Securities Exchange Commission each year which describes the nature and scope of our business and operations for the prior year and contains a copy of our audited financial statements for the most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

The Company’s Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however such indemnification shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Bylaws also provide that the Company must indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against costs incurred by such person in connection with the defense or settlement of such action or suit. Such indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws provide that the Company must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the Company must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

The Bylaws provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with Section 78.752 of the Nevada Revised Statutes.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the Company’s Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby has been opined on for us by Burton, Bartlett & Glogovac.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012 and for the years then ended included or referred to in this prospectus have been audited by Kingery & Crouse, P.A., independent registered public accountants, and are included in this prospectus in reliance on this firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

We file annual, quarterly and current reports and other information with the SEC. Such reports, the registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NeoGenomics, Inc.:

We have audited the accompanying consolidated balance sheets of NeoGenomics, Inc. and its subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 31, 2013. We also have audited the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NeoGenomics, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the fiscal years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, NeoGenomics, Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

/s/ Kingery & Crouse, PA

Certified Public Accountants

Tampa, FL

February 24, 2014

NEOGENOMICS, INC.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2013 and 2012

In thousands, except share amounts

	2013	2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,834	$1,868
Accounts receivable (net of allowance for doubtful accounts of $4,540 and $3,002, respectively)	18,653	14,034
Inventories	2,301	1,859
Deferred income tax asset, net	588	—
Other current assets	1,115	820

Total current assets	27,491	18,581

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $14,478 and $10,289 respectively)	9,694	8,607

INTANGIBLE ASSETS (net of accumulated amortization of $405 and $182, respectively)	2,577	2,800

OTHER ASSETS	154	83

TOTAL ASSETS	$39,916	$30,071

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$4,177	$3,611
Accrued compensation	2,337	2,808
Accrued expenses and other liabilities	741	669
Short-term portion of equipment capital leases	2,786	2,212
Revolving credit line	4,282	8,458

Total current liabilities	14,323	17,758

LONG TERM LIABILITIES
Long-term portion of equipment capital leases	3,294	3,097
Deferred income tax liability, net	588	—

Total long term liabilities	3,882	3,097

TOTAL LIABILITIES	18,205	20,855

COMMITMENTS AND CONTINGENCIES (SEE NOTE H)

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value, (100,000,000 shares authorized; 49,118,373 and 45,280,280 shares issued and outstanding at December 31, 2013 and 2012, respectively)	49	45
Additional paid-in capital	42,200	31,742
Accumulated deficit	(20,538)	(22,571)

Total stockholders’ equity	21,711	9,216

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,916	$30,071

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

In thousands, except per share amounts

	2013	2012	2011
NET REVENUE	$66,467	$59,867	$43,484

COST OF REVENUE	34,730	33,031	24,056

GROSS MARGIN	31,737	26,836	19,428

OPERATING EXPENSES
General and administrative	17,397	15,843	12,331
Research and development	2,440	2,281	543
Sales and marketing	8,726	7,501	6,963

Total operating expenses	28,563	25,625	19,837

INCOME (LOSS) FROM OPERATIONS	3,174	1,211	(409)

INTEREST AND OTHER INCOME / (EXPENSE) - NET	(989)	(1,146)	(768)

INCOME (LOSS) BEFORE TAXES	2,185	65	(1,177)

INCOME TAXES	152	—	—

NET INCOME (LOSS)	$2,033	$65	$(1,177)

NET INCOME (LOSS) PER SHARE - Basic	$0.04	$0.00	$(0.03)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Basic	48,263	45,027	42,758

NET INCOME (LOSS) PER SHARE - Diluted	$0.04	$0.00	$(0.03)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Diluted	52,775	48,715	42,758

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

In thousands, except share amounts

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2010	37,424,423	$37	24,557	(21,459)	3,135
Common stock issuance ESPP plan	122,401	—	153	—	153
Transaction fees and expenses	—	—	(41)	—	(41)
Issuance of stock for stock options	382,500	—	367	—	367
Issuance of stock for warrants	3,365,209	4	(4)	—	—
Issuance of restricted shares	120,000	—	—	—	—
Issuance of common stock for cash, net	2,001,667	2	3,000		3,002
Stock compensation expense - warrants	—	—	83	—	83
Stock compensation expense – restricted stock	—	—	90	—	90
Stock compensation expense - options	—	—	285	—	285
Net loss	—	—	—	(1,177)	(1,177)

Balances, December 31, 2011	43,416,200	43	28,490	(22,636)	5,897

Common stock issuance ESPP plan	56,805	—	89	—	89
Transaction fees and expenses	—	—	(38)	—	(38)
Issuance of stock for stock options	197,209	—	198	—	198
Issuance of stock for warrants	250,066	—	262	—	262
Issuance of common stock for intangibles	1,360,000	2	1,943	—	1,945
Stock compensation expense - warrants	—	—	223	—	223
Stock compensation expense - options	—	—	575	—	575
Net income	—	—	—	65	65

Balances, December 31, 2012	45,280,280	45	31,742	(22,571)	9,216

Common stock issuance ESPP plan	76,595	—	230	—	230
Transaction fees and expenses	—	—	(1,037)	—	(1,037)
Issuance of stock for stock options	438,998	1	371	—	372
Issuance of common stock for cash	3,322,500	3	9,965	—	9,968
Stock compensation expense - warrants	—	—	263	—	263
Stock compensation expense - options	—	—	666	—	666
Net income	—	—	—	2,033	2,033

Balances, December 31, 2013	49,118,373	$49	$42,200	$(20,538)	$21,711

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

In thousands

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,033	$65	$(1,177)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	4,189	3,636	2,085
Amortization of intangibles	223	182	—
Amortization of debt issue costs	49	38	40
Stock based compensation – options	666	575	285
Stock based compensation – warrants and restricted stock	263	223	173
Provision for bad debts	2,797	3,053	2,567
Changes in assets and liabilities, net:
(Increase) decrease in accounts receivable, net of write-offs	(7,416)	(9,192)	(5,226)
(Increase) decrease in inventories	(442)	(657)	(315)
(Increase) decrease in other assets	(71)	46	(55)
(Increase) decrease in other current assets	(932)	96	25
Increase (decrease) in accounts payable and other liabilities	868	1,443	1,667

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,227	(492)	69

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of intangible assets	—	(1,037)	—
Purchases of property and equipment	(2,011)	(2,615)	(897)

NET CASH USED IN INVESTING ACTIVITIES	(2,011)	(3,652)	(897)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances (repayments) from/to revolving credit facility	(4,177)	4,560	456
Restricted cash	—	500	—
Repayment of capital lease obligations	(2,606)	(2,187)	(1,579)
Issuance of common stock and warrants for cash , net of transaction expenses	9,533	511	3,482

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,750	3,384	2,359

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,966	(760)	1,531

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,868	2,628	1,097

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,834	$1,868	$2,628

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$1,073	$1,108	$735

Income taxes paid	$17	—	—

Equipment leased under capital leases	$3,249	$2,782	$2,950

Common stock issued for intangible asset purchase	$—	$1,945	$—

See notes to consolidated financial statements.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – NATURE OF BUSINESS AND BASIS OF PRESENTATION

NeoGenomics, Inc., a Nevada corporation (the “Parent” or the “Parent Company”), and its subsidiary, NeoGenomics Laboratories, Inc., a Florida corporation (“NEO”, “NeoGenomics Laboratories” or the “Subsidiary”) (collectively referred to as “we”, “us”, “our”, “NeoGenomics”, or the “Company”), operates as a certified “high complexity” clinical laboratory in accordance with the federal government’s Clinical Laboratory Improvement Act, as amended (“CLIA”), and is dedicated to the delivery of clinical diagnostic services to pathologists, oncologists, urologists, hospitals, and other laboratories throughout the United States.

The accompanying consolidated financial statements include the accounts of the Parent and the Subsidiary. All significant intercompany accounts and balances have been eliminated in consolidation.

Certain amounts in the prior year’s consolidated financial statements have been reclassified to conform to the current year presentation.

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We believe we have adequate resources, such as cash on-hand, availability under our revolving credit facility, and access to capital under our shelf registration to meet our operating commitments for the next twelve months. Accordingly, our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results and outcomes may differ from management’s estimates, judgments and assumptions. Significant estimates, judgments and assumptions used in these consolidated financial statements include, but are not limited to, those related to revenues, accounts receivable and related allowances, contingencies, useful lives and recovery of long-term assets, income taxes, and the fair value of stock-based compensation. These estimates, judgments, and assumptions are reviewed periodically and the effects of material revisions in estimates are reflected in the consolidated financial statements prospectively from the date of the change in estimate.

Revenue Recognition

The Company recognizes revenues when (a) the price is fixed or determinable, (b) persuasive evidence of an arrangement exists, (c) the service is performed and (d) collectability of the resulting receivable is reasonably assured.

The Company’s specialized diagnostic services are performed based on a written test requisition form or electronic equivalent and revenues are recognized once the diagnostic services have been performed, and the results have been delivered to the ordering physician. These diagnostic services are billed to various payers, including Medicare, commercial insurance companies, other directly billed healthcare institutions such as hospitals and clinics, and individuals. The Company reports revenues from contracted payers, including Medicare, certain insurance companies and certain healthcare institutions, based on the contractual rate, or in the case of Medicare, published fee schedules. The Company reports revenues from non-contracted payers, including certain insurance companies and individuals, based on the amount expected to be collected. The difference between the amount billed and the amount estimated to be collected from non-contracted payers is recorded as an allowance to arrive at the reported net revenues. The expected revenues from non-contracted payers are based on the historical collection experience of each payer or payer group, as appropriate. The Company records revenues from patient

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pay tests net of a large discount and as a result recognizes minimal revenue on those tests. The Company regularly reviews its historical collection experience for non-contracted payers and adjusts its expected revenues for current and subsequent periods accordingly.

Cost of Revenue

Cost of revenue includes payroll and payroll related costs for performing tests, depreciation of laboratory equipment, rent for laboratory facilities, laboratory reagents, probes and supplies, and delivery and courier costs relating to the transportation of specimens to be tested.

Advertising Costs

Advertising costs are expensed at the time they are incurred and are not material for the years ended December 31, 2013, 2012 and 2011, respectively.

Research and Development

Research and development (“R&D”) costs are expensed as incurred. R&D expenses consist of cash and equity compensation and benefits for R&D personnel, amortization of intangibles, supplies, inventory and payment for samples to complete validation studies. These expenses were incurred to develop new genetic tests.

Fair Value Measurements

The Company determines fair value measurements used in its consolidated financial statements based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs, as determined by either the principal market or the most advantageous market.

Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported net of an allowance for doubtful accounts, which is estimated based on the aging of accounts receivable with each payer category and the historical data on bad debts in these aging categories. In addition, the allowance is adjusted periodically for other relevant factors, including regularly assessing the state of our billing operations in order to identify issues which may impact the collectability of receivables or allowance estimates. Revisions to the allowance are recorded as an adjustment to bad debt expense within general and administrative expenses. After appropriate collection efforts have been exhausted, specific receivables deemed to be uncollectible are charged against the allowance in the period they are deemed uncollectible. Recoveries of receivables previously written-off are recorded as credits to the allowance. Our estimates of net revenue are subject to change based on the contractual status and payment policies of the third party payers with whom we deal. We regularly refine our estimates in order to make our estimated revenue as accurate as possible based on our most recent collection experience with each third party payer.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash Flows

For purposes of the statements of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments and Concentrations of Credit Risk

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities, amounts outstanding under our revolving credit facility, and other current assets and liabilities are considered reasonable estimates of their respective fair values due to their short-term nature. The Company maintains its cash and cash equivalents with domestic financial institutions that the Company believes to be of high credit standing. The Company believes that, as of December 31, 2013, its concentration of credit risk related to cash and cash equivalents was not significant. The carrying value of the Company’s long-term capital lease obligations approximates its fair value based on the current market conditions for similar instruments.

Concentrations of credit risk with respect to revenue and accounts receivable are primarily limited to certain clients and geographies to which the Company provides a significant volume of its services, and to specific payers of our services such as Medicare and individual insurance companies. The Company’s client base consists of a large number of geographically dispersed clients diversified across various customer types. For the years ended December 31, 2013, 2012 and 2011, a large oncology practice with multiple locations accounted for 15.8%, 14.9% and 11.3% respectively, of total revenue. This client has provided us with a notice of termination with our contract with them effective May 14, 2014. This client has informed us that it plans to internalize a large portion of the tests we currently process for them. All other clients were less than 5% of total revenue individually. For the years ended December 31, 2013, 2012 and 2011, revenue derived from the State of Florida accounted for 30.6%, 33.6% and 32.9%, respectively, of total revenue.

The Company orders the majority of its FISH probes from one vendor and as a result of their dominance of that marketplace and the absence of any competitive alternatives, if they were to have a disruption and not have inventory available it could have a material effect on our business. This risk cannot be completely offset due to the fact that they have patent protection which limits other vendors from supplying certain of these probes.

Inventories

Inventories, which consist principally of testing supplies, are valued at the lower of cost or market, using the first-in, first-out method (FIFO).

Other Current Assets

As of December 31, 2013 and 2012, other current assets consist of prepaid expenses of approximately $1,115,000 and $820,000, respectively.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Property and equipment generally includes purchases of items with a cost greater than $1,000 and a useful life greater than one year. Depreciation and amortization are computed on the straight line basis over the estimated useful lives of the assets. Leasehold improvements and property and equipment under capital leases are amortized over the shorter of the related lease terms or their estimated useful lives. Costs incurred in connection with the development of internal-use software are capitalized in accordance with the accounting standard for internal-use software, and are amortized over the expected useful life of the software.

The Company periodically reviews the estimated useful lives of property and equipment. Changes to the estimated useful lives are recorded prospectively from the date of the change. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income (loss) from operations. Repairs and maintenance costs are expensed as incurred.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

Intangible assets with finite useful lives are recorded at cost, less accumulated amortization. Amortization is recognized over the estimated useful lives of the assets. We have three classes of intangible assets and each class of intangible assets is amortized over its estimated service period from service date through the weighted average patent expiration date of each class of patents or the period of economic benefit. We periodically review the estimated pattern in which the economic benefits will be consumed and adjust the amortization period and pattern to match our estimate. The Company’s intangible assets are related to our license agreement with Health Discovery Corporation.

Recoverability and Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets if events or changes in circumstances indicate the assets may be impaired. Evaluation of possible impairment is based on the Company’s ability to recover the asset from the expected future pretax cash flows (undiscounted and without interest charges) of the related operations. If the expected undiscounted pretax cash flows are less than the carrying amount of such asset, an impairment loss is recognized for the difference between the estimated fair value and carrying amount of the asset. No impairment loss was recognized in the fiscal year ended December 31, 2013. We believe the carrying values of our long-lived assets are recoverable at December 31, 2013.

Income Taxes

We compute income taxes in accordance with ASC Topic 740 Income Taxes. Under ASC-740, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Temporary differences between financial and tax reporting arise primarily from the use of different depreciation methods and lives for property and equipment and recognition of bad debts and various other expenses that have been allowed for or accrued for financial statement purposes but are not currently deductible for income tax purposes.

We quarterly evaluate tax positions that have been taken or are expected to be taken in our tax returns, and record a liability for uncertain tax positions, if deemed necessary. We follow a two-step approach to recognizing and measuring uncertain tax positions. First, tax positions are recognized if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, if any. Second, the tax position is measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement. We recognize interest and penalties related to unrecognized tax benefits in the provision for income taxes in the accompanying consolidated financial statements. As of December 31, 2013, 2012 and 2011, we do not believe we had any significant uncertain tax positions nor did we have any provision for interest or penalties related to such positions.

Stock-Based Compensation

We account for option and stock awards under the Amended Plan in accordance with ASC Topic 718 Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense in the Company’s statement of operations for all share-based option and stock awards, based on estimated grant-date fair values.

ASC Topic 718 requires us to estimate the fair value of stock-based option awards on the date of grant using an option-pricing model. The grant-date fair value of the award is recognized as expense over the requisite service period using the straight-line method. In accordance with ASC Topic 718, the estimated stock-based compensation expense to be recognized is reduced by stock option forfeitures.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We estimate the grant-date fair value of stock-based option awards using a trinomial lattice model. This model is affected by our stock price on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables. These variables include the expected term of the option, expected risk-free rates of return, the expected volatility of our common stock, and expected dividend yield, each of which is more fully described below. The assumptions for expected term and expected volatility are the two assumptions that significantly affect the grant date fair value.

Expected Term: The expected term of an option is the period of time that the option is expected to be outstanding. The average expected term is determined using a trinomial lattice simulation model.

Risk-free Interest Rate: We base the risk-free interest rate used in the trinomial lattice valuation method on the implied yield at the grant date of the U.S. Treasury zero-coupon issue with an equivalent term to the stock-based award being valued. Where the expected term of a stock-based award does not correspond with the term for which a zero coupon interest rate is quoted, we use the nearest interest rate from the available maturities.

Expected Stock Price Volatility: Effective January 1, 2006 until December 31, 2009, we evaluated the assumptions used to estimate volatility and determined that, under SAB 107, we should use a blended average of our volatility and the volatility of certain peer companies. We believe that the use of this blended average peer volatility which was more reflective of market conditions and a better indicator of our expected volatility due to the limited trading history available for our Company since its last change of control, prior to which we operated under a different business model. Effective January 1, 2010 since we had sufficient historical data since our last change of control we began to use our own historical weekly volatility because that was more reflective of market conditions.

Dividend Yield: Because we have never paid a dividend and do not expect to begin doing so in the foreseeable future, we have assumed a 0% dividend yield in valuing our stock-based awards.

Tax Effects of Stock-Based Compensation

We will only recognize a tax benefit from windfall tax deductions for stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available have been utilized.

Net Income (Loss) Per Common Share

Basic net income per share is computed using the treasury stock method by dividing the net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares outstanding during the applicable period, plus the dilutive effect of potential common stock. Potential common stock consists of shares issuable pursuant to stock options and warrants.

Recent Pronouncements

We have reviewed all recently issued standards and have determined they will not have a material impact on our consolidated financial statements or do not apply to our operations.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C – PROPERTY AND EQUIPMENT, NET

Property and equipment (in thousands) consisted of the following at December 31, 2013 and 2012:

	2013	2012	Estimated Useful Lives in Years
Equipment	$13,848	$11,463	3-7
Leasehold improvements	2,258	1,907	2-5
Furniture & fixtures	1,087	709	7
Computer hardware	2,680	1,926	3
Computer software	3,265	2,547	2-3
Assets not yet placed in service	1,034	344	—

Subtotal	24,172	18,896
Less accumulated depreciation and amortization	(14,478)	(10,289)

Property and equipment, net	$9,694	$8,607

Depreciation expense on property and equipment, including leased assets in each period was as follows (in thousands):

	For the years ended December 31,
	2013	2012	2011
Depreciation expense	4,189	3,636	2,085

These amounts are included as part of our Statement of Operations in Cost of Revenue as well as General and Administrative Expenses with the majority of the expense being classified as Cost of Revenue.

Property and equipment under capital leases (in thousands), included above, consists of the following at December 31, 2013 and 2012:

	2013	2012
Equipment	$7,885	$6,373
Furniture & fixtures	575	212
Computer hardware	1,607	1,222
Computer software	306	132
Leasehold Improvements	134	134
Assets not yet placed in service	—	—

Subtotal	10,507	8,073
Less accumulated depreciation and amortization	(5,038)	(3,910)

Property and equipment under capital leases, net	$5,469	$4,163

NOTE D – INTANGIBLE ASSETS

On January 6, 2012, we entered into a Master License Agreement (the “License Agreement”) with Health Discovery Corporation, a Georgia corporation (“HDC”). We were granted an exclusive worldwide license to certain of HDC’s “Licensed Patents” and “Licensed Know-How” (as defined in the License Agreement) to, among other things, use, develop, make, have made, sell, offer to sell, modify, and commercially exploit “Licensed Uses” (as defined in the License Agreement) and “Licensed Products” (as defined in the License Agreement), in the fields of laboratory testing, molecular diagnostics, clinical pathology, anatomic pathology and digital image analysis (excluding non-pathology-related radiologic and photographic image analysis) relating to the development, marketing production or sale of any “Laboratory Developed Tests” or LDTs (as defined in the License Agreement) or other products used for diagnosing, ruling out, predicting a response to treatment, and/or monitoring treatment of any or all hematopoietic

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and solid tumor cancers excluding cancers affecting the retina and breast cancer (collectively with certain other qualifications as defined in the License Agreement, the “Field” or “Field of Use”); provided, that the exclusion for breast cancer shall be in effect only so long as that certain license agreement between HDC and the licensee of the technology for breast cancer applications is in full force and effect and such licensee is not in material breach of any its obligations under that agreement.

The License Agreement allows us, among other things, to develop and sell, without limitation, any gene, gene-product or protein-based LDTs using HDC’s technology in the Field and provides for sublicensing rights and the assignment of the License Agreement, in whole or in part, in our sole discretion. The License Agreement further provides us with access to certain HDC personnel and consulting resources in the fields of mathematics and in genetic and molecular test development. The Licensed Know-How also includes, among other things, certain tests, algorithms and computer software which have already been developed by HDC.

We have agreed to use our best efforts to commercialize certain products within one year of the date of the License Agreement, subject to two one-year extensions per product if needed, including LDTs for prostate, colon and pancreatic cancer and software to automate the interpretation of cytogenetics and flow cytometry (collectively, the “Initial Licensed Products”).

If we have not generated $5.0 million of net revenue from products, services and sublicensing arrangements pursuant to the License Agreement by January 5, 2017, HDC may, at its option, revoke the exclusivity with respect to any one or more of the Initial Licensed Products, subject to certain conditions.

In addition, the License Agreement provides for milestone payments to HDC, in cash or stock, based on sublicensing revenue and revenue generated from products developed as a result of the License Agreement. Milestone payments are in increments of $500,000 for every $2,000,000 in GAAP revenue recognized by us up to a total of $5,000,000 in potential milestone payments. After $20,000,000 in cumulative GAAP revenue has been recognized by us, HDC will receive a royalty of (i) 6.5% (subject to adjustment under certain circumstances) of Net Revenue (as defined in the License Agreement) generated from all Licensed Uses except for the cytogenetics and flow cytometry interpretation system and (ii) a royalty of 50% of Net Revenue (after the recoupment of certain development and commercialization costs) that we derive from any sublicensing arrangements for the cytogenetics and flow cytometry interpretation system.

Intangible assets as of December 31, 2013 and December 31, 2012 consisted of the following (in thousands):

	Weighted Average Amortization Period	December 31, 2013
		COST	Accumulated Amortization	Net
Support Vector Machine (SVM) technology	108 months	$500	$112	$388

Laboratory developed test (LDT) technology	164 months	$1,482	$188	$1,294

Flow Cytometry and Cytogenetics technology	202 months	$1,000	$105	$895

Total		$2,982	$405	$2,577

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Weighted Average Amortization Period	December 31, 2012
		COST	Accumulated Amortization	Net
Support Vector Machine (SVM) technology	108 months	$500	$56	$444

Laboratory developed test (LDT) technology	164 months	$1,482	$81	$1,401

Flow Cytometry and Cytogenetics technology	202 months	$1,000	$45	$955

Total		$2,982	$182	$2,800

We recorded straight-line amortization expense of intangibles as a research and development expense in the consolidated statement of operations in each period is as follows (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Amortization of intangible assets	223	182	—

We will record all amortization of intangibles in that category until the time that we have products, services or cost savings directly attributable to these intangible assets that would require that it be recorded in cost of goods sold.

The estimated amortization expense related to amortizable intangible assets for each of the five succeeding fiscal years and thereafter as of December 31, 2013 is as follows (in thousands):

Years Ending December 31,
2014	$223
2015	223
2016	223
2017	223
2018	223
Thereafter	1,462

Total	$2,577

NOTE E – INCOME TAXES

We recognized income after permanent differences and net taxable income of approximately $3,100,000 and $4,200,000, respectively in 2013, however no provision for regular federal income taxes has been recorded in the accompanying consolidated statement of operations because we used net operating loss carry forwards to fully offset taxes that would otherwise be due, and because the deferred income tax assets arising from these net operating loss carry forwards had previously been fully reserved. A current provision for Alternate Minimum Taxes (“AMT”) has been created in the current year, but this amount also creates a deferred tax asset of the same amount.

In a similar manner, we recognized taxable income after permanent differences and net taxable income of approximately $1,000,000 and $1,300,000, respectively in 2012, however no provision for income taxes was recorded in the accompanying consolidated statement of operations because we used net operating loss carry forwards to fully offset taxes that would otherwise be due, and because the deferred income tax assets arising from these net operating loss carry forwards had previously been fully reserved. In 2011, we recognized a loss after permanent differences and a minimal amount of taxable income, which amount was reduced to zero through the utilization of net operating loss carry forwards.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012, we had combined federal and state net operating loss carry forwards of approximately $4.6 million and $13.6 million, respectively. The significant difference between these amounts and our accumulated deficit arises primarily from certain stock based compensation that has historically been considered to be a permanent difference. Assuming our net operating loss carry forwards are not disallowed because of certain “change of control” provisions of the Internal Revenue Code, these net operating loss carry forwards expire in various years through the year ending December 31, 2031. However we have established a valuation allowance to fully reserve our deferred income tax assets as such assets did not meet the required asset recognition standard established by ASC Topic 740. Our valuation allowance decreased by approximately $560,000 during the year ended December 31, 2013.

Significant components of the provision for income taxes for the year ended December 31, 2013 is as follows (in thousands):

2013
Current:
Federal	93
State	59

Total Current Provision	152

A reconciliation of the differences between the effective tax rate and the federal statutory tax rate for the year ended December 31, 2013 is as follows:

2013
Federal Statutory Tax Rate	34.00%
State Income Taxes, net of Federal Income Tax Benefit	1.77%
Non-deductible meals and entertainment	1.89%
Non-deductible stock options and warrants	14.45%
Other, net	0.26%
Valuation allowance	(45.44)%

Effective Tax Rate	6.93%

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013 and 2012, our current and non-current deferred income tax assets and liabilities consisted of the following (in thousands):

	2013	2012
Current deferred income tax assets:
Allowance for doubtful accounts	$1,741	$1,151
Accrued vacation	243	255
AMT credit	93	—
Other	30	51

Subtotal	2,107	1,457

Less valuation allowance	(1,519)	(1,457)

Total Net Current Deferred Income Tax Assets	$588	$—

Non-Current deferred income tax assets (liabilities):
Net operating loss carry-forwards	$1,240	$2,752
Accumulated depreciation and amortization	(933)	(1,243)

Subtotal	307	1,509

Less valuation allowance	(895)	(1,509)

Total Net Non-current Deferred Income Tax Liability	(588)	—

Net Deferred Income Tax Asset / (Liability)	$—	$—

We file income tax returns in the U.S. federal jurisdiction and in various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. For federal and state purposes, we have open tax years from the tax year ending December 31, 2003 to December 31, 2012. We are not currently subject to any ongoing income tax examinations.

NOTE F – NET INCOME (LOSS) PER SHARE

The following table provides the computation of basic and diluted net income (loss) per share for the years ended December 31, 2013, 2012 and 2011 (in thousands, except per share amounts):

	Year Ended December 31,
	2013	2012	2011
Net income (loss)	$2,033	$65	$(1,177)

Basic weighted average shares outstanding	48,263	45,027	42,758
Effect of potentially dilutive securities	4,512	3,688	—

Diluted weighted average shares outstanding	52,775	48,715	42,758

Basic net income (loss) per share	$0.04	0.00	$(0.03)

Diluted net income (loss) per share	$0.04	0.00	$(0.03)

For the year ended December 31, 2013 there were 341,000 options and no warrants excluded from the calculation of diluted earnings per share as anti-dilutive. For the year ended December 31, 2012 there were no outstanding options or warrants excluded from the calculation of diluted earnings per share as anti-dilutive, as the exercise prices of all outstanding options and warrants were less than the average market price of the Company’s common stock for the year ended December 31, 2012.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G – STOCK OPTIONS, STOCK PURCHASE PLAN AND WARRANTS

Stock Option Plan

On April 16, 2013 the Company’s Board of Directors approved the Amended and Restated Equity Incentive Plan (the “Amended Plan”), which amended and restated the Equity Incentive Plan, originally effective as of October 14, 2003, and previously amended and restated effective as of October 31, 2006. The Amended Plan allows for the award of equity incentives, including stock options, stock appreciation rights, restricted stock awards, stock bonus awards, deferred stock awards, and other stock-based awards to certain employees, directors, or officers of, or key non-employee advisers or consultants, including contracted physicians to the Company or its subsidiaries. The Amended Plan, which expires on March 3, 2019, provides that the maximum aggregate number of shares of the Company’s common stock reserved and available for issuance under the Amended Plan is 7,000,000.

As of December 31, 2013, option and stock awards for 5,725,798 shares were outstanding, including both, 800,000 options issued outside of the Amended Plan to Douglas VanOort, the Company’s Chairman and Chief Executive Officer and 350,000 options issued to Robert Gasparini, the Company’s Chief Scientific Officer. A total of 662,065 shares were available for future option and stock awards under the Amended Plan. Options typically expire after 5 - 10 years and generally vest over 3 or 4 years, but each grant’s expiration, vesting and exercise price provisions are determined at the time the awards are granted by the Compensation Committee of the Board of Directors or by the Chairman and Chief Executive Officer by virtue of authority delegated to him by the Compensation Committee.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each stock option award granted during the years ended December 31, 2013, 2012 and 2011 was estimated as of the grant date using a trinomial lattice model with the following weighted average assumptions:

	2013	2012	2011
Expected term (in years)	2.5 - 4.5	2.5 – 4.5	3.0 – 4.5
Risk-free interest rate (%)	0.7%	0.6%	1.18%
Expected volatility (%)	46%	51%	55%
Dividend yield (%)	0%	0%	0%
Weighted average fair value/share at grant date	$1.19	$0.73	$0.51

The status of our stock options and stock awards are summarized as follows:

	Number	Weighted Average
	Of Shares	Exercise Price
Outstanding at December 31, 2010	5,470,544	$0.87

Granted	519,000	1.39
Exercised	(382,500)	0.95
Canceled	(827,374)	1.15

Outstanding at December 31, 2011	4,779,670	0.87

Granted	1,298,000	1.64
Exercised	(197,209)	1.02
Canceled	(102,749)	1.60

Outstanding at December 31, 2012	5,777,712	1.02

Granted	416,000	3.66
Exercised	(438,998)	0.85
Canceled	(28,916)	1.47

Outstanding at December 31, 2013	5,725,798	1.22

Exercisable at December 31, 2013	4,205,173	$0.89

The number and weighted average grant-date fair values of options non-vested at the beginning and end of 2013, as well as options granted, vested and forfeited during the year was as follows:

	Number of Options	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2013	1,702,378	$0.71
Granted in 2013	416,000	$1.20
Vested in 2013	(573,588)	$0.63
Forfeited in 2013	(24,165)	$0.57

Non-vested at December 31, 2013	1,520,625	$1.02

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about our options outstanding at December 31, 2013:

	Options Outstanding			Options Exercisable
Range of Exercise Prices ($)	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
0.00 – 0.50	930,000	1.0	$0.28	930,000	1.0	$0.28
0.51 – 0.75	350,504	2.3	0.64	350,504	2.3	0.64
0.76 – 1.00	1,589,000	1.8	0.80	1,589,000	1.8	0.80
1.01 – 1.50	1,274,294	2.4	1.38	864,669	2.2	1.38
1.51 – 2.00	1,166,000	2.8	1.69	462,000	2.2	1.66
2.01 – 3.00	40,000	4.2	2.60	5,000	4.0	2.48
3.01 – 3.98	376,000	4.4	3.77	4,000	4.3	3.76

	5,725,798	2.2	$1.22	4,205,173	1.8	$0.89

As of December 31, 2013, the aggregate intrinsic value of all stock options outstanding and expected to vest was approximately $13.8 million and the aggregate intrinsic value of currently exercisable stock options was approximately $11.5 million. The intrinsic value of each option share is the difference between the fair market value of NeoGenomics common stock and the exercise price of such option share to the extent it is “in-the-money”. Aggregate intrinsic value represents the value that would have been received by the holders of in-the-money options had they exercised their options on the last trading day of the year and sold the underlying shares at the closing stock price on such day. The intrinsic value calculation is based on the $3.62 closing stock price of NeoGenomics Common Stock on December 31, 2013, the last trading day of 2013. The total number of in-the-money options outstanding and exercisable as of December 31, 2013 was approximately 4,205,173.

The total intrinsic value of options exercised during the years ended December 31, 2013, 2012 and 2011 was approximately $1,200,000, $264,000 and $126,000, respectively. Intrinsic value of exercised shares is the total value of such shares on the date of exercise less the cash received from the option holder to exercise the options. The total cash proceeds received from the exercise of stock options was approximately $372,000, $201,000 and $367,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

The total fair value of options granted during the years ended December 31, 2013, 2012 and 2011 was approximately $493,000, $943,000 and $267,000, respectively. The total fair value of option shares vested during the years ended December 31, 2013, 2012 and 2011 was approximately $349,000, $218,000 and $321,000.

We recognize stock-based compensation expense over the vesting period using the straight-line method for employees and ratably for non-employees. Stock compensation cost recognized for the years ended December 31, 2013, 2012 and 2011 related to stock options was approximately $666,000, $575,000 and $285,000, respectively. As of December 31, 2013, there was approximately $654,000 of total unrecognized stock-based compensation cost, related to unvested stock options granted under the Amended Plan. This cost is expected to be recognized over a weighted-average period of 1.5 years.

On April 22, 2013, Steven Ross, our Chief Information Officer was granted stock options to purchase 150,000 shares of the Company’s common stock at an exercise price per share of $3.93, which was the closing price per share on the last trading day prior to his start date. The stock options have a five year term and become 25% vested on each of the first four anniversaries of his start date. The stock options were valued at $192,000 based on a trinomial lattice model with the following terms:

Expected term in years	3.5
Risk-free interest rate (%)	0.5%
Weighted average expected volatility (%)	45%
Dividend yield (%)	0%

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We recorded stock compensation expense of approximately $63,000 for these options during the year ended December 31, 2013.

On January 9, 2012, Dr. Maher Albitar, our Chief Medical Officer was granted stock options to purchase 250,000 shares of the Company’s common stock at an exercise price per share of $1.43, which was the closing price per share on the last trading day prior to his start date. The stock options have a five year term and become 25% vested on each of the first four anniversaries of his start date. The stock options also fully vest upon a change of control of the Company. Dr. Albitar works in our California laboratory location, and the State of California has certain regulations that prohibit the corporate practice of medicine. As a result of this regulation, Dr. Albitar is not an employee, but rather is a full-time consulting physician to NeoGenomics. Thus, these stock options are non-employee consultant options and as such are being revalued at the end of every reporting period. At December 31, 2013 these stock options were valued at $535,000 based on a trinomial lattice model with the following terms:

Expected term in years	3.3
Risk-free interest rate (%)	0.6%
Weighted average expected volatility (%)	53%
Dividend yield (%)	0%

We recorded stock compensation expense of approximately $252,000 and $151,000 for these options during the years ended December 31, 2013 and 2012, respectively which amount is included in the $666,000 and $575,000, respectively mentioned above.

On February 14, 2012, Mr. VanOort, our Chief Executive Officer was granted supplemental non-qualified stock options to purchase 800,000 shares of common stock at an exercise price of $1.71 per share which have a five year term so long as Mr. VanOort remains an employee of the Company (the “Supplemental Options”). The Supplemental Options are scheduled to vest according to the passage of time with 200,000 shares vesting each year on the anniversary of the grant date for the first four years after the grant. The Supplemental Options are valued at $505,000 based on a trinomial lattice model with the following terms:

Expected term in years	3.8
Risk-free interest rate (%)	0.6%
Weighted average expected volatility (%)	52%
Dividend yield (%)	0%

We recorded stock compensation expense of $155,000 and $210,000 for these options during the years ended December 31, 2013 and 2012, respectively which amount is included in the $666,000 and $575,000, respectively mentioned above. In the event of a change of control of the Company in which the consideration payable to common stockholders of the Company has a deemed value of at least $4.00 per share, any unvested portion of the Supplemental Options will immediately vest in full.

Employee Stock Purchase Plan

Effective January 1, 2007, the Company began sponsoring an Employee Stock Purchase Plan (“ESPP”), under which eligible employees may purchase Common Stock, by means of limited payroll deductions, at a 5% discount from the fair market value of the Common Stock as of specific dates. In accordance with ASC Topic 718-50 Compensation – Stock Compensation – Employee Share Purchase Plans, the ESPP is considered non-compensatory and does not require the recognition of compensation cost because the discount offered to employees does not exceed 5%. Shares issued pursuant to this plan were 76,595, 56,805 and 122,401 for the years ended December 31, 2013, 2012 and 2011, respectively.

Common Stock Warrants

From time to time, the Company issues warrants to purchase its common stock. These warrants have been issued for consulting services, in connection with the Company’s credit facilities and sales of its common stock, and in connection with employment agreements and for compensation to directors. These warrants are valued using an

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

option pricing model and using the volatility, market price, strike price, risk-free interest rate and dividend yield appropriate at the date the warrants were issued. Stock compensation costs recognized for the years ended December 31, 2013, 2012 and 2011 was approximately $263,000, $153,000 and $83,000 respectively.

On January 9, 2012 Dr. Maher Albitar was granted performance incentive warrants to purchase 200,000 shares of the Company’s common stock (the “Albitar Warrants”) at an exercise price per share of $1.43, which was the closing price per share on the last trading day prior to his start date. These warrants are being treated as non-employee consultant warrants and as such are being revalued, with assumptions for meeting performance, at the end of every reporting period using a trinomial lattice model. The Albitar Warrants have a five year term and vest in accordance with the performance criteria as follows:

(i)	80,000 will vest upon the commercial launch of the Company’s gene-based plasma prostate cancer test licensed from Health Discovery Corp (“HDC”) or similar test based on our mutual agreement.

(ii)	40,000 will vest upon the commercial launch of the Company’s gene-based colon cancer test licensed from HDC or similar test based on our mutual agreement.

(iii)	40,000 will vest upon the commercial launch of the Company’s gene-based pancreatic cancer test licensed from HDC or similar test based on our mutual agreement.

(iv)	20,000 will vest upon successful consummation of a sublicensing agreement with an instrument manufacturer to commercialize the cytogenetics automated image analysis technology licenses from HDC.

(v)	20,000 will vest upon successful consummation of a sublicensing agreement with an instrument manufacturer to commercialize the flow cytometry automated image analysis technology licenses from HDC.

In the event of a change of control of the Company in which the consideration payable to common stockholders of the Company has a deemed value of at least $4.00 per share, any unvested portion of the Albitar Warrants will immediately vest in full.

On December 31, 2013 the Albitar Warrants were valued at approximately $479,000 based on a trinomial lattice model with the following terms:

Expected term in years	3.7
Risk-free interest rate (%)	0.5%
Weighted average expected volatility (%)	52%
Dividend yield (%)	0%

We recorded stock compensation expense of approximately $231,000 and $135,000 for these warrants during the years ended December 31, 2013 and 2012, which amount is included in the $263,000 and $153,000, respectively mentioned above.

For the year ended December 31, 2012, 650,000 warrants previously issued to members of our board of directors and 348,417 warrants issued in June 2007 as part of a common stock offering were exercised or expired as follows:

Type of Exercise	Warrant Shares	Exercise Price / Share	Cash Received	Common Stock Shares Issued
For cash	175,000	$1.50	$262,500	175,000
Cashless net exercise	725,000	$1.50	$—	75,066
Expired unexercised	98,417	$1.50	$—	—

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrant activity is summarized as follows:

	Shares	Weighted Average Exercise Price
Warrants outstanding, December 31, 2010	6,326,750	0.65
Granted	—	—
Exercised	(4,170,000)	0.29
Expired	—	—
Cancelled	—	—

Warrants outstanding, December 31, 2011	2,156,750	1.34
Granted	200,000	1.43
Exercised	(900,000)	1.50
Expired	(98,417)	1.50
Cancelled	—	—

Warrants outstanding, December 31, 2012	1,358,333	$1.24
Granted	—	0.00
Exercised	—	0.00
Expired	—	0.00
Cancelled	—	0.00

Warrants outstanding, December 31, 2013	1,358,333	$1.24

The following table summarizes information on warrants outstanding on December 31, 2013:

Number outstanding	Exercise price	Issued	Expire
83,333	$0.75	02/09/2009	02/08/2014
625,000	$1.05	03/16/2009	03/15/2014
450,000	$1.50	5/3/2010	5/2/2017
200,000	$1.43	1/12/2012	1/12/2017

1,358,333	$1.24

NOTE H – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its laboratory and office facilities under non-cancelable operating leases. These operating leases expire at various dates through December 2017 and generally require the payment of real estate taxes, insurance, maintenance and operating costs. The Company has approximately 49,000 square feet of office and laboratory space at our corporate headquarters in Fort Myers, Florida. In addition, we maintain laboratory and office space in Irvine, California, Nashville, Tennessee and Tampa, Florida.

The minimum aggregate future obligations under non-cancelable operating leases as of December 31, 2013 are as follows (in thousands):

Years ending December 31,
2014	$939
2015	754
2016	526
2017	334

Total minimum lease payments	$2,553

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rent expense for the years ended December 31, 2013, 2012 and 2011 was approximately $1,072,000, $1,123,000 and $797,000, respectively and is included in costs of revenues and in general and administrative expenses, depending on the allocation of work space in each facility. Certain of the Company’s facility leases include rent escalation clauses. The Company normalizes rent expense on a straight-line basis over the term of the lease for known changes in lease payments over the life of the lease.

Capital Lease Obligations

The Company’s capital lease obligations expire at various times through 2018 and the weighted average interest rates under such leases approximated 9.3% at December 31, 2013. Some of our leases contain bargain purchase options that allow us to purchase the leased property for a minimal amount upon the expiration of the lease term. The remaining leases have purchase options at fair market value. Future minimum lease payments under capital lease obligations (in thousands), including those described above are:

Years ending December 31,
2014	$3,162
2015	1,755
2016	1,181
2017	420
2018	196
2019	8

Total future minimum lease payments	6,722
Less amount representing interest	(642)

Present value of future minimum lease payments	6,080
Less current maturities	(2,786)

Obligations under capital leases – long term	$3,294

Property and equipment acquired under capital lease agreements (see Note C) are pledged as collateral to secure the performance of the future minimum lease payments above.

Employment Contracts

The agreements with our Chief Executive Officer, Chief Medical Officer, Chief Scientific Officer, Chief Information Officer and Chief Financial Officer contain the following:

•	Clauses that allow for continuous automatic extensions of one year unless timely written notice terminating the contract is provided to such officers (as defined in the agreements).

•	Clauses that provide for accelerated vesting of the options granted pursuant to such agreements at the time of certain changes of control of the Company.

•	Clauses that provided for 6-12 months of severance benefits in the event that such officers are terminated without “cause” (as defined in the agreements) by the Company. The base salaries for these officers in 2014 are expected to approximate $1,635,000.

NOTE I – COVANCE AGREEMENT

On November 18, 2013, NeoGenomics and Covance Central Laboratories (“Covance”) entered into an exclusive alliance to provide comprehensive anatomic pathology, histology and specialty laboratory testing services for clinical trials. Covance is the largest contract research organization servicing the needs of the pharmaceutical industry. Through this alliance, Covance’s clients will gain access to fully integrated anatomic pathology and histology (“APH”) services, including immunohistochemistry (“IHC”), fluorescence in-situ hybridization (“FISH”) and molecular testing. Covance will establish a laboratory at NeoGenomics’ Fort Myers, Florida facility and together with NeoGenomics, will provide a full range of APH, tissue based biomarkers and other specialty testing services. The companies will then expand joint capabilities globally at Covance’s central laboratory locations in Shanghai,

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

China; Geneva, Switzerland; and Singapore. As part of the alliance, Covance will have access to NeoGenomics extensive medical and scientific networks, which includes more than 500 pathologists. NeoGenomics gains access to Covance’s broad market reach, established client relationships, and extensive clinical trials experience. We believe this alliance will provide seamless global testing services supporting oncology and companion diagnostics strategies for biopharmaceutical firms around the world. We are currently expanding our facility in Fort Myers, Florida to provide the capacity to grow this partnership with Covance and to provide quality testing for global clinical trials.

NOTE J – REVOLVING CREDIT AND SECURITY AGREEMENT

On March 26, 2012, the Parent Company, NeoGenomics Laboratories (together with the Parent Company, the “Borrower”), and CapitalSource Finance LLC (“Capital Source”) entered into a First Amendment (the “Amendment”) to the Amended and Restated Revolving Credit and Security Agreement, dated April 26, 2010 (the “Amended and Restated Credit Agreement” or the “Credit Facility”). The Amended and Restated Credit Agreement amended and restated the original Revolving Credit and Security Agreement dated February 1, 2008, as amended, by and among the Parent Company, Borrower and CapitalSource (the “Original Credit Agreement”). The terms of the Amendment and the Amended and Restated Credit Agreement are substantially similar except that the Amendment, among other things:

I.)	Increased the maximum principal amount of the revolving credit facility (the “Facility Cap”) to $8.0 million from $5.0 million; provided, that the Borrower may request to increase the Facility Cap twice during the term of the Amended and Restated Credit Agreement in increments of $1.0 million to a maximum of $10,000,000;

II.)	Extended the term of the Amended and Restated Credit Agreement to March 26, 2015;

III.)	Revised the definition of “Minimum Termination Fee” to be:

a.	2.5% of the Facility Cap if the Revolver Termination (as defined in the Agreement) is at any time before March 26, 2013;

b.	1.5% of the Facility Cap if the Revolver Termination is after March 26, 2013 but before March 26, 2014;

c.	0.5% of the Facility Cap if the Revolver Termination is on or after March 26, 2014; and

d.	That there shall be no Minimum Termination Fee if the Revolver Termination occurs within five (5) days of the end of the term.

IV.)	Modified the definition of “Permitted Indebtedness” and “Fixed Charge Coverage Ratio”; and

V.)	Amended Section 3.1 of the Amended and Restated Credit Agreement by deleting “the LIBOR shall be not less than 2.0%” and replacing it with “the LIBOR shall be not less than 1.0%”.

We paid Capital Source a commitment fee of $80,000 in connection with the Amendment.

On July 27, 2012 the Facility Cap was increased from $8.0 million to $9.0 million.

On January 25, 2013 the Borrower and CapitalSource entered into the Second Amendment to the Amended and Restated Revolving Credit and Security Agreement, dated April 26, 2010. The Second Amendment:

I.)	Increased the Facility Cap to $10.0 million from $9.0 million; provided, that the Borrower may request to increase the Facility Cap twice during the term of the Amended and Restated Credit Agreement in increments of $1.0 million to a maximum of $12,000,000 on or after January 31, 2013;

II.)	Amended Annex 1 of the Credit Facility as follows:

a)	Deleted Section 2 of the Annex 1 in its entirety and replaced it with the following:

2. Minimum Cash Velocity

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each Test Period, measured as of the last day of each calendar month ending on or after December 31, 2012, Collections of Accounts of Borrowers collectively shall not be less than the Cash Velocity Percentage of Borrower’s net revenue for the Revenue Period less the bad debt expense recognized on the income statement for such Revenue Period.

b)	Added the following definition to the definitions set forth in such Annex in the appropriate alphabetic order:

“Cash Velocity Percentage” means (a) 80% for the period beginning December 31, 2012 and ending on March 31, 2013 and (b) 87.5% at all other times.

We paid Capital Source a commitment fee of $10,000 in connection with the Second Amendment.

Interest on outstanding advances under the Credit Facility is payable monthly in arrears on the first day of each calendar month at an effective rate of interest of 5.25%.

This credit agreement may limit our ability to issue dividends in the future.

On December 31, 2013 the available credit under the Credit Facility was approximately $5.7 million and the outstanding borrowing was approximately $4.3 million after netting compensating cash on hand.

NOTE K – RELATED PARTY TRANSACTIONS

Consulting Agreement

During 2013, 2012 and 2011, Steven Jones, a director of the Company, earned $254,394, $207,500 and $198,334, respectively, for various consulting work performed in connection with his duties as Executive Vice President of Finance. Mr. Jones is Chairman of the Compliance Committee. Mr. Jones also earned $72,500, $80,000 and $55,000 in corporate bonuses related to his consulting work in 2013, 2012 and 2011.

On May 3, 2010, the Company entered into a consulting agreement (the “Consulting Agreement”) with Steven Jones (the “Consultant” or “Mr. Jones”) whereby Mr. Jones would continue to provide consulting services to the Company in the capacity of Executive Vice President of Finance. The Consulting Agreement has an initial term from May 3, 2010 through April 30, 2013, which initial term automatically renews for additional one year periods unless either party provides notice of termination at least three months prior to the expiration of the initial term or any renewal term. In addition, the Company has the right to terminate the Consulting Agreement by giving written notice to the Consultant the year prior to the effective date of termination. The Consultant has the right to terminate the Consulting Agreement by giving written notice to the Company three months prior to the proposed termination date, provided, however, the Consultant is required to provide an additional three months of transition services to the Company upon reasonable request by the Company. The Consulting Agreement specifies an annual base retainer compensation of $180,000 per year, which was subsequently increased to $210,000 per year in April 2012. Mr. Jones annual compensation was increased to $250,000 on January 1, 2013. Mr. Jones is also eligible to receive an annual cash bonus based on the achievement of certain performance metrics with a target of 30% of his base retainer. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the CEO of the Company and approved by the Board of Directors. The Company also agreed that it would issue to the Consultant a warrant to purchase 450,000 shares of the Company’s common stock, which have all vested as of December 31, 2013.

NOTE L – RETIREMENT PLAN

We maintain a defined-contribution 401(k) retirement plan covering substantially all employees (as defined). Our employees may make voluntary contributions to the plan, subject to limitations based on IRS regulations and compensation. In addition, we match any employees’ contributions at the rate of 50% on the dollar up to a 4% employee contribution (2% Company match) of the respective employee’s salary. We made matching contributions of approximately $275,000, $220,000 and $105,000 during the years ended December 31, 2013, 2012 and 2011, respectively.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M – EQUITY TRANSACTIONS

Public Offering of Common Stock

In March 2013, the Company completed an offering of 3,322,500 shares of registered common stock, at a price of $3.00 per share, for gross proceeds of $10.0 million. The Company received approximately $9.2 million in net proceeds after deducting underwriting fees and offering costs of approximately $0.8 million.

Restricted Stock Awards

On April 27, 2011, the Company granted 24,000 shares of restricted stock to each of the five non-officer directors of the Company for a total of 120,000 shares of restricted stock. These directors were elected by the shareholders and the restricted stock award is for service on the Board of Directors only. Such restricted shares vest a rate of 2,000 shares per quarter on the last day of each calendar quarter beginning on June 30, 2011 and ending on March 31, 2014 so long as each director remains a member of the Board of Directors. The fair market value of each grant of restricted stock on the award date was deemed to be $34,560 or $1.44 per share, which was the closing price of the Company’s common stock on the day before the grant as approved by the board of directors. We recorded approximately $16,000, $71,000 and $90,000 of stock compensation expense for the years ended December 31, 2013, 2012 and 2011 related to this restricted stock.

The number and weighted average grant date fair values of restricted stock non-vested at the beginning and end of 2013 and 2012, as well as stock awards granted, vested and forfeited during the year are as follows:

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2011	90,000	$1.44
Granted in 2012	—	—
Vested in 2012	(50,000)	1.44
Forfeited in 2012	—	—

Nonvested at December 31, 2012	40,000	$1.44
Granted in 2013	—
Vested in 2013	(32,000)	$1.44
Forfeited in 2013	—

Nonvested at December 31, 2013	8,000	$1.44

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE N – SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended				Total
	03/31/13	06/30/13	09/30/13	12/31/13	2013
Net Revenues	$15,657	$15,603	$16,884	$18,323	$66,467
Gross Profit	$7,246	$7,157	$8,171	$9,163	$31,737
Net Income	$3	$273	$900	$857	$2,033
Net Income Per Common Share:
Basic	$0.00	$0.01	$0.02	$0.02	$0.04
Diluted	$0.00	$0.01	$0.02	$0.02	$0.04

Weighted Average Common Shares Outstanding – Basic	46,624	48,793	48,933	49,021	48,263

Weighted Average Common Shares Outstanding – Diluted	50,923	53,744	53,173	53,638	52,775

	Three Months Ended				Total
	03/31/12	06/30/12	09/30/12	12/31/12	2012
Net Revenues	$15,160	$15,611	$14,202	$14,894	$59,867
Gross Profit	$7,144	$7,367	$5,892	$6,433	$26,836
Net Income (Loss)	$603	$551	$(975)	$(114)	$65
Net Income (Loss) Per Common Share:
Basic	$0.01	$0.01	$(0.02)	$(0.00)	$0.00
Diluted	$0.01	$0.01	$(0.02)	$(0.00)	$0.00

Weighted Average Common Shares Outstanding – Basic	44,697	44,954	45,175	45,273	45,027

Weighted Average Common Shares Outstanding – Diluted	47,424	47,650	45,175	45,273	48,715

	Three Months Ended				Total
	03/31/11	06/30/11	09/30/11	12/31/11	2011
Net Revenues	$8,805	$10,466	$11,320	$12,893	$43,484
Gross Profit	$3,865	$4,656	$5,074	$5,833	$19,428
Net Income (Loss)	$(893)	$(293)	$(143)	$152	$(1,177)
Net Income (Loss) Per Common Share:

Basic	$(0.02)	$(0.01)	$(0.00)	$0.00	$(0.03)
Diluted	$(0.02)	$(0.01)	$(0.00)	$0.00	$(0.03)

Weighted Average Common Shares Outstanding – Basic	41,734	42,857	43,104	43,104	42,758

Weighted Average Common Shares Outstanding – Diluted	41,734	42,857	43,104	45,270	42,758

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O – SUBSEQUENT EVENT

On January 24, 2014 the Borrower and CapitalSource entered into a Third Amendment (the “Third Amendment”) to the Amended and Restated Credit Agreement. The terms of the Third Amendment amended the Annex I of the credit agreement to delete the definition of Cash Velocity Percentage in its entirety and to replace it with the following:

Cash Velocity Percentage – shall mean (a) 80% for the period beginning December 31, 2012 and ending on March 31, 2013, (b) 75% for the period beginning December 1, 2013 and ending on March 31, 2014 and (c) 87.5% at all other times.

End of Financial Statements

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$817
Printing and Engraving Expenses	$1,500
Accounting Fees and Expenses	$4,000
Legal Fees and Expenses	$8,000
Miscellaneous	$1,083

TOTAL	$15,400

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however such indemnification shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Bylaws also provide that the Company must indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against costs incurred by such person in connection with the defense or settlement of such action or suit. Such indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws provide that the Company must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the Company must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

The Bylaws provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with Section 78.752 of the Nevada Revised Statutes.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the Company’s Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4(2) of the Securities Act.

On February 2, 2009, the Company issued 300,000 shares of its common stock to the seller in connection with two agreements to purchase the assets (primarily laboratory equipment) of two laboratories, including settlement of certain amounts due to the owner of such laboratories.

On March 16, 2009, the Company and the Douglas M. VanOort Living Trust entered into a Subscription Agreement pursuant to which the Douglas M. VanOort Living Trust purchased 625,000 shares of the Company’s common stock at a purchase price of $0.80 per share.

On March 16, 2009, the Company and Mr. VanOort entered into a Warrant Agreement pursuant to which Mr. VanOort, subject to the vesting schedule described below, may purchase up to 625,000 shares of the Company’s common stock at an exercise price of $1.05 per share. The shares subject to the warrant vest pursuant to the vesting schedule set forth in the Warrant Agreement.

On July 24, 2009, the Company entered into a Common Stock Purchase Agreement with Abbott Laboratories, an Illinois corporation (“Abbott”), and consummated the issuance and sale to Abbott, for an aggregate purchase price of $4,767,000, of 3,500,000 shares of common stock, $0.001 par value per share.

On May 3, 2010, the Company and Steven C. Jones entered into a Warrant Agreement pursuant to which Mr. Jones, subject to the vesting schedule set forth in such Warrant Agreement, may purchase up to 450,000 shares of the Company’s common stock at an exercise price of $1.50 per share.

Between January 10, 2011 and January 12, 2011, the Parent Company entered into subscription agreements with certain investors (the “Investors”) pursuant to which the Company has sold to the Investors an aggregate of 2,001,667 shares (the “Shares”) of the Company’s common stock at a price of $1.50 per share (the “Common Stock Financing”). In connection with the Common Stock Financing, the Company also entered into registration rights agreements with the Investors.

The Investors include, among others, (i) the Douglas M. VanOort Living Trust (of which Douglas VanOort, Chief Executive Officer and Chairman of the Company’s Board of Directors, is affiliated), (ii) the Steven and Carisa Jones Defined Benefit Pension Plan & Trust (of which Steven Jones, Executive Vice President – Finance and a director of the Company, is affiliated), (iii) The George A. Cardoza Family Trust (of which George Cardoza, the Company’s Chief Financial Officer, is affiliated), (iv) Mark W. Smits (who is the Company’s Vice President of Sales and Marketing), and (v) Kevin C. Johnson (who is a director of the Company).

On April 27, 2011, the Parent Company granted 24,000 shares of restricted stock to each of the five non-officer directors of the Parent Company for a total of 120,000 restricted shares. These directors were elected by the shareholders and the stock award is for service on the board of directors only. Such restricted shares vest at a rate of 2,000 shares per quarter on the last day of each calendar quarter beginning on June 30, 2011 and ending on March 31, 2014 so long as each director remains a member of the Board of Directors. The fair market value of each grant of restricted stock on award date was deemed to be $34,560 or $1.44 per share, which was the closing price of the Parent Company’s common stock on the day before the grant as approved by the Board of Directors. The Parent Company has also agreed to reimburse each director $12,000 over the next six months to offset the income taxes due on such restricted stock awards, again provided they remain a Director of the Parent Company.

ITEM 16.	EXHIBITS

Exhibit No.	Description of Exhibit	Location

3.1	Articles of Incorporation, as amended	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on February 10, 1999

3.2	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on January 3, 2002	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on May 20, 2003

3.3	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on April 11, 2003	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on May 20, 2003

3.4	Amended and Restated Bylaws	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 14, 2009

4.1	Amended and Restated Equity Incentive Plan effective as of March 3, 2009	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 20, 2009

5.1	Opinion of Counsel	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the SEC on May 5, 2010.

10.1	Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.2	Amended and Restated Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. and individuals dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.3	Guaranty of NeoGenomics, Inc., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.4	Stock Pledge Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.5	Warrants issued to Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.6	Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 30, 2005

10.7	Amended and Restated Shareholders’ Agreement dated March 23, 2005 among Neogenomics, Inc., a Nevada corporation, Michael Dent, Aspen Select Healthcare, LP, John Elliot, Steven Jones and Larry Kuhnert	Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the SEC on November 28, 2008

10.8	Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

Exhibit No.	Description of Exhibit	Location

10.9	Registration Rights Agreement with Cornell Capital Partners, L.P. related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.10	Placement Agent Agreement with Spartan Securities Group, Ltd., related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 8, 2005

10.11	Amended and Restated Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.12	Amended and Restated Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated January 21, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.13	Amended and Restated Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.14	Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.15	Warrant Agreement between NeoGenomics, Inc. and SKL Family Limited Partnership, L.P. issued January 23, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.16	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 14, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.17	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 30, 2006	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 1, 2006

10.18	Agreement with Power3 Medical Products, Inc. regarding the Formation of Joint Venture & Issuance of Convertible Debenture and Related Securities	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on April 2, 2007

10.19	Securities Purchase Agreement, dated April 17, 2007, by and between NeoGenomics, Inc. and Power3 Medical Products, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, as filed with the SEC on May 15, 2007

10.20	Convertible Debenture, dated April 17, 2007, issued by Power3 Medical Products, Inc. to NeoGenomics, Inc. in the principal amount of $200,000	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, as filed with the SEC on May 15, 2007

10.21	Letter Agreement, by and between NeoGenomics, Inc. and Noble International Investments, Inc.	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 6, 2007

10.22	Subscription Documents	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 6, 2007

Exhibit No.	Description of Exhibit	Location

10.23	Investor Registration Right Agreement	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on July 6, 2007

10.24†	Revolving Credit and Security Agreement, dated February 1, 2008, by and between NeoGenomics, Inc., a Nevada corporation, NeoGenomics, Inc., a Florida corporation, and CapitalSource Finance LLC	Incorporated by reference to the Company’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, as filed with the SEC on February 17, 2011

10.25	Employment Agreement, dated March 12, 2008, between Neogenomics, Inc. and Mr. Robert P. Gasparini	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 14, 2008

10.26	Employment Agreement, dated June 24, 2008, between Neogenomics, Inc. and Mr. Jerome Dvonch	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed August 14, 2008

10.27	Common Stock Purchase Agreement, dated November 5, 2008, between Neogenomics, Inc., a Nevada corporation, and Fusion Capital Fund II, LLC	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.28	Registration Rights Agreement, dated November 5, 2008, between Neogenomics, Inc., a Nevada corporation, and Fusion Capital Fund II, LLC	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.29	Master Lease Agreement, dated November 5, 2008, between Neogenomics, Inc., a Florida corporation, and Leasing Technologies International Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.30	Guaranty Agreement, dated November 5, 2008, between Neogenomics, Inc., a Nevada corporation, and Leasing Technologies International, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.31	First Amendment to Revolving Credit and Security Agreement, dated November 3, 2008, among Neogenomics, Inc., a Florida corporation, Neogenomics, Inc., a Nevada corporation, and CapitalSource Finance LLC	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed November 7, 2008

10.32	Employment Agreement, dated March 16, 2009 between Mr. Douglas M. VanOort and NeoGenomics, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 20, 2009

10.33	Subscription Agreement dated March 16, 2009 between the Douglas M. VanOort Living Trust and NeoGenomics, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 20, 2009

10.34	Warrant Agreement dated March 16, 2009 between Mr. Douglas M. VanOort and NeoGenomics, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 20, 2009

Exhibit No.	Description of Exhibit	Location

10.35†	Second Amendment to Revolving Credit and Security Agreement, dated April 14, 2009, among NeoGenomics Laboratories, Inc., NeoGenomics, Inc., and CapitalSource Finance LLC	Incorporated by reference to the Company’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, as filed with the SEC on February 17, 2011

10.36	Common Stock Purchase Agreement dated July 24, 2009 between NeoGenomics, Inc. and Abbott Laboratories	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 30, 2009

10.37	Registration Rights Agreement dated July 24, 2009 between NeoGenomics, Inc. and Abbott Laboratories	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 30, 2009

10.38	Offer Letter dated July 22, 2009 between NeoGenomics, Inc. and Grant Carlson	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 30, 2009

10.39†	Strategic Supply Agreement dated July 24, 2009, between NeoGenomics Laboratories, Inc. and Abbott Molecular Inc.	Incorporated by reference to the Company’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, as filed with the SEC on February 17, 2011

10.40	Amended and Restated Employment Agreement dated October 28, 2009 between NeoGenomics, Inc. and Douglas M. VanOort	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on November 3, 2009

10.41	Offer Letter dated November 3, 2009 between NeoGenomics Laboratories, Inc. and George Cardoza	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2010.

10.42	Employment Letter dated November 3, 2009 between NeoGenomics Laboratories, Inc. and Jack G. Spitz	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2010.

10.43	Third Amendment to Revolving Credit and Security Agreement dated March 26, 2010 between NeoGenomics Laboratories, Inc., NeoGenomics, Inc., and CapitalSource Finance LLC	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 29, 2010.

10.44†	Amended and Restated Revolving Credit and Security Agreement dated April 26, 2010 between NeoGenomics Laboratories, Inc., NeoGenomics, Inc., and CapitalSource Finance LLC	Incorporated by reference to the Company’s Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2010, as filed with the SEC on February 17, 2011

10.45	Consulting Agreement dated May 3, 2010 between NeoGenomics, Inc. and Steven C. Jones.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 4, 2010

10.46	Warrant Agreement dated May 3, 2010 between NeoGenomics, Inc. and Steven C. Jones.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 4, 2010

Exhibit No.	Description of Exhibit	Location

10.47	Offer Letter between NeoGenomics Laboratories, Inc. and Marydawn Miller dated June 16, 2010	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, as filed with the SEC on August 16, 2010

10.48	Offer Letter between NeoGenomics Laboratories, Inc. and Mark Smits dated July 26, 2010	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 12, 2010

10.49	Master Lease Agreement dated September 9, 2011 between the Company and Garic, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, as filed with the SEC on October 25, 2011

10.50	Medical Services Agreement dated January 6, 2012 between Albitar Oncology Consulting, LLC and NeoGenomics Laboratories, Inc.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.51	Letter Agreement dated January 6, 2012 between NeoGenomics Laboratories, Inc. and Maher Albitar, M.D.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.52	Confidentiality and Non-Competition Agreement dated January 6, 2012 between NeoGenomics Laboratories, Inc. and Maher Albitar, M.D.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.53	Confidentiality, Title to Work Product and Non-Solicitation Agreement dated January 6, 2012 between NeoGenomics Laboratories, Inc. and Maher Albitar, M.D.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.54	Master License Agreement, dated January 6, 2012, between NeoGenomics Laboratories, Inc. and Health Discovery Corporation	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 11, 2012

10.55	Stock Option Agreement, dated February 14, 2012, between NeoGenomics Laboratories, Inc. and Douglas M. VanOort	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 12, 2012

10.56+	First Amendment to Amended and Restated Revolving Credit and Security Agreement dated March 26, 2012 among NeoGenomics, Inc., NeoGenomics Laboratories, Inc. and CapitalSource Finance LLC	Incorporated by reference to the Company’s Post Effective Amendment No. 2 as filed with the SEC on April 27, 2012

10.57	Purchase Agreement dated February 27, 2013 between NeoGenomics, Inc. and Craig Hallum Capital Group, LLC	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on February 28, 2013

10.58	Offer Letter between NeoGenomics Laboratories, Inc. and Steven Ross dated April 19, 2013	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on April 23, 2013

Exhibit No.	Description of Exhibit	Location

10.59	Confidentiality, Non-Solicitation and Non-Compete Agreement dated April 22, 2013 between NeoGenomics Laboratories, Inc. and Steven Ross	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on April 23, 2013

10.60	Third Amendment to Amended and Restated Credit and Security Agreement dated January 24, 2014 between NeoGenomics, Inc. and CapitalSource Finance LLC	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on February 24, 2014

14.1	NeoGenomics, Inc. Code of Ethics for Senior Financial Officers and the Principal Executive Officer	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 14, 2011

21.1	Subsidiaries of Neogenomics, Inc.	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2009

23.1	Consent of Kingery & Crouse, P.A.	Provided herewith

23.2	Consent of Burton, Bartlett & Glogovac	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the SEC on November 28, 2008.

101.1	The following materials formatted in Extensible Business Reporting Language (XBRL): (i) the Consolidated Balance Sheets as of December 31, 2013 and 2012, (ii) the Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011, (iii) the Consolidated Statements of Stockholders Equity for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, (iv) the Consolidated Statements of Cash Flows for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 and (v) related notes.	Provided herewith

†	Confidential treatment previously requested and granted with respect to certain portions, which portions were omitted and filed separately with the SEC.
+	Confidential treatment has been requested as to certain portions of this Exhibit. Such portions have been omitted and filed separately with the SEC.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Myers, state of Florida, on April 30, 2014.

NEOGENOMICS, INC.

By:	/s/ Douglas M. VanOort
Name:	Douglas M. VanOort
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signatures	Title(s)	Date

/s/ Douglas M. VanOort Douglas M. VanOort	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 30, 2014

/s/ Steven C. Jones Steven C. Jones	Executive Vice President, Finance and Director	April 30, 2014

/s/ George Cardoza George Cardoza	Chief Financial Officer (Principal Financial Officer)	April 30, 2014

/s/ Edwin F. Weidig III Edwin F. Weidig III	Director of Finance (Principal Accounting Officer)	April 30, 2014

/s/ Michael T. Dent Michael T. Dent, M.D.	Director	April 30, 2014

/s/ Kevin C. Johnson Kevin C. Johnson	Director	April 30, 2014

/s/ William J. Robison William J. Robison	Director	April 30, 2014

/s/ Raymond R. Hipp Raymond R. Hipp	Director	April 30, 2014